Exhibit 10.1

EXECUTION VERSION

FINANCING AGREEMENT

Dated as of July 31, 2014

by and among

AURORA DIAGNOSTICS, LLC,

as Borrower,

AURORA DIAGNOSTICS HOLDINGS, LLC AND EACH SUBSIDIARY OF AURORA

DIAGNOSTICS, LLC

LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

CERBERUS BUSINESS FINANCE, LLC,

as Administrative Agent and as Collateral Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Specified Earnouts
Schedule 1.01(C)	Seller Notes
Schedule 1.01(D)	Operational Efficiencies and other Synergies
Schedule 1.01(E)	Consolidated EBITDA
Schedule 1.01(F)	Permitted Restricted Payment
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Affiliated Practice Pledge Agreement
Exhibit F	Form of Collateral Assignment of Nominee Agreement
Exhibit G	Form of Collateral Assignment of Purchase Agreement
Exhibit H	Form of Collateral Assignment of Services Agreement
Exhibit I	Form of Collateral Assignment of Management Agreement
Exhibit J	Form of Seller Note
Exhibit K	Form of Earnout Amount Terms
Exhibit L	Form of Subordination Terms

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FINANCING AGREEMENT

Financing Agreement, dated as of July 31, 2014, by and among Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Parent”), Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan in the aggregate principal amount of $165,000,000, (b) a delayed draw term loan in the aggregate principal amount of $25,000,000, and (c) a revolving credit facility in an aggregate principal amount not to exceed $30,000,000 at any time outstanding. The proceeds of the term loans and the loans made under the revolving credit facility shall be used to refinance existing indebtedness of the Borrower, for general working capital purposes of the Loan Parties and their Subsidiaries (as hereinafter defined), to fund Permitted Acquisitions (as hereinafter defined), for any other purposes not prohibited by this Agreement (as hereinafter defined) and to pay fees and expenses related to this Agreement and the foregoing (such fees and expenses, the “Transaction Costs”). The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01     Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Accounts” means all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence.

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Acquired Account” has the meaning specified therefor in Section 8.01(b).

“Acquired Cash Management Bank” has the meaning specified therefor in Section 8.01(d).

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Action” has the meaning specified therefor in Section 7.01(a)(xiv).

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Lender” has the meaning specified therefor in Section 2.11(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Affiliated Practice” means any physician-owned professional organization, association, corporation, partnership, limited liability company or other legal entity the ownership of the Equity Interests of which is limited to licensed physicians or a revocable trust of which a licensed physician is a trustee, in each case, under applicable law.

“Affiliated Practice Agreements” means each Management Agreement, Nominee Agreement and Services Agreement.

“Affiliated Practice Pledge Agreement” means any Affiliated Practice Pledge Agreement executed and delivered by the applicable Loan Parties and the applicable Nominee in favor of the Collateral Agent, substantially in the form of Exhibit E or such other form reasonably acceptable to the Collateral Agent and the Borrower.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, restatements, amendments and restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(aa).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law applicable to the Parent and its Subsidiaries and their respective Affiliates relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the Loan Parties operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 6.00%, and (b) any LIBOR Rate Loan or any portion thereof, 7.00%.

“Applicable Prepayment Premium” has the meaning specified therefor in the Fee Letter.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the Administrative Agent and the Borrower, in each case, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Collateral Agent and the Borrower.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Baseline Earnout Amounts” means, for any period, with respect to any Permitted Acquisition, the unpaid portion of the Earnout Amount for all future periods payable pursuant to the agreement governing such Earnout Amount assuming that the

Consolidated EBITDA of the target used to establish the Earnout Amount by the parties to such agreement remains constant for the term of such Earnout Amount.

“Blocked Person” means any Person:

(a)     that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; or (ii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)     that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the governing body of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors (or managers) of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“CAP” means the College of American Pathologists.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the reinvestment of Net Cash Proceeds of Dispositions and Extraordinary Receipts in accordance with this Agreement, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests so long as the Borrower is not required to make a prepayment of the Loans with such proceeds pursuant to Section 2.05(c)(v), (iii) a Permitted Acquisition or any other Permitted Investment, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (v) expenditures made with tenant allowances received by the Parent or any of its Subsidiaries from landlords in the ordinary course of business and subsequently capitalized, (vi) expenditures made in connection with any Acquisition or Investment made prior to the Effective Date, (vii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation, (viii) that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP, and (ix) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary formed for the purpose of facilitating self-insurance programs of the Parent and/or its Subsidiaries.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the accounts of each Loan Party maintained at one or more Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Cerberus” has the meaning specified therefor in the preamble hereto.

“CHAMPUS” means the United States Department of Defense Civilian Health and Medical Programs of the Uniformed Service or any successor thereto, including, without limitation, TRICARE.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)     the Permitted Holders cease beneficially and of record to own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the aggregate outstanding voting or economic power of the Equity Interests of the Parent;

(b)     during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company) (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority of the directors of the Parent (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent (or its direct or indirect ultimate parent holding company);

(c)     the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 99% of the aggregate voting or economic power of the Equity Interests of the Borrower, free and clear of all Liens (other than Permitted Specified Liens); provided, that the remaining 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower shall be held by an employee or director of the Borrower for tax structuring purposes; provided, further, that such employee or director executes a non-recourse pledge of such 1% ownership interest in favor of the Collateral Agent, for the benefit of the Secured Parties;

(d)     the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party (other than the Borrower) and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)), free and clear of all Liens (other than Permitted Specified Liens); or

(e)     a “Change of Control” (or any comparable term or provision) under or with respect to any Indebtedness of the Parent or any of its Subsidiaries in a principal amount exceeding $5,000,000.

“Changed Circumstance Notice” has the meaning specified therefor in Section 2.11(b).

“CLIA” means the Clinical Laboratory Improvement Amendment as set forth at 42 U.S.C 263a and the regulations promulgated thereunder, as amended.

“CMS” means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof, including the HCFA.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collateral Assignment of Management Agreement” means any Collateral Assignment of Management Agreement executed and delivered by a Loan Party and the applicable Affiliated Practice in favor of the Collateral Agent, substantially in the form of Exhibit I or such other form reasonably acceptable to the Collateral Agent and the Borrower.

“Collateral Assignment of Nominee Agreement” means any Collateral Assignment of Nominee Agreement (or Non-Alienation Agreement, as applicable) executed and delivered by a Loan Party and Nominee in favor of the Collateral Agent, substantially in the form of Exhibit F or such other form reasonably acceptable to the Collateral Agent and the Borrower.

“Collateral Assignment of Purchase Agreement” means any Collateral Assignment of Purchase Agreement executed and delivered by the applicable Loan Parties and the sellers under the applicable purchase agreement in favor of the Collateral Agent, substantially in the form of Exhibit G or such other form reasonably acceptable to the Collateral Agent and the Borrower.

“Collateral Assignment of Services Agreement” means any Collateral Assignment of Services Agreement executed and delivered by the applicable Loan Parties and the applicable Affiliated Practice in favor of the Collateral Agent, substantially in the form of Exhibit H or such other form reasonably acceptable to the Collateral Agent and the Borrower.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Effective Date Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, (a) gross cash interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) to the extent included in clause (a) above, upfront cash fees payable in connection with Hedging Agreements, less (c) cash interest income.

“Consolidated EBITDA” means, for any period, an amount determined for any Person and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Net Interest Expense, plus (c) Consolidated Tax Expense (including Tax Distributions to the extent deducted from Consolidated Net Income), plus (d) total depreciation expense, plus (e) total amortization expense (including, without limitation, amortization of goodwill, software and other intangible assets) and impairment of goodwill and other intangible assets, plus (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), including, without limitation, any non-Cash charge required by GAAP related to “fair value” of any Earnout Amounts, plus (g) (i) management fees to the Sponsors or any of their Affiliates in the amounts and the times specified in the Management Services Agreement, as in effect on the Effective Date, (ii) consulting fees, advisory fees or similar fees to the Sponsors or any of its Affiliates pursuant to the terms of the Management Services Agreement, as in effect on the Effective Date, and (iii) expenses and indemnities reimbursable to the Sponsors or any of their Affiliates under the Management Services Agreement as in effect on the Effective Date, plus (h) costs, fees, expenses, charges, discounts and premiums incurred during the period prior to the Effective Date through and including 60 days after the Effective Date in connection with the transactions contemplated by the Loan Documents, including, without limitation, any of the foregoing incurred with respect to the Existing Credit Facility, and costs, fees, expenses, charges, discounts and premiums incurred after the Effective Date with respect to any amendment, consent, waiver or other modification relating to the Loan Documents, (i) costs, fees, expenses, charges, discounts and premiums incurred after the Effective Date in connection with transactions permitted by the Loan Documents (whether or not consummated and including Permitted Acquisitions, issuances of Indebtedness, Investments, Dispositions of assets and sales of Equity Interests), plus (j) fees and expenses payable to Haverford pursuant to the Consulting Agreement as in effect on the Effective Date, plus (k) the cumulative effect of any accounting changes described in the definition of GAAP and purchase price accounting principles, plus (l) cost savings and expenses or charges incurred in connection with any Permitted Acquisition consisting of (i) reporting systems upgrades and controls and tests related thereto after the Effective Date for newly acquired labs or Loan Parties (but not regular maintenance costs of such reporting systems) to the extent the actions related thereto are undertaken within 60 days of the consummation of such Permitted Acquisition, (ii) one-time severance costs and/or reduction in compensation costs to the extent the actions underlying such costs are taken within 60 days of the consummation of such Permitted Acquisition, (iii) one-time headcount reduction with respect to employees to the extent (A) effectuated within 60 days of the consummation of such Permitted Acquisition and (B) such employees are not intended to be replaced, (iv) lease terminations or modifications to the extent actually implemented within 60 days of consummation of such Permitted Acquisition, (v) the transition to (or if more favorable, from) the contracts of the target acquired in such Permitted Acquisition to the extent such cost savings under this clause (v) are reasonably identifiable, factually supportable, directly related to such transition and documented and the actions related thereto are undertaken within 120 days of consummation of such Permitted Acquisition and (vi) as otherwise approved by the Agents in accordance with Section 7.03(d), in the case of clauses (i) through (v) of this clause (l), in an aggregate amount not to exceed in any 12 month period the greater of (1) $5,000,000 and (2) ten percent (10.00%) of the pro forma Consolidated EBITDA of the Parent and its Subsidiaries after giving effect to such Permitted Acquisition, plus (m) any out-of-pocket costs or expenses incurred pursuant to the implementation, administration and management of any management equity plan or stock option plan or other management or employee benefit plan or agreement, any management or employee stock-based compensation agreement, or any stock subscription or shareholder agreement in an aggregate amount not to exceed $250,000 in each Fiscal Year, plus (n) any non-Cash expenses resulting from any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement of employees of any Loan Party, plus (o) (i) reasonably identifiable pro forma costs savings directly attributable to operational efficiencies and other synergies expected by the Parent and its Subsidiaries to be realized from expense reduction programs (including, without limitation, laboratory consolidations) and the expenses or charges incurred in connection therewith, in each case, as set forth on Schedule 1.01(D), and (ii) other reasonably identifiable pro forma costs savings directly attributable to operational efficiencies and other synergies expected by the Parent and its Subsidiaries to be realized from newly-instituted expense reduction programs (including, without limitation, laboratory consolidations) not contemplated by Schedule 1.01(D) and the expenses or charges incurred in connection therewith, which initiatives have been implemented and which cost savings are reasonably expected by the Borrower to be realized within 12 months of the applicable date of determination, and which cost savings are factually supportable and can be reasonably computed, in an aggregate amount not to exceed (x) $1,000,000 in any 12 month period plus (y) in the case of headcount reductions (including severance payments) and facility closures or consolidations (including lease termination payments) additional amounts so long as the aggregate amount of all adjustments under this clause (o) do not exceed $3,000,000 in any 12 month period, plus (p) non-recurring costs, fees and expenses incurred for third party consultants retained by the Parent or its Subsidiaries to assist the Parent and its Subsidiaries with certain projects specified in writing by the chief financial officer of the Parent, in an aggregate amount not to exceed $1,500,000 in any 12 month period, plus (q) letter of credit fees not to exceed $50,000 in the aggregate in any 12 month period, plus (r) costs, fees and expenses incurred after the Effective Date with respect to the implementation of reporting systems upgrades and controls and testing related thereto with respect to the Loan Parties and their Subsidiaries as of the Effective Date (and not regular maintenance costs of reporting software) in an aggregate amount in any 12 month period not to exceed $850,000 to the extent such costs, fees and expenses are (1) reasonably identifiable with respect to such upgrades and (2) factually supportable, minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period or amortization of a prepaid cash item that was paid in a prior period), plus (b) other income (other than interest income). With respect to any period identified on Schedule 1.01(E), the amount shown on Schedule 1.01(E) as the Consolidated EBITDA for that period shall be used herein for all purposes.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person (other than a Subsidiary) in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries, (d) any after tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan and (e) any net extraordinary gains or net extraordinary losses to the extent included in the calculation of net income.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) interest income for such period.

“Consolidated Tax Expense” means, for any period, the tax expense of a Person and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consulting Agreement” means that certain Consulting Agreement, dated as of June 2, 2006, among the Borrower, the Parent and Haverford.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (a) any product warranties extended in the ordinary course of business, (b) endorsements of instruments for deposit or collection in the ordinary course of business or (c) indemnities incurred in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“CPT” means the Current Procedural Terminology medical code set maintained by the American Medical Association through the CPT Editorial Panel.

“Cure Deadline” has the meaning specified therefor in Section 9.02.

“Cure Right” has the meaning specified therefor in Section 9.02.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied (other than to the extent the Required Lenders have waived such condition precedent in accordance with this Agreement, in which case the foregoing exception shall not apply)), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied (other than to the extent the Required Lenders have waived such condition precedent in accordance with this Agreement, in which case the foregoing exception shall not apply)), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans after the Effective Date, the percentage obtained by dividing (i) such Lender’s Delayed Draw Term Loan Commitment, by (ii) the Total Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrower after the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Delayed Draw Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (ii) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.05(a)(ii) or Section 9.01 and (iii) 5:00 p.m. on July 31, 2015 (unless otherwise extended in writing by the Lenders with a Delayed Draw Term Loan Commitment).

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification) or (c), any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Earnout Amount” means any amount which is owed by any Loan Party to any Person (or any Affiliate of or successor to such Person), which is (or, prior to a determination of the amount thereof, was) a contingent obligation (which may be evidenced by a contingent promissory note) based on the financial performance of such Loan Party and which is, in substance, an amount owing on account of the unpaid portion of the purchase price for (a) Equity Interests of any Loan Party, or (b) assets comprising the business, or a portion thereof, of any Loan Party which, in either case, was acquired from such Person or an Affiliate of such Person by any Loan Party.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Effective Date Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i) such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment.

“Effective Date Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrower on the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Effective Date Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other written communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or Release of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition on or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities (other than Indebtedness, unless and until so converted or exchanged) convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments on the Loans made pursuant to Section 2.03(b) during such period and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness (other than the Revolving Loans) or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) Consolidated Tax Expense (including any Tax Distributions) paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period), (vii) any Permitted Investment and Permitted Restricted Payments, in each case, actually made in cash during such period ((x) except to the extent financed through the incurrence of Indebtedness (other than the Revolving Loans) and (y) without duplication of any amounts deduced from excess cash flow payments for a prior period), (viii) cash charges, expenses or losses added to Consolidated EBITDA pursuant to clauses (g), (h), (i), (j), (l), (m), (o), (p), (q) and (r) of the definition of Consolidated EBITDA, (ix) the aggregate amount of all extraordinary, unusual or non-recurring cash losses to the extent excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof, (x) the amount, if any, which, in the determination of Consolidated EBITDA for such period, has been included in respect of income or gain from Dispositions of the Parent and its Subsidiaries to the extent utilized to repay or prepay Loans pursuant to Section 2.05(c), and (xi) payments in respect of Earnout Amounts so long as such payments are not deducted in calculating Consolidated Net Income of such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account or securities account specifically and exclusively used to hold Tax and Trust Funds, (b) any Petty Cash Accounts, (c) any deposit account in which Government Receivables are deposited, (d) any deposit or securities account specifically and exclusively used to hold cash collateral constituting a Permitted Lien, and (e) to the extent agreed in writing by the Collateral Agent, specific accounts payable disbursement accounts which are zero balance accounts.

“Excluded Subsidiary” means (i) any Non-Wholly Owned Subsidiary that is legally prohibited from guaranteeing the Indebtedness of any other Person (other than a Wholly-Owned Subsidiary of such Non-Wholly Owned Subsidiary) pursuant to Requirements of Law, (ii) any Captive Insurance Subsidiary, (iii) any Subsidiary of the Parent that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code, (iv) Western Pathology Consultants, Drs. Sweeney, Hayashi, Manson and Chaun, Ltd. and (v) Laboratory Medicine Consultants, Ltd.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) in the case of a Lender, such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or, in the case of any other Recipient, such Recipient becomes a party hereto (or in each case, if such Recipient is an intermediary, partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Recipient becomes a beneficiary, partner or member thereof, if later) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Facility” means the Amended and Restated Credit and Guaranty Agreement, dated as of December 20, 2010, by and among the Loan Parties, the various lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, Barclays Capital, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as syndication agent and UBS Securities LLC, as documentation agent, as amended, supplemented or otherwise modified prior to the Effective Date.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business consisting of (a) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), and (b) condemnation awards (and payments in lieu thereof).

“Facility” means, as of any date of determination, any real property then owned or leased by the Parent or any of its Subsidiaries (including any New Facility hereafter acquired by the Parent or any of its Subsidiaries), including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code.

“FCPA” has the meaning specified therefor in Section 6.01(aa).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Borrower and the Collateral Agent.

“Final Maturity Date” means the earliest of (i) July 31, 2019, (ii) October 14, 2017 in the event that the maturity date of the Senior Unsecured Notes (or any Permitted Refinancing Indebtedness in respect thereof) has not been extended to October 31, 2019 or a later date on or before October 14, 2017, and (iii) the date that the Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Financial Statements” means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related consolidated statement of operations, members’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the five (5) months ended May 31, 2014, and the related consolidated statement of operations and cash flows for the five (5) months then ended.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

“Foreign Official” has the meaning specified therefor in Section 7.02(s).

“Foreign Subsidiary” means any Subsidiary of the Parent that is not a Domestic Subsidiary.

“Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the Parent and its Subsidiaries, the Loans.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed to effectuate its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Government Receivables” shall mean, collectively, any and all (a) Accounts arising under any Medical Reimbursement Program, and (b) any other Accounts payable by a Governmental Authority if the applicable Loan Party is not permitted under the Requirements of Law to deposit such Accounts into a deposit account or securities account subject to a Control Agreement.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Greensboro Clinical Business” means the clinical business of the Parent and its Subsidiaries located in Greensboro, North Carolina.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) the Parent and each Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees in writing, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations, it being understood and agreed that no Excluded Subsidiaries of the Parent shall be Guarantors.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Haverford” means Haverford Capital Advisors, Inc.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that endangers the environment or human health or safety, including, without limitation, any pollutant, contaminant, hazardous waste or toxic substance which is defined or identified in any Environmental Law and which is present in the environment in such quantity that it violates any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

“HCFA” means the United States Health Care Financing Administration and any successor thereto, including CMS.

“Healthcare Laws” has the meaning specified therefor in Section 7.01(a)(xiv).

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“HHS” means the United States Department of Health and Human Services and any successor statute thereof.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936 and regulations promulgated thereunder, as amended from time to time.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services, including, without limitation, the Earnout Amounts and the Seller Notes (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 120 days after the due date of such payable, any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person and any deferred compensation payable to executives and other employees of such Person in the ordinary course of such Person’s business); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of any of the foregoing; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. Notwithstanding the foregoing, the amount of Indebtedness in which recourse is limited to an identified asset shall be equal to the lesser of (A) the amount of such obligation and (B) the fair market value of such asset. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Contracts” means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Cash Interest Expense of such Person for such period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; provided, that transactions between Loan Parties or Subsidiaries thereof, and Affiliated Practices, that are conducted in the ordinary course of business consistent with past practices (other than as necessary to comply with changes in “corporate practice of medicine” laws and rules and regulations after the Effective Date) and in accordance with the terms of applicable Affiliated Practice Agreements shall not constitute “Investments” hereunder. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all returns of principal and other cash returns thereof.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Lease” means any lease of real property (other than a Capitalized Lease) to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) (i) all Indebtedness described in clauses (a), (b), (c) and (e) in the definition thereof of such Person and its Subsidiaries as of the end of such period (including, without duplication, all Indebtedness with respect to the Senior Unsecured Notes (and any Permitted Refinancing Indebtedness in respect thereof) and the Seller Notes, but excluding any Earnout Amount, purchase price adjustment, working capital adjustment or similar obligation) minus (ii) the amount of Qualified Leverage Cash as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).

“LIBOR Notice” means a written notice substantially in the form of Exhibit D.

“LIBOR Option” has the meaning specified therefor in Section 2.07(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 1.25%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan (other than a Reference Rate Loan) that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security (other than limitations on the transfer of Equity Interests imposed by applicable securities laws or any Person’s Governing Documents).

“Loan” means the Term Loan or any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, any Collateral Assignment of Management Agreement, any Collateral Assignment of Nominee Agreement, any Collateral Assignment of Purchase Agreement, any Collateral Assignment of Services Agreement, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, any landlord waiver, any collateral access agreement, the Perfection Certificate and any other agreement, instrument, certificate, report and other document required to be executed and delivered by a Loan Party pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Management Agreement” means any Management Agreement entered into between any Loan Party and an Affiliated Practice.

“Management Services Agreement” means the Aurora Diagnostics, LLC Management Services Agreement, dated as of June 2, 2006 among Sponsors and the Borrower, as amended and in effect on the date hereof.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment obligations and other material obligations, in each case, under any Loan Document, (c) the legality, validity or enforceability against a Loan Party of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any part of the Collateral having a fair market value in excess of $5,000,000.

“Material Contract” means, with respect to any Person, all contracts or agreements (other than those evidencing or governing Indebtedness) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Medicaid” means that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria.

“Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statues and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medical Reimbursement Programs” means the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other healthcare program operated by or financed in whole in part by any Governmental Authority and/or any other non-government funded third party payor programs.

“Medicare” means that government-sponsored entitled program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.

“Medicare Provider Agreement” means an agreement entered into by CMS or such other entity administering the Medicare Program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the HHS, CMS, the OIG, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent (or any trustee for the benefit of the Collateral Agent) for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement) together with interest, fees, and premiums or penalties related thereto, (b) reasonable expenses related thereto (including fees, indemnity, discounts and commissions) incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, (d) income or gains taxes estimated in good faith to be payable by the seller as a result of any gain recognized in connection with such Disposition during the tax period the sale occurs (after taking into account any applicable tax credits or deductions and any tax sharing arrangements), (e) amounts provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations or purchase price adjustments associated with such Disposition or (ii) any other liabilities retained by the Parent or any of its Subsidiaries associated with the properties sold in such Disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liability and indemnification obligations associated with such Disposition and (f) any amount funded into an escrow established pursuant to the documents evidencing any such Disposition to secure or otherwise provide for any indemnification obligations or adjustments to the purchase price; provided, that, in any case, upon release of any such reserves or escrow, the amount released shall be considered Net Cash Proceeds, in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses and taxes referred to in clause (d) above, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(m).

“New Lending Office” has the meaning specified therefor in Section 2.09(f).

“Nominee” means the Person who is the legal owner of the Equity Interests of an Affiliated Practice.

“Nominee Agreement” means any Nominee Agreement entered into between a Loan Party and a Nominee.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(f).

“Non-Wholly Owned Subsidiary” means a Subsidiary of a Person that is not a Wholly Owned Subsidiary.

“Notice Date” has the meaning specified therefor in Section 7.01(a)(xiv).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent (in its sole discretion) may elect to pay or advance on behalf of such Person, to the extent permitted by the terms of the Loan Documents.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“OIG” means the Office of Inspector General of HHS and any successor thereto.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.12).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 875 Third Avenue, New York, New York 10022, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

(a)     no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)     to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 5.02 shall have been satisfied;

(c)     the Borrower shall have furnished to the Agents at least 5 Business Days prior to the proposed consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and the deal summary prepared by Haverford for the Borrower with respect to such Acquisition (such deal summary to be substantially in the form of deal summary delivered to the Agents prior to the Effective Date), (ii) with respect to the target of such Acquisition, a calculation reflecting pro forma Consolidated EBITDA of such Person for the four (4) fiscal quarters most recently ended (including giving effect to the adjustments set forth in clause (l) of the definition of Consolidated EBITDA), as a result of the consummation of such Acquisition, and (iii) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance, as at the end of the most recently ended fiscal quarter period for which financial statements have been or were required to be delivered hereunder with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition;

(d)     the agreements relating to such Acquisition shall provide that (i) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for obligations incurred in the ordinary course of business in operating the property so acquired and necessary or desirable to the continued operation of such property and except for Permitted Indebtedness), and (ii) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (ii) then concurrently with such Acquisition such Lien shall be released);

(e)     such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person or the continuing or surviving Person shall become a Loan Party concurrently therewith;

(f)     the assets being acquired or the Person whose Equity Interests are being acquired did not have pro forma negative Consolidated EBITDA during the 4 consecutive quarter period most recently concluded prior to the date of the proposed Acquisition for which financial statements have then been or were required to be delivered by the Loan Parties hereunder;

(g)     the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, comply with Section 6.01(l);

(h)     the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(i)     such Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Parent or any of its Subsidiaries or an Affiliate thereof;

(j)     the terms of any Seller Notes issued in connection with such transaction shall contain the terms substantially set forth on Exhibit J (including, without limitation, the subordination provisions set forth therein) or otherwise be reasonably satisfactory to the Agents;

(k)     the terms of any Earnout Amounts issued in connection with such transaction shall (1) be substantially the same as the terms set forth on Exhibit K or to the extent different in any material respect therefrom or adverse in any material respect to the Loan Parties or Secured Parties, otherwise reasonably satisfactory to the Agents, (2) be subject to subordination provisions set forth on Exhibit K or otherwise reasonably satisfactory to the Agents, and (3) not provide for any guaranteed Earnout Amount not based upon the CPT code unit volume, revenues or Consolidated EBITDA of the target unless approved by the Agents (such approval not to be unreasonably withheld);

(l)     any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required as and when required by Section 7.01(b); and

(m)     if (i) the Purchase Price payable in respect of any single Acquisition or series of related Acquisitions exceeds 5 times the Consolidated EBITDA of the target of the Acquisition during the consecutive 4 fiscal quarter period most recently concluded prior to the date of the proposed Acquisition for which financial statements have been or were required to be delivered by the Loan Parties hereunder in the aggregate, (ii) the Purchase Price payable in respect of any single Acquisition or series of related Acquisitions exceeds $15,000,000 in the aggregate, or (iii) the cash Purchase Price payable at the closing of such Acquisition in respect of any single Acquisition or series of related Acquisitions exceeds $10,000,000 in the aggregate, the Required Lenders shall have consented in writing to such Acquisition.

“Permitted Agreement” means any agreement relating to a transaction not otherwise permitted under Section 7.02 to the extent such agreement (a) is a non-binding letter of intent (subject to provisions which are customarily binding in letters of intent (such as confidentiality, governing law, exclusivity, etc.)), (b) expressly requires as a condition to the effectiveness of the consummation of the transactions contemplated thereby the obtaining of any approval required hereunder to effectuate such transaction or (c) contemplates the occurrence of the Termination Date concurrently with the consummation of the transactions contemplated thereby.

“Permitted Cure Equity” means Qualified Equity Interests of the Parent.

“Permitted Disposition” means:

(a)     sale of Inventory in the ordinary course of business;

(b)     licensing or sublicensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(c)     leasing or subleasing assets in the ordinary course of business;

(d)    (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(e)     any involuntary loss, damage or destruction of property;

(f)     any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property (or voluntary Disposition in lieu thereof);

(g)     transfers of assets (i) from a Loan Party to another Loan Party (other than the Parent), and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(h)     transactions involving Affiliated Practices conducted in the ordinary course of business consistent with past practices (other than as necessary to comply with changes in “corporate practice of medicine” laws and rules and regulations after the Effective Date), and in accordance with the terms of the applicable Affiliated Practice Agreements;

(i)     Disposition of obsolete, surplus, uneconomical or worn-out property in the ordinary course of business;

(j)     use and disposition of cash and Cash Equivalents in the ordinary course of business;

(k)     the making of Permitted Investments and Permitted Restricted Payments and the granting of Permitted Liens;

(l)     Dispositions (including discounts, cancellation or forgiveness) of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(m)     Dispositions in connection with the unwinding of any Hedging Agreement pursuant to its terms;

(n)     any surrender, waiver, settlement, compromise, modification or release of contractual rights in the ordinary course of business, or the settlement, release or surrender of tort or other claims of any kind;

(o)     Dispositions of equipment or similar type of property to the extent that (i) such equipment or property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(p)     Disposition of the Greensboro Clinical Business;

(q)     Disposition of property or assets not otherwise permitted in clauses (a) through (p) above for cash in an aggregate amount not less than the fair market value of such property or assets;

provided that (1) the percentage of Consolidated EBITDA attributable to such Dispositions (including the proposed Disposition) in the case of clauses (p) and (q) above, does not exceed 10% of Consolidated EBITDA (determined at the time of such proposed Disposition) in the aggregate in any 12 month period and (2) in the case of clauses (i), (p) and (q), are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(vi).

“Permitted Holder” means Summit Partners, L.P. and KRG Capital Partners, LLC or any Controlled Investment Affiliate thereof, including Summit Ventures VI-A, L.P., SV VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners Private Equity Fund VII-A, L.P. and SPPE Fund VII-B, L.P.

“Permitted Indebtedness” means:

(a)     any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)     any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)     Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)     Permitted Intercompany Investments;

(e)     Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds or similar obligations;

(f)     Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of (excluding any market rate fee charged with respect thereto), and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g)     the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)     Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(i)     liabilities in respect of (i) any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party or (ii) escrowed amounts, in each case, incurred in connection with the consummation of one or more Permitted Acquisitions, other Permitted Investments or any Permitted Disposition;

(j)     Indebtedness of a Person whose assets or Equity Interests are acquired by the Parent or any of its Subsidiaries in a Permitted Acquisition in an aggregate amount not to exceed $500,000 at any one time outstanding; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k)     unsecured Indebtedness with respect to the Earnout Amounts and the Seller Notes (and guaranties by the Loan Parties and/or their Subsidiaries with respect thereto) owing to any Seller that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions;

(l)     unsecured Indebtedness, in an amount not to exceed $1,000,000 at any one time outstanding, consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees (or their spouses or estates) of the Parent any of its Subsidiaries to purchase or redeem Equity Interests of the Parent issued to such director, consultant, manager, officer or employee;

(m)     standby or documentary letters of credit issued on behalf of the Parent and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time;

(n)     Subordinated Indebtedness other than Subordinated Indebtedness described in clause (k) above in an aggregate amount not exceeding $35,000,000 at any time outstanding;

(o)     Indebtedness with respect to the Earnout Amounts incurred in connection with the acquisition of the entities listed on Schedule 1.01(B);

(p)     Indebtedness with respect to the Senior Unsecured Notes and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(q)     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided, however, that such Indebtedness is extinguished within 2 Business Days of incurrence;

(r)     Contingent Obligations in respect of Indebtedness permitted to be incurred pursuant to this definition;

(s)     Indebtedness constituting Permitted Investments; and

(t)     other Indebtedness of the Parent and its Subsidiaries in an aggregate amount not to exceed at any time $5,000,000, provided, that not more than $2,000,000 of such Indebtedness may be secured Indebtedness;

provided, that no Indebtedness otherwise permitted by clauses (b) (with respect to Permitted Refinancing Indebtedness), (c), (l), (n), (p) or (t) shall be assumed, created or otherwise refinanced if an Event of Default has occurred or would result therefrom at the time of such assumption, creation or refinancing.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to or in a Subsidiary or joint venture that is not a Loan Party so long as (i) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties or joint ventures does not exceed $1,500,000 at any time outstanding, and (ii) no Default or Event of Default has occurred and is continuing either before or after giving effect to such Investment.

“Permitted Investments” means:

(a)     Investments in cash and Cash Equivalents;

(b)     Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)     advances made in connection with purchases of goods or services in the ordinary course of business;

(d)     Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)     Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule (unless such increase is otherwise permitted under another clause of this definition), or any other modification of the terms thereof;

(f)     Permitted Intercompany Investments;

(g)     Investments made in, and Investments made by, a Captive Insurance Subsidiary in the ordinary course of business pursuant to a self-insurance program and corporate costs and expenses;

(h)     Indebtedness constituting an Investment to the extent permitted under Section 7.02(b);

(i)     loans and advances to employees of the Parent and its Subsidiaries (x) made in the ordinary course of business and described on Schedule 7.02(e), and (y) any refinancings of such loans after the Effective Date in an aggregate amount not to exceed $250,000;

(j)     Investments consisting of the creation or acquisition of a new Subsidiary to the extent such Subsidiary has complied with any applicable requirements of Section 7.01(b);

(k)     any Loan Party may capitalize or forgive any Indebtedness owed to them by any other Loan Party;

(l)     any Loan Party may cancel, forgive, set-off, or accept prepayments with respect to debt, other obligations and/or equity securities to the extent not otherwise prohibited by the terms of this Agreement;

(m)     any Loan Party may hold Investments to the extent such Investments reflect an increase in the value of the Investments;

(n)     the Loan Parties and their Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customer terms, or (ii) make lease, utility and other similar deposits or any other deposit permitted under Section 7.02(a) in the ordinary course of business;

(o)     loans and advances to directors, employees and officers of the Loan Parties and their Subsidiaries (i) for bona fide business purposes, in an aggregate amount not to exceed $250,000 at any time outstanding and (ii) to the extent such loans or advances are non-cash, to purchase Equity Interests of the Parent;

(p)     Investments consisting of earnest money required in connection with a Permitted Acquisition or other Permitted Investments;

(q)     Permitted Acquisitions;

(r)     Investments in Hedging Agreements in the ordinary course of business and for non-speculative purposes;

(s)     Investments held by a Person that becomes a Loan Party (or is merged, amalgamated or consolidated with or into the Borrower or a Subsidiary) pursuant to a Permitted Investment after the Effective Date to the extent that such Investments (i) existed prior to such Person becoming a Loan Party and (ii) were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; and

(t)     other Investments in an aggregate amount not to exceed $2,000,000 outstanding at any time;

Notwithstanding the foregoing, no Investment otherwise permitted by clause (i), (j), (k), (l), (o), (p) or (t) shall be permitted to be made if, at the time of the making thereof, any Event of Default has occurred and is continuing or would result therefrom.

“Permitted Liens” means:

(a)     Liens securing the Obligations;

(b)     Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c)     Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)     Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)     purchase money Liens on equipment and software acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and any accessions and/or improvements thereto and the proceeds thereof and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof; it being understood and agreed that individual financings by any lender permitted by this clause (e) may be cross-collateralized to other financings of equipment and software permitted under this clause (e) provided by such lender or its Affiliates;

(f)     deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)     with respect to any Facility, easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)     Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property (and, if set forth by statute, other property) located on the real property leased or subleased from such landlord, and (iii) either (x) for amounts not yet due or (y) if past due, that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)     the title and interest of a lessor or sublessor in and to property leased or subleased (other than through a Capitalized Lease), in each case extending only to such property;

(j)     non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)     judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l)     rights of set-off or bankers’ liens or other similar liens upon deposits of cash or Cash Equivalents in favor of banks, other depository institutions or securities intermediaries, solely to the extent incurred in connection with the maintenance of such deposit accounts or securities accounts and related cash management services in the ordinary course of business;

(m)     Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)     Liens assumed by the Parent and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o)     purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(p)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)     Liens attaching solely to cash earnest money deposits or escrowed purchase price in connection with Permitted Investments or Permitted Dispositions;

(r)     Liens deemed to exist in connection with Permitted Investments that constitute repurchase obligations and in connection with set-off rights;

(s)     Liens incurred by any Loan Party or their Subsidiaries relating to non-assignment provisions under service contracts;

(t)     Liens solely on cash collateral securing reimbursement obligations in respect of standby or documentary letters of credit permitted by clause (m) of the definition of Permitted Indebtedness (such cash collateral not to exceed an amount equal to 105% of the amount permitted by clause (m) of the definition of Permitted Indebtedness);

(u)     Liens consisting of deposits to secure statutory obligations or public utility agreements;

(v)     Liens consisting of customary restrictions in agreements for sale of assets pursuant to a Permitted Disposition during an interim period prior to the closing of the sale of such assets pursuant to a Permitted Disposition;

(w)     Liens arising by operation of Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(x)     other Liens which do not secure Indebtedness for letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) originally incurred to finance the acquisition of any fixed assets or software secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 90 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $5,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing, exchange, replacement, substitution or modification of Indebtedness so long as:

(a)     after giving effect to such transaction, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such transaction (other than by the amount of premiums paid thereon, interest and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)     such extension, refinancing, exchange, replacement, substitution or modification does not result in a shortening of the average weighted maturity (measured as of the date of such transaction) of the Indebtedness subject thereto;

(c)     such transaction is pursuant to terms with respect to financial covenants, amortization, interest, redemptions, mandatory prepayments, collateral (if any) and subordination (if any), that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced, replaced, substituted or modified; provided, that the interest rate can be on then prevailing market terms; and

(d)     the Indebtedness that is extended, refinanced, replaced, substituted or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated (or would have been required under the existing terms set forth thereunder to become obligated) with respect to the Indebtedness that was extended, refinanced, replaced, substituted or modified.

“Permitted Restricted Payments” means any of the following Restricted Payments made:

(a)     by any Loan Party to the Parent in amounts necessary to pay taxes and other customary expenses as and when due and owing by the Parent in the ordinary course of its business as a holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent), so long as (other than with respect to the payment of taxes) no Event of Default shall have occurred and be continuing or would result from the making of such payment,

(b)     by any Loan Party to the Parent in amounts necessary to enable the Parent to make tax distributions to its direct or indirect equityholders (“Tax Distributions”) in the amounts and within the time periods required by Section 4.1(a) of the Parent’s Second Amended and Restated Limited Liability Company Agreement as in effect on the Effective Date.,

(c)     by any Subsidiary of Parent to the direct holders of its Equity Interests on a pro rata basis in accordance with the class of Equity Interests receiving such Restricted Payment,

(d)     by the Parent to redeem or purchase any Equity Interests of the Parent in exchange for, or out of proceeds of the issuance and sale of, Equity Interests of the Parent,

(e)     by the Parent to repurchase Equity Interests of the Parent deemed to occur upon the exercise of stock options or warrants if the Equity Interest represents the exercise price thereof and such repurchase is paid in the form of Equity Interests of the Parent,

(f)     so long as no Event of Default has occurred and is continuing or shall be caused thereby, by the Parent to redeem Equity Interests of the Parent held by current or former directors, consultants, managers, officers and employees (or their spouses or estates) in an amount not to exceed $1,000,000 in any Fiscal Year,

(g)     by the Parent to pay dividends in the form of common Equity Interests,

(h)     to pay management fees pursuant to any management, consulting or other services agreement (including, without limitation, the Management Services Agreement) to any of the Sponsors in an aggregate amount not to exceed 1% of Revenues (as defined in the Management Services Agreement as in effect on the date hereof) in any fiscal year of the Parent, so long as (i) no Event of Default shall have occurred and be continuing, or would result from the making of such payment, and (ii) the Loan Parties have provided evidence, in form and substance reasonably satisfactory to the Agents, that the Loan Parties would have been in compliance with the financial covenants set forth in Section 7.03 on a pro forma basis as of the last day of the last fiscal quarter for which financial statements have been delivered under Section 7.01(a) after giving effect to such payment (as if made on the first day of such period); provided, that any such amounts described above that would have been permitted to be paid hereunder but for the failure of any condition set forth in clauses (i), (ii) or (iii) above to be satisfied shall continue to accrue and (notwithstanding the dollar limitation set forth above) be paid to the relevant Person once such conditions are satisfied,

(i)     to pay consulting fees and reasonable out-of-pocket expenses pursuant to the Consulting Agreement, and

(j)     to pay management fees pursuant to any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party (or any of its Subsidiaries or other Affiliates), in each case, other than to the Sponsors and Haverford, in an aggregate amount not to exceed (x) the amount set forth on Schedule 1.01(F) hereto plus (y) $250,000 in any fiscal year of the Parent, so long as no Event of Default shall have occurred and be continuing, or would result from the making of such payment, plus (z) the reimbursement of reasonable out-of-pocket costs and expenses related thereto.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), also including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $100,000 for any one account and $250,000 in the aggregate for all such accounts.

“Phase I ESA” has the meaning specified therefor in clause (g) of the definition of Real Property Deliverables.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest non-default rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“Pro Forma Determination” has the meaning specified in Section 7.03(d).

“Pro Rata Share” means, with respect to:

(a)     a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b)     a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i) such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment;

(c)     a Lender’s obligation to make the Term Loans after the Effective Date, the percentage obtained by dividing (i) such Lender’s Delayed Draw Term Loan Commitment, by (ii) the Total Delayed Draw Term Loan Commitment;

(d)     a Lender’s the right to receive payments of interest, fees, and principal with respect to a Term Loan, the percentage obtained by dividing (x) the unpaid principal amount of such Lender’s portion of the Term Loan, by (y) the aggregate unpaid principal amount of the Term Loans, and

(e)     all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, such Lender’s undrawn Term Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment, the undrawn Total Term Loan Commitment and the aggregate unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections ” means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii) and from time to time pursuant to Section 7.01(a)(vi).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, earn-outs (valued at the Baseline Earnout Amount), royalty payments, payments allocated towards non-compete covenants and payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Parent and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in (i) deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements and (ii) deposit accounts in the name of a Loan Party in the United States as of such date which receive proceeds of Government Receivables to the extent all amounts in such deposit accounts are swept on a daily basis to another deposit account in the name of a Loan Party in the United States subject to a Control Agreement.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Qualified Leverage Cash” means, as of any date of determination, the amount of cash on deposit in the Specified Account.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each fee-owned Facility:

(a)     a Mortgage duly executed by the applicable Loan Party,

(b)     evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(c)     a Title Insurance Policy with respect to each Mortgage;

(d)     a current ALTA survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located;

(e)     an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Collateral Agent may reasonably request;

(f)     a satisfactory ASTM 1527-13 Phase I Environmental Site Assessment (“Phase I ESA”) provided by the Borrower to the Collateral Agent (and, if reasonably requested by the Collateral Agent based upon the findings and recommendations of such Phase I ESA, an ASTM E1903 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm reasonably satisfactory to the Collateral Agent; and

(g)     such other agreements, instruments and other documents as the Collateral Agent may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.

“Reference Rate” means, for any period, the greatest of (a) 2.25% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate, or if the Reference Bank ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register ” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Remediation Plan” means, with respect to any non-compliance with a Healthcare Law by a Loan Party or its Subsidiaries, a remediation plan with respect to such non-compliance prepared by the relevant Person in good faith and submitted by such Person to the OIG.

“Replacement Lender” has the meaning specified therefor in Section 12.02(b).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Requested Month” has the meaning specified therefor in Section 7.01(a)(v).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (e) of the definition thereof) aggregate more than 50.0%; provided, that the Commitments and the Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any capital contribution or equity investment to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement with any of the shareholders or other equityholders of any Loan Party (or any of its Subsidiaries or other Affiliates), other than any customary payments made in respect of reasonable expenses, fees and/or indemnities in the ordinary course of business in such Person’s capacity as a director or officer of such Person.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Sale and Leaseback Transaction” means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC ” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent, and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Seller ” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“Seller Note” means any (i) any subordinated promissory note made by a Loan Party in favor of a Person for an amount which is owed by any Loan Party to such Person (or any Affiliate of or successor to such Person) on account of the unpaid portion of the purchase price for (a) Equity Interests of any Loan Party, or (b) assets comprising the business, or a portion thereof, of any Loan Party which, in either case, was acquired from such Person or an Affiliate of such Person by any Loan Party and (ii) each of the promissory notes set forth on Schedule 1.01(C); provided, that in no event shall any Earnout Amount constitute a Seller Note.

“Senior Unsecured Notes” means the 10.750% Senior Notes due 2018 issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” means the Indenture, dated as of December 20, 2010, with the Parent and Aurora Diagnostics Financing, Inc. as issuers and U.S. Bank National Association, as trustee, under which the Senior Unsecured Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes, as amended and in effect on the Effective Date and as amended, modified or supplemented in accordance with the terms of this Agreement.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Services Agreement” means any Services Agreement entered into between any Loan Party and an Affiliated Practice.

“Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended and any successor statute thereof as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.

“Solvent ” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries, on a consolidated basis, is not less than the total amount of the liabilities of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on its existing debts as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond such Person’s and its Subsidiaries, on a consolidated basis, ability to pay as such debts and liabilities mature, and (e) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries, on a consolidated basis, property would constitute unreasonably small capital.

“Specified Account” means account number XXXXXXXXXX maintained at Bank of America, N.A. or such other account designated in writing by the Borrower, in each case, subject to a Control Agreement.

“Specified Affiliated Practice” means an Affiliated Practice with respect to which (a) the Borrower or any other Loan Party has entered into, to the extent applicable, a Nominee Agreement with the holder of the Equity Interests of such Affiliated Practice in substantially the form set forth in the Parent’s public filings as of the Effective Date or in such other form reasonably acceptable to Collateral Agent, a Management Agreement with such Affiliated Practice in substantially the form set forth in the Parent’s public filings as of the Effective Date or in such other form reasonably acceptable to the Collateral Agent and a Services Agreement with such Affiliated Practice in substantially the form set forth in the Parent’s public filings as of the Effective Date or in such other form reasonably acceptable to the Collateral Agent, and (b) the Collateral Agent has received within the time frames set forth herein, to the extent applicable, a Collateral Assignment of Management Agreement, Collateral Assignment of Nominee Agreement and Collateral Assignment of Services Agreement with respect to such Loan Party’s rights under such Management Agreement, Nominee Agreement and Services Agreement and with respect to Permitted Acquisitions consummated after the Effective Date (or with respect to any entity set forth on Schedule 1.01(B), the Borrower shall use commercially reasonable efforts to obtain the same within the time frames set forth herein Collateral Assignment of Purchase Agreement with respect to any acquisition or similar agreement pursuant to which such Affiliated Practice has been acquired, acknowledged in each case by such holder of Equity Interests and/or such Affiliated Practice, as applicable.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subject Transaction” has the meaning specified therefor in Section 7.03(d).

“Subordinated Indebtedness” means Indebtedness of any Loan Party (other than any Earnout Amounts) the terms of which (including, without limitation, payment terms, interest rates, covenants, remedies, defaults and other material terms) are reasonably satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (a) by the execution and delivery of a subordination agreement, containing the subordination terms set forth on Exhibit L, or (b) otherwise on subordination terms and conditions reasonably satisfactory to the Collateral Agent and the Required Lenders; provided, however, that the term “Subordinated Indebtedness” shall not include any subordinated intercompany Indebtedness among the Loan Parties and/or their Subsidiaries which is permitted to be incurred pursuant to the definition of Permitted Indebtedness and which is made in the form of subordinated intercompany notes issued pursuant to, and subject to the terms and provisions of, the Intercompany Subordination Agreement.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person; provided, that notwithstanding anything to the contrary contained herein, an Affiliated Practice shall not constitute a Subsidiary for purposes hereunder or in any other Loan Document except with respect to (x) the definition of “Interest Coverage Ratio”, “Leverage Ratio”, “Consolidated EBITDA”, and “Consolidated Capital Expenditures”, (y) each other defined term used in the terms “Interest Coverage Ratio”, “Leverage Ratio”, “Consolidated EBITDA”, or “Consolidated Capital Expenditures”, and (z) calculating compliance with Sections 7.02(g) and 7.03. References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

“Tax and Trust Funds” shall mean cash, Cash Equivalents or other assets comprised solely of (a) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s and its Subsidiaries employees (or Persons employed by an Affiliated Practice), (b) all taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Loan Party holds in trust or as an escrow or fiduciary for another person which is not a Loan Party for the purposes of paying taxes in the ordinary course of business.

“Tax Distributions” has the meaning specified therefor in the definition of “Permitted Restricted Payments”.

“Taxes ” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first date on which all of the Obligations (other than Contingent Indemnity Obligations) are paid in full in cash and the Commitments of the Lenders are terminated.

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrower pursuant to Section 2.01(a)(ii) and Section 2.01(a)(iii).

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Effective Date Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Third Party Payor” means any Medical Reimbursement Program and any quasipublic agency, Blue Cross, Blue Shield and any management care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such customary (and available) endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments.

“Total Effective Date Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments and Delayed Draw Term Loan Commitments.

“Transaction Costs” has the meaning specified therefor in the Recitals to this Agreement.

“Transferee ” has the meaning specified therefor in Section 2.09(a).

“TRICARE” means the United States Department of Defense health care program for service families, including, but not limited to, TRICARE Prime, TRICARE, Extra and TRICARE Standard, any successor to or predecessor thereof (including, without limitation, CHAMPUS).

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(a).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“WARN ” has the meaning specified therefor in Section 6.01(p).

“Wholly Owned Subsidiary” means any Subsidiary of a Person all of the Equity Interests (other than in the case of a corporation, directors’ qualifying shares or shares required by held by a resident of the jurisdiction of organization) or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person, deferred taxes receivable and taxes receivable), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt, all accrued interest, deferred taxes payable and taxes payable).

Section 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on the foregoing set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03     Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders (other than if such Event of Default can be cured pursuant to Section 9.02). Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith performance of such officer’s duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04     Accounting and Other Terms.

(a)     Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 (or any other similar promulgation or methodology under GAAP with respect to the same subject matter as FASB ASC 840) on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)     All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05     Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06     Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component and rounding the result up or down to the nearest one one-hundredth.

Section 1.07     Timing of Payment and Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and, in the case of any payment that accrues interest, interest thereon shall be payable for the period of such extension.

ARTICLE II

THE LOANS

Section 2.01     Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)     each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii)     each Lender with an Effective Date Term Loan Commitment agrees, severally and not jointly, to make or cause to be made on the Effective Date, a Term Loan to the Borrower in an aggregate principal amount not to exceed its Effective Date Term Loan Commitment and the Term Loans of all Lenders made on the Effective Date shall be in an aggregate principal amount not to exceed the Total Effective Date Term Loan Commitment; and

(iii)     each Lender with a Delayed Draw Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, from time to time after the Effective Date and prior to the Delayed Draw Term Loan Commitment Termination Date and subject to Section 5.02, one or more Term Loans to the Borrower in an aggregate principal amount not to exceed the lesser of (A) its Delayed Draw Pro Rata Share of such Term Loan and (B) its Delayed Draw Term Loan Commitment.

(b)      Notwithstanding the foregoing:

(i)     The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein. No Revolving Loans in excess of $3,000,000 shall be advanced on the Effective Date.

(ii)     The aggregate principal amount of all Term Loans made on the Effective Date pursuant to this Agreement shall not exceed the Total Effective Date Term Loan Commitment. The aggregate principal amount of all Term Loans made after the Effective Date pursuant to this Agreement shall not exceed the Total Delayed Draw Term Loan Commitment. The Total Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. The Total Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date in an amount equal to such funded Term Loan. Each Lender’s Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. Each Lender’s Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date in an amount equal to such Lender’s Delayed Draw Pro Rata Share of such funded Term Loan. The undrawn Total Delayed Draw Term Loan Commitment and each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date after giving effect to the funding of any Lender’s Term Loan on such date. Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.

Section 2.02     Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic or email notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 12:00 noon on the date which is 1 Business Day in the case of Revolving Loans which are Reference Rate Loans and otherwise 3 Business Days (or, in the case of a Term Loan made after the Effective Date, (i) in the case of any drawing during the first six (6) months after the Effective Date, 10 Business Days and (ii) thereafter, 30 days) prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan or the Term Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iv) the proposed borrowing date, which must be a Business Day, and, with respect to the initial Term Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)     Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $100,000. Each Term Loan made after the Effective Date shall be made in a minimum amount of $2,500,000 and shall be in an integral multiple of $100,000.

(c)    (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, Effective Date Pro Rata Shares of the Total Effective Date Term Loan Commitment and Delayed Draw Pro Rata Shares of the Total Delayed Draw Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. The proceeds of each Term Loan that are not otherwise used by the Borrower on the applicable funding date shall be deposited into the Specified Account.

(ii)     Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving

Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 12:00 noon (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 10:00 a.m.) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.

(iii)     If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)     Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d)    (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. if the Administrative Agent requests payment from such Lender not later than 12:00 noon on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing or any other event shall have occurred which the Administrative Agent shall determine settlement with the Revolving Loan Lenders is desirable, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(ii)     In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the

Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03     Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) The outstanding principal amount of the Term Loan shall be repayable on the following dates and in the following amounts set forth opposite such dates (subject to adjustment as a result of prepayments made pursuant to Section 2.05):

Date	Amount
September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016, September 30, 2016 and December 31, 2016	$500,000
March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, March 31, 2018 and June 30, 2018	$875,000
September 30, 2018 and each calendar quarter ended thereafter	$1,250,000

; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earlier of (i) the Final Maturity Date, and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)    The entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns); provided, that a Borrower shall not be obligated to deliver new notes unless and until it receives its original note back or a lost note affidavit and customary indemnity reasonably acceptable to such Borrower.

Section 2.04    Interest.

(a)    Revolving Loans. Subject to the terms of this Agreement, at the option of the Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the

Reference Rate plus the Applicable Margin. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(b)    Term Loan. Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c)    Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents (other than unpaid third party expenses required to be paid by the Borrower pursuant to this Agreement (including, without limitation, legal fees and expenses of counsel) which are not outstanding for more than 30 days after presentation of an invoice to the Borrower), shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d)    Interest Payment. Interest on each Loan shall be payable quarterly, in arrears, on the first day of each quarter, commencing on the first day of the quarter following the quarter in which such Loan is made, and (ii) at maturity (whether upon demand, by acceleration or otherwise. Interest at the Post-Default Rate under Section 2.04(c) shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder (after the expiration of the grace period applicable thereto under this Agreement).

(e)    General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05    Reduction of Commitment; Prepayment of Loans.

(a)    Reduction of Commitments.

(i)    Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding (after giving effect to any simultaneous prepayment), and (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02. Each such reduction shall be (1) in an amount which is an initial minimum amount multiple of $1,000,000 and integral multiples of $250,000 in excess thereof (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days’ (or such shorter period of time as may be agreed by the Administrative Agent) prior written notice to the Administrative Agent, (3) irrevocable and (4) accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice to terminate or reduce unused Commitments under this Section 2.05(a) if such termination or reduction would have resulted from a refinancing or replacement of the Loans and/or Commitments, which refinancing or replacement shall not be consummated or shall otherwise be delayed. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii)    Term Loan. The Total Effective Date Term Loan Commitment shall terminate on the earlier of (i) the making of the Term Loan on the Effective Date and (ii) 5:00 p.m. on the Effective Date. The Total Delayed Draw Term Loan Commitment shall terminate on the Delayed Draw Term Loan Commitment Termination Date. In addition, the Total Term Loan Commitment, the Effective Date Term Loan Commitment and the Delayed Draw Term Loan Commitment of each Lender shall be reduced or terminated, as applicable, in accordance with Section 2.01(b).

(b)    Optional Prepayment.

(i)    Revolving Loans. The Borrower may, at any time and from time to time, prepay the principal of any Revolving Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i) above shall be accompanied by the payment of the Applicable Prepayment Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

(ii)    Term Loan. The Borrower may, at any time and from time to time, upon at least 5 Business Days’ (or such shorter period of time as the Administrative Agent may agree to) prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the direct order of maturity, it being understood and agreed that the payment due on the Final Maturity Date is an installment.

(iii)    Termination of Agreement. The Borrower may, upon at least 5 Business Days (or such shorter period of time as the Administrative Agent may agree to) prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (other than Contingent Indemnity Obligations) in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement. If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), the Borrower shall be obligated to repay the Obligations (other than Contingent Indemnity Obligations), in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice to terminate this Agreement if such termination would have resulted from a refinancing or replacement of the Loans and/or Commitments, which refinancing or replacement shall not be consummated or shall otherwise be delayed.

(c)    Mandatory Prepayment.

(i)    Promptly, and in any event within 5 Business Days following the date upon which the Borrower is required to deliver to the Administrative Agent its audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the requirement to deliver to the Agents and the Lenders the financial statements for the Fiscal Year ended December 31, 2015, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) during such Fiscal Year (in the case of payments made by the Borrower pursuant to Section 2.05(b)(i), only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments).

(ii)    Within the earlier to occur of (x) 2 Business Days after receipt of any Net Cash Proceeds by any Loan Party or its Subsidiaries from any Disposition or (y) 5 Business Days of any Disposition, in each case, under clauses (i), (p) or (q) of the definition of Permitted Disposition or any Disposition that is not a Permitted Disposition by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $1,000,000 in any Fiscal Year (but only in the amount of such excess). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02.(c)

(iii)    Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv)    Within 2 Business Days after receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries from any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v)    Within 1 Business Day after receipt by the Borrower of the proceeds of any Permitted Cure Equity pursuant to Section 9.02, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of such proceeds.

(vi)    Notwithstanding the foregoing, the Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to purchase, replace, repair or restore properties or assets (other than current assets, except in connection with a Permitted Acquisition) used in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 5 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to purchase, replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 180 days (or, if a binding agreement relating to such reinvestment has been executed within such 180 day period but such reinvestment has not closed, an additional 90 days following such 180 day period) after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(d)    Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(v) above shall be applied, first, to the Term Loan, until paid in full, and second, to the Revolving Loans (without a corresponding permanent reduction in the Revolving Credit Commitments), until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis; it being understood and agreed that the payment due on the Final Maturity Date is an installment. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b). Any prepayment of any Loans shall be applied first to Reference Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.08.

(e)    Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) with respect to the (x) Revolving Loans that are repaid together with a corresponding concurrent permanent reduction in the Revolving Credit Commitments and (y) the Term Loan, accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, (iii) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(b) and (iv) if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f)    Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06    Fees.

(a)    Unused Line Fee. From and after the Effective Date and until the Termination Date, the Borrower shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with their Pro Rata Shares, quarterly in arrears on the first day of each quarter commencing October 1, 2014, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 0.375% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans outstanding from time to time during the preceding quarter.

(b)    Applicable Prepayment Premium. In the event, at any time prior to July 31, 2017 (other than solely with respect to any Lender for which any of the following is applicable: (x) such Lender has not funded a requested Loan because the condition set forth in Section 5.02(c) has not been (or cannot be) satisfied with respect to such Lender or (y) such Lender is a Defaulting Lender and is replaced pursuant to Section 2.12(b)) of (i) an optional prepayment of the Loans pursuant to Section 2.05(b)(ii), (ii) an optional prepayment of the Loans pursuant to Section 2.05(b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i), or (iii) the termination of this Agreement for any reason (other than as a result of mandatory prepayments under Section 2.05(c)), including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g), automatically upon the occurrence thereof), (B) foreclosure and sale of Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall pay to the Collateral Agent, for the account of the Lenders in accordance with a written agreement among the Agents and the Lenders, the Applicable Prepayment Premium, measured as of the date of such prepayment or termination. Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason on or prior to July 31, 2017, including because of default, sale, disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations. Any Applicable Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means at any time prior to July 31, 2017. EACH OF THE LOAN PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees that: (1) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (2) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (4) the Agents, the Lenders and the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

(c)    Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, receivable audits, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time, in each case, subject to the limitations below. The Borrower agrees to pay (i) $1,000 per day per examiner plus the examiner’s reasonable out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, receivable audits, appraisals, environmental site assessments and/or examinations and (ii) the reasonable cost of all visits, inspections, receivables audits, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents; provided, that so long as no Event of Default shall have occurred and be continuing, (x) the Borrower’s reimbursement obligations under this Section 2.06(c) shall be limited to one (1) visit and one (1) field examination during any calendar year, (y) the Agent shall not conduct such visits, inspections, receivable audits, appraisals, environmental site assessments and/or examinations more than once per calendar quarter, and (z) such visits, inspections, receivable audits, appraisals, environmental site assessments and/or examinations shall not exceed more than 10 days onsite at the Loan Parties’ locations so long as the Borrower is reasonably cooperating with the Agents and their examiners to allow such visits, inspections, receivable audits, appraisals, environmental site assessments and/or examinations to be completed within such 10 day time period, although such 10 days need not be consecutive. The Borrower shall not be obligated to reimburse the Agents for any business valuations.

(d)    Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 2.07    LIBOR Option.

(a)    The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline (or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. on the same day)). Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrower.

(b)    Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrower properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall continue with an Interest Period of one month. At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR

Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder prior to the last day of the then current Interest Period.

(c)    Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than seven (7) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)    The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e)    Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08    Funding Losses. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense (other than lost profit) incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow (other than as a result of a failure of a Defaulting Lender to fund in accordance with this Agreement), convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09    Taxes.     (a)     Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law. If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)), (i) the applicable Withholding Agent shall make such deductions and (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Secured Party (or such Transferee receives the amount equal to the sum it would have received had no such deductions been made.

(b)    In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)    The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Taxes and Other Taxes in each case arising in connection with this Agreement or any other Loan Document (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 30 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the

Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, the completion, execution and delivery of such documentation (other than the documentation set forth in Sections 2.09(e) and (f)) shall not be required if in the Lender’s reasonable judgment such completion, execution or delivery would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)    Without limiting the generality of Section 2.09(d), each Lender (or Transferee) that is a U.S. Person agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents and, if requested by the Borrower, the Borrower, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(f)    Without limiting the generality of Section 2.09(d), in the event that the Borrower is a U.S. Borrower, each Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents and the Borrower one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN or Form W-8BEN-E (“IRS Form W-8BEN”), W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. In addition, to the extent a Non-U.S. Lender is not the beneficial owner, such Non-U.S. Lender agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such lender becomes a party hereto) deliver to the Agents and the Borrower executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or a certificate, reasonably satisfactory to the Borrower, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, as applicable. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Lender (or Transferee) or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower or any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(f) that such Non-U.S. Lender is not legally able to deliver.

(g)    Any Secured Party (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(h)    If any Secured Party (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties’ expense. If any Secured Party (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, or would have received such a refund but for the use of such refund by such Secured Party (or Transferee) as a credit against another Tax Liability of such Secured Party (or Transferee), it shall within 30 days from the date of such receipt (or deemed receipt) pay over such refund to the Borrower, net of all out-of-pocket expenses of such Secured Party (or Transferee). The Borrower, at the request of a Secured Party (or Transferee), shall repay to such Secured Party (or

Transferee) the amount of any refund (or deemed refund) paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party (or Transferee) is required to repay such refund (or deemed refund) to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Secured Party (or Transferee) be required to pay any amount to any Loan Party pursuant to this paragraph (h) the payment of which would place the Secured Party (or Transferee) in a less favorable net after-Tax position than such Secured Party (or Transferee) would have occupied if the Tax subject to indemnification or the payment of additional amounts hereunder and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any Secured Party (or Transferee) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(i)    If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Any forms, certifications or other documentation under this clause (i) shall be delivered by each Lender (or Transferee) and each Agent. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)    The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10    Increased Costs and Reduced Return. (a) If any Secured Party shall have determined that any Change in Law shall, subject to Section 2.08 (which shall be controlling with respect to the matters covered thereby) (i) subject such Secured Party, or any Person controlling such Secured Party to any tax, duty or other charge with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except, in each case, Indemnified Taxes and Excluded Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party (other than those taken into account in determining the LIBOR Rate) or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition (other than with respect to Taxes) regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)    If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder other than due to Taxes, which for the avoidance of doubt, are covered by Section 2.09 (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)    All amounts payable under this Section 2.10 shall bear interest from the date that is 30 days after the date of the Borrower’s receipt of the certificate referred to in the next sentence from the relevant Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11    Changes in Law; Impracticability or Illegality.

(a)    The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. Notwithstanding the foregoing, in no event shall this Section 2.11(a) include payments in respect of Taxes, which shall be covered by Section 2.09. In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.08).

(b)    In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender (an “Affected Lender”) to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Affected Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent (a “Changed Circumstance Notice”), and the Administrative Agent promptly shall transmit the Changed Circumstance Notice to each other Lender, and thereafter the obligation of such Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender and the Affected Lender’s obligation to maintain its respective outstanding LIBOR Rate Loans as such shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to such LIBOR Rate Loans or when required by law.

(c)    Upon receipt of a Changed Circumstances Notice, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Reference Rate Loans in the amount specified therein.

Section 2.12    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 or 2.11(a), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense (other than de minimis costs and expenses) and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If any Lender requires the Borrower to pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 or 2.11(a) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender (or would be a Defaulting Lender pursuant to clauses (a) or (b) of the definition thereof to the extent that the Required Lenders have funded the relevant Loan(s) to which such Defaulting Lender objects), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Agents any assignment fees specified in Section 12.07;

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10 or 2.11(a), such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)    such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above. If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance. Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS

Section 4.01    Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon on any Business Day will, unless otherwise agreed by the Administrative Agent, be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders, except as otherwise provided in Section 2.09. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount then due and payable by the Borrower under any Loan Document; provided, the Administrative Agent shall not charge the Loan Account with respect to (i) payments of principal and interest on the Loans until the Administrative Agent has presented an invoice with respect thereto to the Borrower and the grace period (if any) under this Agreement to make such payment has expired and (ii) unpaid third party expenses required to be paid by the Borrower pursuant to this Agreement (including, without limitation, legal fees and expenses of counsel) which are not outstanding for more than 30 days after presentation of an invoice to the Borrower. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any other Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall, subject to the restrictions set forth in this Section 4.01(a), from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrower with any amount due and payable under any Loan Document. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)    The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, if the Borrower has not objected in good faith within 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02    Sharing of Payments. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section  4.03    Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)    All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreement among the Agents and the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)    After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c)    For purposes of Section 4.03(b), “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)    In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section  4.04    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver, consent or other modification with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)    The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)    Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to, among other things, replace the Defaulting Lender in accordance with Section 2.12. In no event shall the Borrower be required to pay fees in respect of any Defaulting Lender’s unfunded Commitments unless another Lender has funded such Defaulting Lender’s Pro Rata Share of any Loans in respect of such Commitment.

(d)    The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)    This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the Agents, and the Borrower shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01     Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a)     Payment of Fees, Etc. The Borrower shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b)     Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)     Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party (it being understood that as of the Effective Date, the Secured Parties do not have knowledge of any applicable law, rule or regulation that would cause the Loans to be made or issued by the Secured Parties to be in contravention of any law, rule or regulation applicable to any Secured Party).

(d)     Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)     a Security Agreement, together with, if any, the original certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ii)     a UCC Filing Authorization Letter, together with evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

(iii)     the results of searches for any effective UCC financing statements, and tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(iv)     a Perfection Certificate;

(v)     the Disbursement Letter;

(vi)     the Fee Letter;

(vii)     the Borrower shall use commercially reasonable efforts to obtain each Affiliated Practice Pledge Agreement, Collateral Assignment of Management Agreement, Collateral Assignment of Nominee Agreement, Collateral Assignment of Purchase Agreement and Collateral Assignment of Services Agreement reasonably required by the Collateral Agent, duly executed by the parties thereto;

(viii)     the Intercompany Subordination Agreement;

(ix)     a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(x)     a certificate of the chief financial officer of the Parent (A) attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(bb)(ii) and (B) certifying that after giving effect to all Loans to be made on the Effective Date, (1) the Availability plus Qualified Cash is not less than $33,000,000 and (2) all then due liabilities of the Loan Parties are current;

(xi)     a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Loan Parties on a consolidated basis (after giving effect to the Loans made on the Effective Date);

(xii)     a certificate of an Authorized Officer of the Borrower certifying that (A) the attached schedule of the Material Contracts as in effect on the Effective Date is a true, complete and correct schedule thereof and (B) such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any material respect of any of its obligations under such agreements;

(xiii)     a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and, if applicable, the payment of franchise (or similar) taxes by, such Loan Party in such jurisdictions;

(xiv)     (i) an opinion of Sidley Austin LLP, counsel to the Loan Parties, as to such matters as the Collateral Agent may reasonably request, and (ii) opinions of local counsel to the Loan Parties, in each case, as to such matters as the Collateral Agent may reasonably request;

(xv)     evidence of the insurance coverage required by Section 7.01 and the terms of the Security Agreement, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (or 10 days in the case of non-payment of premiums) prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence that such insurance policies are in full force and effect;

(xvi)     a landlord waiver, in form and substance satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule III to the Security Agreement (other than with respect to the draw centers, any leased location that does not have a formal written lease and the leased locations at which less than $100,000 of Collateral is located); provided, that if the Loan Parties are unable to deliver landlord waivers on the Effective Date, the Loan Parties shall use commercially reasonable efforts to deliver landlord waivers executed by the landlord and by the applicable Loan Party pursuant to Section 7.01(s);

(xvii)     evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a customary termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (C) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral;

(xviii)     a Control Agreement with respect to the Specified Account, duly executed by, in addition to the Borrower, the applicable financial institution;

(xix)     evidence satisfactory to the Agents that a Process Agent has been properly appointed by the Borrower in accordance with Section 12.10(b); and

(xx)     such other agreements, instruments, approvals, opinions and other documents, each reasonably satisfactory to the Agents in form and substance, as any Agent may reasonably request.

(e)     Leverage Ratio. After giving effect to all Loans to be made on the Effective Date and all fees (including the fees payable pursuant to Section 2.06 and Section 12.04 hereof), costs and expenses in connection therewith, the Leverage Ratio of the Parent and its Subsidiaries for the most recently ended period of four (4) consecutive fiscal quarters ended at least 45 days prior to the Effective Date shall not be greater than 8.25 to 1.00. The Borrower shall deliver to the Collateral Agent a certificate of an Authorized Officer of the Parent certifying as to the matters set forth above and containing the calculation of such ratio.

(f)     Material Adverse Effect. No event or development shall have occurred since December 31, 2013 which could reasonably be expected to have a Material Adverse Effect.

(g)     Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans shall have been obtained and shall be in full force and effect.

(h)     Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(i)     Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for, and shall have had an opportunity to meet with, key management of each Loan Party.

(j)     Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be reasonably acceptable to the Agents.

(k)     Bank Regulatory Information. To the extent requested at least 5 days prior to the Effective Date, each Lender shall have received all customary documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(l)     No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(m)     Revolving Loans. No more than $3,000,000 of Revolving Loans shall be outstanding on the Effective Date.

Section 5.02     Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a)     Payment of Fees, Etc. The Borrower shall have paid all fees, costs and expenses then due and payable by the Borrower under this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)     Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)     Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party (it being understood that as of the Effective Date, the Secured Parties did not have knowledge of any applicable law, rule or regulation that would cause the Loans to be made or issued by the Secured Parties to be in contravention of any law, rule or regulation applicable to any Secured Party).

(d)     Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

(e)     Additional Conditions for Term Loans after the Effective Date. With respect to a request for a Term Loan after the Effective Date, the proceeds of such Term Loan may only be used to fund all or a portion of the cash consideration for a Permitted Acquisition and the related Transaction Costs, to refinance any Revolving Loans made to pay such consideration for a Permitted Acquisition and the related Transaction Costs or to replenish cash on the Borrower’s balance sheet with respect to internally generated cash of the Borrower or its Subsidiaries that was used to pay such consideration for a Permitted Acquisition and the related Transaction Costs and the Borrower shall have delivered to the Agents prior to the funding of such Term Loan (i) a certificate of an Authorized Officer of the Borrower certifying that such transaction complies with the definition of “Permitted Acquisition” (which certification may be set forth in the Notice of Borrowing) and (ii) all deliverables required to be delivered at or prior to the consummation of such Permitted Acquisition under the definition of Permitted Acquisition.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01     Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)     Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, trust, limited liability company or limited partnership duly organized, validly existing and in good standing, if applicable, under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing, if applicable, in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing, if applicable, could reasonably be expected to have a Material Adverse Effect.

(b)     Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any Material Contract binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)     Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation.

(d)     Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity and subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid.

(e)     Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized (if applicable) Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, if applicable, and, as of the Effective Date, the holders thereof are not entitled to any preemptive, first refusal or other similar rights except as set forth on Schedule 6.01(e). All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), as of the Effective Date, there are no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f)     Litigation. Except as set forth in Schedule 6.01(f), there is no pending or, to the knowledge of any Loan Party, threatened (in writing) action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) as of the Effective Date, relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)     Financial Statements.

(i)     The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject, in the case of interim statements, to the absence of footnotes and subject to audit adjustments). All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries, to the extent required by GAAP to be set forth, are set forth in the Financial Statements. Since December 31, 2013 no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)     The Parent has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2014, through December 31, 2014, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2014 through 2019.

(h)     Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law (including, without limitation, HIPAA, Medicaid Regulations and Medicare Regulations), or (iii) any material term of any Contractual Obligation (other than any Material Contract) binding on or otherwise affecting it or any of its properties, except in the case of this clause (iii), to the extent the failure to so be in compliance could not reasonably be expected to have a Material Adverse Effect, and as of the Effective Date, no material event of default has occurred and is continuing thereunder. Neither the Parent nor any of its Subsidiaries nor, to the knowledge of any Authorized Officer of the Parent or any of its Subsidiaries, any individual employed by the Parent or any of its Subsidiaries has been, or may reasonably be expected to be, excluded or suspended from participation in any Medical Reimbursement Program for their corporate or individual actions or failures to act. To the knowledge of any Authorized Officer of the Parent or any of its Subsidiaries, there is no member of management continuing to be employed by the Parent or any of its Subsidiaries who has been, or may reasonable be expected to have, individual criminal culpability for healthcare matters under investigation by any Governmental Authority unless such member of management has been, with a reasonable period of time after discover of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the Governmental Authority. Current billing policies, arrangements, protocols and instructions are administered by properly trained personnel and comply with all material requirements of Medical Reimbursement Programs, including without limitation, 42 U.S.C. Section 1395g(c) and Section 1395u(b). Current medical director compensation arrangements and other arrangements with referring physicians comply with state and federal self-referral and anti-kickback laws, including without limitation, 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) and 42 U.S.C. Section 1395nn. No Person having a “financial relationship” with any Loan Party, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to any Loan Party, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(i)     ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, other than any events of non-compliance that could not reasonably be expected to result, individually or in the aggregate, in a material liability, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan that could reasonably be expected to result, individually or in the aggregate, in a material liability, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any material withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such material withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid, except to the extent such events, circumstances or liabilities could not, individually or in the aggregate, reasonably be expected to result in a material liability. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan, except to the extent such events, circumstances or liabilities could not, individually or in the aggregate, reasonably be expected to result in a material liability. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j)     Taxes, Etc. (i) All Federal and material state and local tax returns and other tax reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained (except for such returns in respect of taxes not exceeding the amount set forth in clause (ii) below), and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $500,000 and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)     Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), in each case,, and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)     Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(m)     Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)     Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (including, but not limited to CAP) required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. Each Loan Party or Subsidiary that operates a clinical laboratory has (i) obtained and maintains CLIA certification and (ii) entered into and maintains in good standing its Medicare Provider Agreements and its Medicaid Provider Agreements, if any. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent any such condition, event or claim could not reasonably be expected to have a Material Adverse Effect.

(o)     Properties. Each Loan Party has good, sufficient and indefeasible title to (in the case of owned property), valid leasehold interests in (in the case of leasehold interests in real or personal property), or valid licenses to use (in the case of any other applicable personal property), all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty and condemnation excepted.

(p)     Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q)     Environmental Matters. Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance in all material respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or, to the knowledge of any Loan Party, a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which, in each case, could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or, to the knowledge of any

Loan Party, any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest which, in each case, could reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which, in each case, could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material by such Loan Party of for which such Loan Party could reasonably be expected to be liable under Environmental Laws; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance of the business carried on by it with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r)     Insurance. Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s)     Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the Existing Credit Facility, (b) pay Transaction Costs, (c) fund working capital of the Borrower, (d) fund Permitted Acquisitions, and (e) fund other general corporate purposes, including for any purpose not prohibited under this Agreement. The proceeds of any Term Loan made after the Effective Date may only be used to fund a Permitted Acquisition and related Transaction Costs, to repay Revolving Loans made to fund a Permitted Acquisition and pay related Transaction Costs or to replenish cash on the Borrower’s balance sheet with respect to internally generated cash of the Borrower or its Subsidiaries that was used to pay consideration for a Permitted Acquisition and pay related Transaction Costs.

(t)     Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties, on a consolidated basis are, Solvent.

(u)     Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such failures, infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; and (ii) each material Intellectual Property Contract to which each Loan Party is bound. To the knowledge of each Loan Party, no trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)     Material Contracts; Affiliated Practice Agreements. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts and all Affiliated Practice Agreements of each Loan Party. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, except as otherwise permitted to be amended and modified in accordance with this Agreement, and (iii) is not in material default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(w)     Investment Company Act. None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)     Intentionally Omitted.

(y)    Senior Indebtedness, Etc. All Obligations in respect of principal on the Loans hereunder, constitute Permitted Indebtedness under Section 4.03(b)(1) of the a Senior Unsecured Note Indenture.

(z)     Anti-Money Laundering and Anti-Terrorism Laws.

(i)     None of the Loan Parties, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)     None of the Loan Parties (nor, to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, any officer or director of any of the Loan Parties, or any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder), is a Blocked Person.

(iii)     None of the Loan Parties, nor, to the knowledge of any Loan Party, any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the direct benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the direct benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property of any Blocked Person.

(aa)     Anti-Bribery and Anti-Corruption Laws.

(i)     To the extent applicable, each Loan Party is in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii)     There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf, in each case, that could reasonably be expected to result in a material liability on the part of a Loan Party or its Subsidiaries.

(bb)     Full Disclosure.

(i)     Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information, budgets and projections and information of a general economic nature and general information about the Loan Parties’ and their Subsidiaries’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which it was made, not materially misleading.

(ii)     Projections, have been prepared on a reasonable basis and in good faith based on (x) assumptions and estimates that are believed by senior management of the Loan Parties to be reasonable at the time such Projections were prepared and (y) information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and the Parent is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect at the time of delivery to the Agents and the Lenders; it being understood that (1) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (2) actual results may differ materially from the Projections and such variations may be material and (3) the Projections are not a guarantee of performance.

(cc)     Reimbursement from Third Party Payors. The accounts receivable of the Parent and its Subsidiaries have been and will continue to be adjusted to reflect in all material respects the reimbursement policies required by all applicable requirements of law and other Third Party Payor Arrangements to which the Parent or such Subsidiary is subject, and do not exceed in any material respect amounts such Person is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-bases reimbursement or other adjustment or limitation to usual charges. All billings by the Parent and its Subsidiaries pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable requirements of law, except where the failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There has been no intentional or material over-billing or over-collection by the Parent and its Subsidiaries pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01     Affirmative Covenants. Until the Termination Date, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)     Reporting Requirements. Furnish to each Agent and each Lender:

(i)     as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries (other than a fiscal month which is also the end of a fiscal quarter) commencing with the first full fiscal month of the Parent and its Subsidiaries ending after the Effective Date, an internally prepared consolidated balance sheet, statement of operations and statement of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations and cash flows of the Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments; provided, that with respect to any Subsidiary acquired or formed pursuant to a Permitted Acquisition, the financial information included for such Subsidiary can be, to the extent not previously prepared in accordance with GAAP prior to the consummation of such Permitted Acquisition, (i) prepared on a cash basis for any periods occurring prior to such Permitted Acquisition and (ii) in the form of estimates (which may be on a cash basis) for the first three months after the consummation of such Permitted Acquisition; however, commencing on the fourth month following any such Permitted Acquisition, all post-acquisition financial information for such Permitted Acquisition shall be prepared without giving effect to this clause (ii) (such estimates to be accompanied by a certificate of an Authorized Officer of the Parent certifying that the estimates contained therein are based upon good faith estimates and assumptions believed by senior management of the Parent to be reasonable at the time made and at the time of delivery thereof);

(ii)     as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, a consolidated balance sheet, statement of operations and statement of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments; provided, that with respect to any Subsidiary acquired or formed pursuant to a Permitted Acquisition, the financial information included for such Subsidiary can be, to the extent not previously prepared in accordance with GAAP prior to the consummation of such Permitted Acquisition, (i) prepared on a cash basis for any periods occurring prior to such Permitted Acquisition and (ii) in the form of estimates (which may be on a cash basis) for the first three months after the consummation of such Permitted Acquisition; however, commencing on the fourth month following any such Permitted Acquisition, all post-acquisition financial information for such Permitted Acquisition shall be prepared without giving effect to this clause (ii) (such estimates to be accompanied by a certificate of an Authorized Officer of the Parent certifying that the estimates contained therein are based upon good faith estimates and assumptions believed by senior management of the Parent to be reasonable at the time made and at the time of delivery thereof);

(iii)     as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and members’ equity and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and reasonably satisfactory to the Agents (which opinion shall be without (1) a “going concern” or like qualification or exception (other than as a result of the maturity date of any Indebtedness occurring within 12 months of the date of such audit), (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions ofSection 7.03);

(iv)     simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a “Compliance Certificate”):

(A)     stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance as of the date of such Compliance Certificate of an Event of Default or Default or, if an Event of Default or Default then exists, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto,

(B)     in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a summary discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed, and

(C)     in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i) and (3) confirmation that there have been no changes to the information contained in the Perfection Certificate delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v)     if reasonably requested by any Agent (which requests, so long as no Event of Default has occurred and is continuing, shall be limited to 2 requests per Fiscal Year), as soon as available and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries for which such information is requested (each, a “Requested Month”) commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, reports in form and detail reasonably satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete in all material respects (A) listing all Accounts of the Loan Parties as of the last day of such Requested Month, which shall include the amount and age of each such Account, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all set-offs, defenses and counterclaims that have been asserted by the obligor thereof with respect thereto, together with such other information that is readily available to the Borrower concerning such Accounts as any Agent may reasonably request, and (B) listing all accounts payable of the Loan Parties as of the last day of such Requested Month which shall include the amount and age of each such account payable and such other information that is readily available to the Borrower concerning such accounts payable as any Agent may reasonably request;

(vi)     as soon as available and in any event not later than 60 days after the beginning of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form satisfactory to the Agents (it being understood and agreed that the form of the Projections delivered on or prior to the Effective Date is satisfactory), for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(bb)(ii) are true and correct with respect to the Projections; provided, that if there is any change in the reimbursement rates with respect to a particular billing code paid to the Loan Parties by Medicare which is announced at any point during a Fiscal Year (other than as a part of the Final Rule of the Physician Fee Schedule), is deemed a final decision and will be implemented prior to January 1 of the following Fiscal Year that, when applied to the business of the Loan Parties (taken as a whole), could reasonably be expected to result in a reduction of revenues of greater than 5% of the revenues from the prior Fiscal Year, then within 90 days after the occurrence of such change, the Parent shall deliver to the Agents a reasonably detailed analysis of the estimated impact on the Parent’s and its Subsidiaries’ business as a result of such change;

(vii)     promptly after submission to any Governmental Authority, all material documents and material information furnished to such Governmental Authority in connection with any investigation or audit of any Loan Party involving allegations of wrongdoing against any Loan Party (other than routine inquiries or audits by such Governmental Authority) to the extent disclosure by a Loan Party is not prohibited by any Requirement of Law;

(viii)     promptly, and in any event within 3 Business Days, upon any Authorized Officer of the Parent or Borrower obtaining knowledge of the occurrence of an Event of Default or Default (other than as covered by Section 7.01(a)(xiv)) or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix)    (A) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(x)     promptly and in any event within 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Authorized Officer of any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

(xi)     promptly and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xii)     promptly and in any event within 5 Business Days after the consummation of a Permitted Acquisition, executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Permitted Acquisition is consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), and any schedules to such agreements, instruments or other documents delivered in connection therewith;

(xiii)     simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Agents;

(xiv)     promptly and in any event within 5 Business Days after any Authorized Officer of the Parent or the Borrower obtaining knowledge of (A) the occurrence of a Default or an Event of Default in respect of Section 7.01(c) with respect to non-compliance with Requirements of Law specifically applicable to the healthcare industry (“Healthcare Laws”), the written statement of an Authorized Officer of the Parent or the Borrower setting forth the details of such Default or Event of Default, together with a copy of the Remediation Plan submitted by the relevant Loan Party to the OIG with respect thereto (such required notice date under this clause (A), the “Notice Date”) and (B) (i) any action taken by the OIG (other than the OIG’s acknowledgment of receipt of such Remediation Plan) with respect to any Loan Party in respect of such Remediation Plan or (ii) any additional actions required by the OIG in respect of any Remediation Plan (such additional actions, the “Additional Actions”), the written statement of an Authorized Officer of the Parent or the Borrower setting forth the details of such action take by the OIG or such Additional Actions; and

(xv)     promptly upon request, such other information (other than information subject to confidentiality obligations with a third party or attorney-client privilege or the sharing of which information is prohibited by applicable law, in which case, to the extent reasonably practical to provide the same, redacted summaries of such information shall be provided) concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (ii) and (iii) of Section 7.01(a) may be satisfied by furnishing (A) the applicable financial statements of the Parent or (B) the Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B) of this paragraph, to the extent such statements are in lieu of statements required to be provided under Section 7.01(a)(iii), such statements shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall satisfy the applicable requirements set forth in Section 7.01(a)(iii).

Documents required to be delivered pursuant to Section 7.01(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents or other information, or provides a link thereto at the website address listed in Section 12.01(ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and each Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are available on the website of the SEC at http:/www.sec.gov; provided that the Borrower shall notify (which notice may be delivered by facsimile or electronic mail as provided in Section 12.01) each Agent of the posting of any such documents and provide to each Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

(b)      Additional Guarantors and Collateral Security. Cause:

(i)     each Subsidiary of any Loan Party not in existence on the Effective Date that is not an Excluded Subsidiary to execute and deliver to the Collateral Agent promptly and in any event within 10 days (or such longer date as the Collateral Agent may agree to in its sole discretion) after the formation, acquisition or change in status thereof (except as otherwise provided in Section 7.01(m) and Section 8.01(b)), (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates, if any, evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such certificated Equity Interests executed in blank, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the fee-owned real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be reasonably required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that substantially all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii)     each owner (that is a Loan Party) of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 10 days (or such longer date as the Collateral Agent may agree to in its sole discretion) after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates, if any, evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such certificated Equity Interests executed in blank, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent.

Notwithstanding the foregoing, (A) no Loan Party shall be required to take the actions set forth in this Section 7.01(b) in respect of any Subsidiary formed after the Effective Date in connection with a Permitted Acquisition or Permitted Investment prior to the consummation of such Permitted Acquisition or Permitted Investment so long as no assets (other than immaterial assets and its rights under the related agreement for such Permitted Acquisition or Permitted Investment) are transferred to, or owned by, such Subsidiary and (B) no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above; provided, however, that if the Equity Interests of a first-tier Foreign Subsidiary are owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements (including, without limitation, at the reasonable request of the Collateral Agent, a pledge agreement governed by the laws of the jurisdiction of the organization of such Foreign Subsidiary) and certificates, if any, described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in 65% of the voting Equity Interests of such Foreign Subsidiary and 100% of all other Equity Interests of such Foreign Subsidiary owned by such Loan Party.

(c)     Compliance with Laws; Payment of Taxes.

(i)     Comply, and cause each of its Subsidiaries to comply, in all material respects, with all material Requirements of Law (including, without limitation, (i) all Environmental Laws and (ii) HIPAA, Medicare Regulations and Medicaid Regulations), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing). Each Loan Party will, and will cause each of its Subsidiaries to, ensure that (i) billing policies, arrangements, protocols and instructions will comply in all material respects with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement

Programs and will be administered by properly trained personnel; (ii) compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal self-referral and anti-kickback laws, including, without limitation, 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn; and (iii) no event or related events occur that results in the exclusion of the Parent or any of its Subsidiaries from participation in any Medical Reimbursement Program. Each Loan Party will, and will cause each of its Subsidiaries that handles confidential patient information to, implement policies that are consistent with HIPAA on or before the date that any Loan Party or its Subsidiaries is required to comply therewith.

(ii)     Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all taxes, assessments and other related governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries to the extent the aggregate amount for all such taxes, assessments and other governmental charges exceeds $500,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)     Preservation of Existence, Etc. Except as otherwise permitted under Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing, if applicable, in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(e)     Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete (in all material respects) entries made to permit the preparation of financial statements in accordance with GAAP.

(f)     Inspection Rights. Subject to the limitations set forth in Section 2.06(c), permit, and cause each of its Subsidiaries to permit, the authorized representatives of any Agent, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent public accountants and auditors, so long as, if no Event of Default has occurred and is continuing, the Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both the Borrower and the Agents), all upon reasonable prior notice and at such reasonable times during normal business hours. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the representatives authorized by any Agent in accordance with this Section 7.01(f), so long as, if no Event of Default has occurred and is continuing, the Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if the Borrower so elects to have a representative present at such meeting, the such meeting shall be held at a time and location that is reasonably acceptable to both the Borrower and the Agents).

(g)     Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)     Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, worker’s compensation, business interruption insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Parent and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses at similar locations) in such amounts (giving effect to self-insurance which comports with the requirements of this Section 7.01(h) and provided that adequate reserves therefore are maintained in accordance with GAAP), with such deductibles, and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated; provided, that any adverse change (other than an adverse change required by a Requirement of Law) with respect to the amount, coverage and level of deductible with respect to such insurance shall be reasonably satisfactory to the Collateral Agent. The Collateral Agent agrees that the insurance maintained by the Parent and its Subsidiaries as of the Effective Date is satisfactory. Each policy of insurance shall, if applicable, (i) name the Collateral Agent, on behalf of the Agents and the Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Agents and the Lenders as the loss payee thereunder and provides that the insurer will provide at least 30 days’ (or in the case of non-payment, 10 days) prior written notice to the Collateral Agent of any modification or cancellation of such policy. If any Loan Party or any of its Subsidiaries fails to maintain insurance as required by this Section 7.01(h), the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)     Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)     Environmental. (i) Keep all Collateral and all owned Facilities free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, with all Environmental Laws in all material respects and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice promptly after obtaining knowledge (and in any event, within 5 days thereof) of any Release of a Hazardous Material in excess of any reportable quantity from or onto any Facility, or from or onto property now or hereafter owned or operated by it or any of its Subsidiaries for which any Loan Party or its Subsidiaries could reasonably be expected to be liable under Environmental Law, and take any Remedial Actions required by Environmental Law to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order issued pursuant to Environmental Law which could reasonably be expected to have a Material Adverse Effect.

(k)     Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)     Landlord Waivers; Collateral Access Agreements. At any time any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or similar party, use commercially reasonable efforts to obtain written subordinations or waivers or collateral access agreements, as the case may be, in form and substance reasonably satisfactory to the Collateral Agent.

(m)     After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee simple interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $500,000, promptly, and in any event within 2 days of such acquisition, notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Collateral Agent within 60 days (or such longer period as the Collateral Agent may agree to in its sole discretion) after receipt of such request. The Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n)     Anti-Bribery and Anti-Corruption Laws. If applicable to the business of the Parent and its Subsidiaries, maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(o)     Lender Meetings. Upon the reasonable request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year), participate in a meeting or conference call with the Agents and the Lenders at such location as may be mutually agreed to by the Borrower and such Agent or the Required Lenders (or, if agreed by such Agent or the Required Lenders, via teleconference)) at such time as may be agreed to by the Borrower and such Agent or the Required Lenders.

(p)     Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, and (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document (including any such financing statement describing the Collateral as “all assets” or similar designation), and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof. Notwithstanding the foregoing, in no event will any Loan Party or any of its Subsidiaries be required to take any action in contravention of any other term or agreement in this Agreement or any other Loan Document.

(q)     Compliance Program. The Parent (i) has appointed a corporate compliance officer and formed a compliance committee and (ii) will maintain its existing compliance programs and practices, the scope and breadth of such programs which have been determined by the compliance committee to reflect industry standards, including the Compliance Program Guidance for Clinical Laboratories issued by the OIG, as amended from time to time; provided, that the Parent and its Subsidiaries shall be entitled to modify any such compliance program in accordance with industry standards and their Authorized Officer’s reasonable business judgment.

(r)     Enforcement of Certain Obligations. Each Loan Party shall enforce the obligations of all Affiliated Practices under, and in accordance with, the Management Agreements and Nominee Agreements to which each such Affiliated Practice shall be a party from time to time, in all cases in a manner consistent with the reasonable business judgment of the applicable Loan Party regarding such enforcement.

(s)     Landlord Waivers. Use commercially reasonable efforts to deliver to the Collateral Agent not later than the date that is 30 days after the Effective Date (or such later date as extended by the Collateral Agent in its reasonable discretion), a landlord waiver, in form and substance reasonably satisfactory to the Collateral Agent, executed by the landlord and the applicable Loan Party with respect to the leased locations for which landlord waivers were not delivered pursuant to Section 5.01(d)(xvi) on the Effective Date.

(t)     Affiliated Practices. Use commercially reasonable efforts to obtain a valid non-recourse pledge of the Equity Interests of each Affiliated Practice pursuant to an Affiliated Practice Pledge Agreement.

(u)     Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the Existing Credit Facility, (b) pay Transaction Costs, (c) fund working capital of the Parent and its Subsidiaries, (d) fund Permitted Acquisitions, and (e) fund other general corporate purposes, including for any purpose not prohibited under this Agreement. The proceeds of any Term Loan made after the Effective Date may only be used to fund a Permitted Acquisition and related Transaction Costs, to repay Revolving Loans made to fund a Permitted Acquisition and pay related Transaction Costs or to replenish cash on the Borrower’s balance sheet with respect to internally generated cash of the Borrower or its Subsidiaries that was used to pay consideration for a Permitted Acquisition and pay related Transaction Costs.

(v)     Post-Closing Covenants. Cause, and cause each of its Subsidiaries to,

(i)     within 7 days after the Effective Date (or such later date as extended by the Collateral Agent in its sole discretion), either cause Hallmark Pathology, P.C. (or its successor entity) (x) to become a Loan Party pursuant to Section 7.01(b) or (y) merge into and with Dermpath New England, LLC, with Dermpath New England, LLC surviving such merger;

(ii)     use commercially reasonable efforts to deliver (to the extent not delivered on the Effective Date) to the Collateral Agent not later than the date that is 30 days after the Effective Date (or such later date as extended by the Collateral Agent in its sole discretion) each Affiliated Practice Pledge Agreement, Collateral Assignment of Management Agreement, Collateral Assignment of Nominee Agreement, Collateral Assignment of Purchase Agreement and Collateral Assignment of Services Agreement reasonably required by the Collateral Agent, duly executed by the parties thereto; and

(iii)     within 30 days after the Effective Date (or such later date as extended by the Collateral Agent in its sole discretion), deliver to the Collateral Agent such long-form insurance endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such insurance policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (or 10 days in the case of non-payment of premiums) prior written notice to the Collateral Agent and each such named insured or loss payee.

Section 7.02     Negative Covenants. Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)     Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than an unauthorized financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor so long as such unauthorized financing statement is promptly terminated after the Loan Parties obtain knowledge thereof); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b)     Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)     Fundamental Changes; Dispositions.

(i)     Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree (except for a Permitted Agreement) to do) any of the foregoing; provided, however, that

(A) any Wholly-Owned Subsidiary of any Loan Party may be merged into such Loan Party or another Wholly-Owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another Wholly-Owned Subsidiary of such Loan Party, so long as (1) if a Borrower is a party to such transaction, then such Borrower shall be the surviving or continuing entity, (2) such Loan Party gives the Agents at least 15 days (or such shorter period as the Collateral Agent may agree to) prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (4) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (5) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation;

(B) any Subsidiary (other than the Borrower) may dissolve or liquidate; provided that if in connection with any such dissolution or liquidation, the dissolving entity transfers its assets to another Person and the transferor in such a transaction is a Loan Party, then (i) the transferee must be or become a Loan Party concurrently with such transfer or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment;

(C) any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or dissolve or liquidate into any other Person in order to effect a Permitted Investment; and

(D) a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Permitted Disposition may be effected; and

(ii) Make any Disposition, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree (except for a Permitted Agreement) to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that (x) any Loan Party and its Subsidiaries may make Permitted Dispositions and (y) the Parent shall be permitted to transfer to another Person up to 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower solely for tax structuring purposes; provided, further, that such Person executes a non-recourse pledge of such 1% ownership interest in favor of the Collateral Agent, for the benefit of the Secured Parties.

(d)      Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e)     Loans, Advances, Investments, Etc. Make (or commit or agree to make (except for a Permitted Agreement)), or permit any of its Subsidiaries make (or commit or agree to make (except for a Permitted Agreement)), any Investment in any other Person except for Permitted Investments. In no event shall any Loan Party make any Investment which results in any Restricted Payment not otherwise permitted under the terms of Section 7.02(h).

(f)     Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction (other than a transaction that is both Permitted Indebtedness and a Permitted Disposition).

(g)     Capital Expenditures. Make (or commit or agree to make (except for a Permitted Agreement)), or permit any of its Subsidiaries to make (or commit or agree to make (except for a Permitted Agreement)), any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year set forth in the table below to exceed the amount set forth opposite such Fiscal Year:

Period	Capital Expenditure
Fiscal Year 2014	$3,625,000
Fiscal Year 2015	$5,500,000
Fiscal Year 2016	$5,750,000
Fiscal Year 2017	$6,000,000
Fiscal Year 2018	$6,200,000
Fiscal Year 2019	$3,250,000

provided, however, that if the amount of the Capital Expenditures permitted to be made in any Fiscal Year set forth in the table above is greater than the actual amount of the Capital Expenditures actually made in such Fiscal Year (the amount by which such permitted Capital Expenditures for such fiscal period exceeds the actual amount of Capital Expenditures for such fiscal period, the “Excess Amount”), then 100% of such Excess Amount (such amount, the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Period”); provided that the Carry-Over Amount applicable to a particular Succeeding Fiscal Period may not be carried forward to another Fiscal Year. Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year shall be deemed to reduce first, the amount set forth in the table above for such Fiscal Year, and then, the Carry-Over Amount.

(h)     Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i)     Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)     Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by the Parent or any of its Subsidiaries in excess of $5,000,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions with a Subsidiary of a Loan Party that is not a Loan Party to the extent permitted under this Agreement, (iv) transactions with an Affiliated Practice in the ordinary course of business consistent with past practices (other than as necessary to comply with changes in “corporate practice of medicine” laws and rules and regulations after the Effective Date), (iii) transactions permitted by Section 7.02(c)(ii) (solely with respect to the transfer to another Person of up to 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower solely for tax structuring purposes), Section 7.02(e) and Section 7.02(h), (v) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (vi) reasonable and customary director, officer and employee compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors of such Loan Party or such Subsidiary, (vii) the payment of premiums to a Captive Insurance Subsidiary in the ordinary course of business and (vii) the making of Permitted Restricted Payments and the existence and performance of the Consulting Agreement.

(k)     Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)     this Agreement and the other Loan Documents;

(B)     any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C)     any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)     in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E)     Permitted Liens or customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F)     customary restrictions in agreements for sale of assets pursuant to a Permitted Disposition during an interim period prior to the closing of the sale of such assets pursuant to a Permitted Disposition;

(G)     customary restrictions in contracts that prohibit the assignment of such contract;

(H)     customary restrictions on (i) the Equity Interests of a joint venture and (ii) operation of a joint venture, in each case, set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party; or

(I)     the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and any Permitted Refinancing Indebtedness with respect thereto (and any documents evidencing or governing the same)

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other consensual arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (iv) customary provisions in leases, licenses or contracts restricting the assignment or sublet thereof, (v) restrictions imposed by the Senior Unsecured Notes Indenture as in effect on the Effective Date, and any Permitted Refinancing Indebtedness in respect of the Senior Unsecured Notes, and (vi) customary restrictions with respect to (i) the Equity Interests of a joint venture and (ii) the operation of a joint venture, in each case of this clause (v), set forth in an agreement governing a joint venture to which such Loan Party or any of its Subsidiaries is a party.

(m)     Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)     Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Subordinated Indebtedness, Indebtedness with respect to the Senior Unsecured Notes, Indebtedness with respect to any Seller Notes or Indebtedness with respect to any Earnout Amounts, or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) evidencing or governing any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment of principal, premium or fee to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default such that such Subordinated Indebtedness would be more restrictive than the Loan Documents, or contain events of default that are not Events of Default hereunder, or would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse in any material respect to the Lenders or the issuer of such Indebtedness in any respect; provided, that notwithstanding the foregoing, any Permitted Refinancing Indebtedness in respect of such Indebtedness shall be permitted;

(ii)     except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing (except a notice in connection with a Permitted Agreement). Notwithstanding the foregoing, (i) any Permitted Refinancing Indebtedness in respect of Permitted Purchase Money Indebtedness not exceeding $1,000,000 in the aggregate and such Indebtedness shall be permitted and (ii) the Loan Parties shall be permitted to make payments on (x) Subordinated Indebtedness, the Earnout Amounts and the Seller Notes to the extent expressly permitted by the applicable subordination provisions governing such Subordinated Indebtedness, Earnout Amounts or Seller Notes, as applicable and (y) any Indebtedness with the proceeds of any issuance of Equity Interests of the Parent permitted under this Agreement;

(iii)     amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

(iv)     agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract or Affiliated Practice Agreement, in each case, if such amendment, modification, change or waiver would be adverse in any material respect to any Loan Party or any of its Subsidiaries or the Agents and the Lenders; or

(v)     agree to any amendment, modification or other change to or waiver of any of its rights under the Consulting Agreement if such amendment, modification, change or waiver would be materially adverse to the interests of the Agents or the Lenders, or to any of their respective rights under the Loan Documents.

(n)     Investment Company Act of 1940. Engage in any business, consummate any transaction, acquire any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)     Intentionally Omitted.

(p)     Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except to the extent such actions could not reasonably be expected to have a Material Adverse Effect.

(q)     Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r)     Anti-Money Laundering and Anti-Terrorism Laws.

(i)     None of the Loan Parties, nor any of their Subsidiaries (nor to the knowledge of any Loan Party, their Affiliates or agents), shall:

(A)     conduct any business or engage in any transaction or dealing with or for the direct (or, to the knowledge of any Loan Party, indirect) benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services directly (or, to the knowledge of any Loan Party, indirectly) from or for the benefit of any Blocked Person;

(B)     deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)     use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)     violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)     None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor, to the knowledge of any Loan Party, any Authorized Officer, director or Affiliate of any of the Loan Parties, shall be or shall become a Blocked Person.

(s)     Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties shall:

(i)     offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”) for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)     act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(t)     Permitted Activities of the Parent. The Parent shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the (i) Indebtedness, (ii) obligations under the Loan Documents, agreements governing Permitted Acquisitions (other than Seller Notes) and the Senior Unsecured Notes and any Permitted Refinancing Indebtedness in respect thereof and (iii) other obligations incurred in the ordinary course of business and consistent with past practice in its role as a holding company; (b) create any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Loan Documents to which it is a party or permitted pursuant to Section 7.02(a); (c) engage in any business or activity or own any assets other than (i) holding 100% of the Equity Interests of the Borrower; (ii) performing its obligations and activities incidental or related thereto; (iii) performing its obligations under the Loan Documents and the Senior Unsecured Notes Indenture (or any documents evidencing or relating to Permitted Refinancing Indebtedness in respect of the Senior Unsecured Notes), and to the extent not inconsistent therewith, agreements governing Permitted Acquisitions (other than Seller Notes); and (iii) making Restricted Payments and Permitted Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Equity Interests of any of its Subsidiaries except as otherwise expressly provided herein; or (f) create or acquire any direct Subsidiary or make or own any direct equity Investment in any Person other than the Borrower.

(u)     Issuance of Equity Interests. No Loan Party (other than the Parent) shall, nor shall it permit any of its Subsidiaries to, issue or sell or enter into any agreement or arrangement (other than any Permitted Agreement) for the issuance and sale of any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests, or any warrants, options or other rights for the purchase or acquisition of shares of its Equity Interests, in each case, other than to (i) another Loan Party or (ii) in the case of any Subsidiary formed after the Effective Date in connection with a Permitted Acquisition or Permitted Investment prior to the consummation of such Permitted Acquisition or Permitted Investment so long as no assets (other than immaterial assets and its rights under the agreements related to such Permitted Acquisition or Permitted Disposition) are transferred to, or owned by, such Subsidiary, another Loan Party or a Person that is not a Loan Party; provided, that that the Parent shall be permitted to transfer to another Person up to 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Equity Interests of the Borrower solely for tax structuring purposes.

Section 7.03     Financial Covenants. Until the Termination Date, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)      Leverage Ratio. Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Parent and its Subsidiaries for which the last month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Leverage Ratio
September 30, 2014	9.15 to 1.00
December 31, 2014	10.00 to 1.00
March 31, 2015	10.35 to 1.00
June 30, 2015	10.80 to 1.00
September 30, 2015	10.40 to 1.00
December 31, 2015	10.20 to 1.00
March 31, 2016	10.20 to 1.00
June 30, 2016	10.15 to 1.00
September 30, 2106	10.00 to 1.00
December 31, 2016	9.80 to 1.00
March 31, 2017	9.60 to 1.00
June 30, 2017	9.35 to 1.00
September 30, 2017	9.15 to 1.00
December 31, 2017	8.90 to 1.00
March 31, 2018	8.80 to 1.00
June 30, 2018	8.70 to 1.00
September 30, 2018	8.60 to 1.00
December 31, 2018	8.45 to 1.00
March 31, 2019	8.35 to 1.00
June 30, 2019	8.20 to 1.00

(b)      Interest Coverage Ratio. Permit the Interest Coverage Ratio of the Parent and its Subsidiaries for any period of 4 consecutive fiscal quarters of the Parent and its Subsidiaries for which the last month ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Interest Coverage Ratio
September 30, 2014	1.10 to 1.00
December 31, 2014	1.05 to 1.00
March 31, 2015	1.00 to 1.00
June 30, 2015	1.00 to 1.00
September 30, 2015	1.00 to 1.00
December 31, 2015	1.00 to 1.00
March 31, 2016	1.00 to 1.00
June 30, 2016	1.00 to 1.00
September 30, 2106	1.00 to 1.00
December 31, 2016	1.00 to 1.00
March 31, 2017	1.00 to 1.00
June 30, 2017	1.00 to 1.00
September 30, 2017	1.00 to 1.00
December 31, 2017	1.05 to 1.00
March 31, 2018	1.05 to 1.00
June 30, 2018	1.05 to 1.00
September 30, 2018	1.05 to 1.00
December 31, 2018	1.10 to 1.00
March 31, 2019	1.10 to 1.00
June 30, 2019	1.10 to 1.00

(c)     Liquidity. From and after the Effective Date, permit the sum of (i) Availability plus (ii) Qualified Cash of the Parent and its Subsidiaries to be less than either (x) $5,000,000 at any time or (y) $10,000,000 on the last Business Day of each month.

(d)     Certain Calculations. With respect to any period during which a Permitted Acquisition or a Permitted Disposition (consisting of the sale of all or substantially all of the Equity Interests of a Subsidiary or the sale of a division, line of business or laboratory of a Subsidiary) has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Sections 7.03(a) and 7.03(b) (including, without limitation, for purposes of determining pro forma compliance with such financial covenants pursuant to the requirements of any other section hereof or, if used without reference to a financial covenant, Consolidated EBITDA (and the components thereof) (except for purposes of the definition of Excess Cash Flow)) (any such determination, a “Pro Forma Determination”), Consolidated EBITDA (determined in the case of Permitted Acquisitions, without giving effect to clause (c) of the definition of Consolidated Net Income) shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments (i) arising out of events which are reasonably attributable to a specific transaction (such as cost savings (including, without limitation, cost savings with respect to severance and rent) and synergies that are reasonably identifiable and factually supportable), in each case, within the limits set forth in the definition of Consolidated EBITDA for such pro forma adjustments (it being understood that for the purposes of calculating pro forma adjustments for Permitted Dispositions as required hereby, any “negative” Consolidated EBITDA generated by the Person or asset so disposed of shall be added back in calculating Consolidated EBITDA, but not any other synergies or cost savings as set forth in the definition of Consolidated EBITDA), or (ii) are otherwise approved by the Agents in their reasonable discretion, which pro forma adjustments shall be certified by the chief financial officer of the Parent) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Parent and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred (including assumed) or repaid in connection therewith, had been consummated or incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable thereto at the date incurred, assumed or repaid). For the avoidance of doubt (and without duplication of adjustments to Consolidated EBITDA as described above), income statement items (whether positive or negative) attributable to the laboratory, property, line of business or Person subject to such Subject Transaction, (A) in the case of a Permitted Disposition, shall be excluded, and (B) in the case of a Permitted Acquisition, shall be included. For purposes of making a Pro Forma Determination, Consolidated EBITDA (other than to the extent expressly set forth in such definition) shall be calculated with respect to such period on a pro forma basis giving effect to any Permitted Acquisition using the financial information prepared on a cash basis for any periods occurring prior to such Permitted Acquisition. In addition, if after the Effective Date, the outstanding principal amount of the Indebtedness with respect to the Senior Unsecured Notes (or any Permitted Refinancing Indebtedness with respect thereto) is reduced at any time, then (i) the financial covenant levels set forth in Section 7.03(a) with respect to the Leverage Ratio shall automatically be adjusted downward and given immediate effect under this Agreement to reflect each decrease in the outstanding principal amount of the Indebtedness with respect to the Senior Unsecured Notes (or any Permitted Refinancing Indebtedness with respect thereto) using the same methodology and cushions that were used by the Borrower, the Agents and the Lenders to calculate the financial covenant levels in Section 7.03(a) prior to the Effective Date and (ii) the Loan Parties, the Agents and the Lenders shall promptly execute an amendment to reflect such adjusted financial covenant levels.

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS

AND OTHER COLLATERAL MATTERS

Section 8.01     Cash Management Arrangements. (a) The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents (it being understood that the cash management services of the Loan Parties as of the Effective Date are satisfactory) at one or more of the banks set forth on Schedule 8.01, as such Schedule may be amended pursuant to clause (d) below (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than 2 Business Days after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)     Within 60 days after the Effective Date (or such longer time as may be agreed to by the Collateral Agent), the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. From and after the date that is 60 days following the Effective Date (or such longer time as may be agreed to by the Collateral Agent), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts or other than newly acquired deposit or securities accounts in connection with Permitted Acquisitions (each, an “Acquired Account”), in which case the Loan Parties shall cause such Acquired Account to become subject to a Control Agreement within 60 days following the closing of such Permitted Acquisition (or such longer time as may be agreed to by the Collateral Agent; provided, that if at the end of such 60 days the Loan Parties have (i) fully taken all actions within their control to comply with such requirement and (ii) delivered an executed certificate of an Authorized Officer certifying to such effect, such time period shall be automatically extended an additional 60 days). Any proceeds of a Term Loan that are not otherwise used by the Borrower on the applicable funding date shall be deposited and maintained in the Specified Account. The Loan Parties shall cause any deposit accounts in which the proceeds of Government Receivables are deposited to be zero balance accounts with any remaining balances in such deposit accounts to be swept on a daily basis to a Cash Management Account subject to a Control Agreement; provided that with respect to any Acquired Accounts, the foregoing shall not be requested prior to the expiration of the grace period set forth above. The only funds that may be deposited in the Specified Account at any time are proceeds of each Term Loan that are not otherwise used by the Borrower on the applicable funding date.

(c)     Upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account. In addition, the Administrative Agent shall cause the funds on deposit in the Specified Account to be distributed in accordance with the Borrower’s written instructions in compliance with Section 7.01(u).

(d)     So long as no Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) except with respect to institutions maintaining an

Acquired Account (an “Acquired Cash Management Bank”), such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, (ii) except with respect to an Acquired Cash Management Bank, prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement and (iii) with respect to any Acquired Account and Acquired Cash Management Bank, Schedule 8.01 shall be automatically amended upon the closing of a Permitted Acquisition to reflect such Acquired Account(s) and Acquired Cash Management Bank(s). Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 60 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01     Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)     the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Collateral Agent Advance or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans;

(b)     any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)     any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a)(viii) (with respect to any Default or Event of Default), 7.01(a)(xiv)(A), Section 7.01(c) (solely with respect to Healthcare Laws but only to the extent the relevant Loan Party has not implemented all actions under its control under a Remediation Plan within 15 Business Days following the Notice Date related to such Remediation Plan), Section 7.01(d), Section 7.01(k), Section 7.01(o), Section 7.01(q) (it being understood that there shall be a 5 Business Day grace period with respect to the appointment of an interim or replacement compliance officer (such interim officer to be an Authorized Officer)), Section 7.01(t), 7.01(v), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with Section 6(j) in any Security Agreement to which it is a party;

(d)     any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure shall remain unremedied for (i) 5 days in the case of any covenant or agreement contained in Sections 7.01(a)(i) through (a)(vi), Section 7.01(a)(xii), Section 7.01(a)(xiv)(B) or Section 7.01(c) (other than as set forth in Section 9.01(c)), (ii) 15 days in the case of any covenant or agreement contained in Section 7.01(a)(vii), Section 7.01(a)(viii) (other than with respect to any Default or Event of Default), Sections 7.01(a)(ix) through 7.01(a)(xi), Section 7.01(a)(xiii) or 7.01(a)(xv), (iii) 2 Business Days in the case of Section 7.01(f) or Section 7.01(h) or (iii) in all other cases, 30 days after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)     the Parent or any of its Subsidiaries or any Specified Affiliated Practice shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate principal amount outstanding in excess of $5,000,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace or cure period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided, that with respect to an Event of Default arising under this Section 9.01(e) with respect to any Earnout Amount, such event shall not be an Event of Default to the extent the Borrower has determined, in good faith, that (x) there is a bona fide dispute with respect to the payment of such Earnout Amount and the Parent or the relevant Subsidiary, as applicable, is complying with the dispute resolution mechanics set forth in the agreement(s) governing such Earnout Amount then any amounts owing by the Parent or any of its Subsidiaries following the resolution of such dispute shall be paid as set forth in the agreement governing such resolution and/or (y) the Parent or the relevant Subsidiary, as applicable, has a contractual offset right that will be exercised in accordance with the terms of the agreement(s) governing such Earnout Amount;

(f)     the Parent or any of its Subsidiaries or any Specified Affiliated Practice (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) the Board of Directors of such Person shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)     any proceeding shall be instituted against the Parent or any of its Subsidiaries or any Specified Affiliated Practice seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)     any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party or, in the case of an Affiliated Practice Pledge Agreement, any Affiliated Practice (or the pledgor of the Equity Interests thereof), or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)     at any time after the Effective Date, the Collateral Agent shall not have or shall cease to have a valid and perfected, first priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any portion of the Collateral having a fair market value in excess of $5,000,000 except as the result of an action or failure to act on the part of a Secured Party within its control so long as the Loan Parties have provided the Secured Parties with all information required to be delivered under the Loan Documents;

(j)     one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $5,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries or any Specified Affiliated Practice and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 15 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)     the Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any part of its business responsible for generating more than 5% of the revenue of the Parent and its Subsidiaries (taken as a whole) for more than 20 Business Days;

(l)     any event occurs that results in any Loan Party or any of its Subsidiaries being unable to conduct all or any part of its business responsible for generating more than 5% of the revenue of the Parent and its Subsidiaries (taken as a whole) for more than 20 Business Days;

(m)     the loss, suspension or revocation of, or failure to renew, any license, billing authorization or permit now held or hereafter acquired by the Parent or any of its Subsidiaries (including, without limitation, with respect to Medicaid, Medicare, Blue Cross or Blue Shield), if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)     the indictment of the Parent or any of its Subsidiaries or any Authorized Officer thereof under any criminal statute, or commencement of criminal or civil proceedings against the Parent or any of its Subsidiaries or any Authorized Officer thereof, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of a Loan Party;

(o)     any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $5,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $5,000,000;

(p)     any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $5,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(q)    (i) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (ii) any holder of Subordinated Indebtedness in the principal amount of $5,000,000 or more shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Subordinated Indebtedness, or (iii) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness;

(r)     At any time, the aggregate principal amount of all Indebtedness for borrowed money incurred by all Affiliate Practices, and which is secured by one or more Liens on the assets of such Affiliated Practice, exceeds $5,000,000;

(s)     a Change of Control shall have occurred; or

(t)     with respect to any Remediation Plan (i) the relevant Loan Party shall fail to take any Additional Action within the time frame(s) set forth by the OIG (unless the Collateral Agent agrees to extend such time frame(s) for compliance in its sole discretion) or (ii) all Additional Actions with respect thereto which involve the payment of fines or penalties in excess of $5,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Parent or any of its Subsidiaries or any Specified Affiliated Practice and remain unsatisfied and (A) enforcement proceedings shall have been commenced by the OIG or another Governmental Authority upon any such fine or penalty or (B) there shall be a period of 15 consecutive days after entry thereof during which (1) a stay of enforcement thereof is not in effect or (2) the same is not vacated, discharged, stayed or bonded pending appeal;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Prepayment Premium (if any), shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

Section 9.02     Cure Right. In the event that the Borrower fails to comply with the requirements of any financial covenant set forth in Section 7.03, until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter (or fiscal year end, as applicable) hereunder, the Parent shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Parent, and, in each case, to contribute any such cash to the capital of the Borrower, and apply the amount of the proceeds thereof to increase Consolidated EBITDA (and Consolidated EBITDA shall be automatically deemed to be increased) with respect to such applicable quarter for all periods in which such fiscal quarter is included in the calculation of Consolidated EBITDA (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrower no later than 10 Business Days after the date on which such financial statements are required to be delivered (the “Cure Deadline”), (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03 for such period, (c) the Cure Right shall not be exercised more than five (5) times during the term of the Loans, (d) the Cure Right may not be exercised in two (2) consecutive fiscal quarters, (e) the amount of any individual Permitted Cure Equity proceeds shall not exceed $3,500,000 (f) the aggregate amount of all Permitted Cure

Equity proceeds during the term of this Agreement shall not exceed $7,000,000, and (g) such Permitted Cure Equity proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(v). If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrower is in compliance with the financial covenants set forth in Section 7.03, the Borrower shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. The prepayment of the Loans in connection with the Cure Right shall not be included in determining the calculation of the Leverage Ratio for the fiscal quarter then most recently ended nor shall it be included for the applicable subsequent fiscal quarters. If an Event of Default shall occur as a result of the Borrower’s failure to be in compliance with the financial covenants and the Parent has delivered written notice prior to the Cure Deadline to the Agents to exercise the Cure Right in accordance with the provisions set forth in this Section 9.02, then upon receipt of such notice until the expiration of the Cure Deadline, the Agents and the Lenders shall refrain from exercising any rights and remedies with respect to such Event of Default that may be cured pursuant to this Section 9.02; provided, that, prior to the receipt by the Borrower of Permitted Cure Equity proceeds in an amount sufficient to cause the Borrower to be in compliance with the financial covenants, the Agents and the Lenders shall have no obligation to make additional Loans or otherwise extend additional credit. In the event the Borrower does not cure all financial covenant violations as provided in this Section 9.02, the existing Event(s) of Default shall continue unless waived in writing in accordance herewith. Upon receipt by the Borrower of proceeds of a Cure Right conforming to the requirements of this Section 9.02, any Event of Default that occurred and is continuing as a result of a breach of any of the financial covenants set forth in Section 7.03 shall be deemed cured with no further action required.

ARTICLE X

AGENTS

Section 10.01     Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto to carry out the purposes hereof and thereof, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02     Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)     Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03     Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable to any Lender for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04     Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05     Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06     Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07     Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and so long as no Event of Default has occurred and is continuing, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor Agent. Such Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Agent by the Borrower (if applicable) and the Required Lenders or (ii) the 30th day after such notice of resignation (the “Resignation Effective Date”). If no such successor Agent shall have been so appointed by the Required Lenders (and, if applicable, agreed to by the Borrower) and shall have accepted such appointment prior to the Resignation Effective Date, then the Required Lenders shall function as the successor Agent and, in the case of the resignation of the Collateral Agent, the Required Lenders shall designate one Lender to hold any possessory Collateral and otherwise function as the Collateral Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)     With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (other than its obligations under Section 12.19 hereof and except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (other than its obligations under Section 12.19 hereof). After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08     Collateral Matters.

(a)     The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion exercised reasonably, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04; provided, that the Collateral Agent shall not make any Collateral Agent Advances (other than with respect to the payment of payroll, insurance premiums and rent (unless the payment of such rent is being disputed by the Borrower or its Subsidiaries in good faith and the landlord under the lease relating to such rent has not commenced an eviction proceeding)) unless an Event of Default has occurred and is continuing. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01 (but shall not result in a double-counting of such amounts). The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b)     The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to (i) release any Lien granted to or held by the Collateral Agent upon any Collateral upon the Termination Date; (ii) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; (iii) constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02; (iv) subordinate any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on property that is permitted by clause (e) of the definition of “Permitted Lien”; and (v) release any Guarantor or any other Loan Party as provided in clause (c) below. Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to effectuate the releases pursuant to this Section 10.08(b).

(c)     Upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of (x) any Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral under this Agreement or any Loan Document (i) upon the Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as a part of or in connection with any Disposition permitted hereunder or under any Loan Document to a Person that is not a Loan Party, (iii) that constitutes an Excluded Asset (as defined in the Security Agreement) or does not otherwise constitute Collateral and (iv) if the property subject to the Lien is owned by a Guarantor, upon the release of such Guarantor from its Guaranty otherwise in accordance with this Agreement or the Loan Documents, (y) if a Guarantor ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or otherwise becomes an Excluded Subsidiary, such Guarantor from its Obligations and (z) the Loan Parties from their Obligations upon the Termination Date (other than, in the case of clauses (y) and (z), any such Obligations which by their terms expressly survive the Termination Date); provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to any liabilities (other than the obligation to make the releases as set forth herein) or create any monetary obligations that are not reimbursable by the Loan Parties or entail any consequence other than the release of such Liens and/or Loan Parties, as applicable, without recourse or warranty (other than the Collateral Agent’s authority to execute and deliver such release), and (ii) except with respect to releases given in connection with the Termination Date, such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)    Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e)    The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09    Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10    No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11    No Third Party Beneficiaries. Other than Sections 10.01, 10.07 and 10.08, the provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12    No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section  10.13    Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)    is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)    expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)    agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14    Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any

Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts, in each case, due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI

GUARANTY

Section 11.01    Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI, subject to Section 12.04. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02    Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be, until the Termination Date, irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)    any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)     the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)    any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03    Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor (other than the occurrence of the Termination Date). Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04    Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until Termination Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their permitted successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05    Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until the Termination Date occurs. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations and (ii) the Termination Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06    Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under

Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01    Notices, Etc.

(a)    Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

Aurora Diagnostics Holdings, LLC

11025 RCA Center Drive

Palm Beach Gardens, Florida 33410

Attention: Chief Financial Officer

Telephone: 561-626-5512

Telecopier: 561-626-4530

with a copy to:

Sidley Austin LLP

2001 Ross Avenue, Suite 3600

Dallas, Texas 75201

Attention: Kelly Dybala, Esq.

Telephone: 214-981-3300

Telecopier: 214-981-3400

if to the Administrative Agent, to it at the following address:

Cerberus Business Finance, LLC

875 Third Avenue

New York, New York 10022

Attention: Eric F. Miller

Telephone: 212-891-1549

Telecopier: 212-891-1540

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Frederic L. Ragucci, Esq.

Telephone: 212-756-2000

Telecopier: 212-593-5955

if to the Collateral Agent, to it at the following address:

Cerberus Business Finance, LLC

875 Third Avenue

New York, New York 10022

Attention: Eric F. Miller

Telephone: 212-891-1549

Telecopier: 212-891-1540

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue New York,

New York 10022

Attention: Frederic L. Ragucci, Esq.

Telephone: 212-756-2000

Telecopier: 212-593-5955

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)    Electronic Communications.

(i)    Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)    Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Change of Address. Any party hereto may change its address, email or telecopy number for notices and other communications by written notice to the other parties hereto in accordance with the provisions of this Agreement.

Section 12.02    Amendments, Etc. (a) No amendment, modification or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, modification, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower and (z) in the case of any other amendment or modification, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, modification or waiver or consent shall:

(i)    increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, or reduce the amount of any fee payable for the account of any Lender, (other than any imposition or rescission of default interest (which may be affected by consent of the Required Lenders)), or postpone or extend any scheduled date fixed for any payment of principal (which shall in no event include any mandatory prepayment) of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii)    increase the Total Commitment without the written consent of each Lender;

(iii)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv)    amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(v)    release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), except as provided in Section 10.08, subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except as otherwise provided in this Agreement and the other Loan Documents), in each case, without the written consent of each Lender;

(vi)    amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender; or

(vii)    amend the definition of “Effective Date Pro Rata Share”, or “Delayed Draw Pro Rata Share”, in each case, without the written consent of each Lender affected thereby.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender or any of its Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender or Affiliate).

(b)    If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender (other than the Collateral Agent, any Affiliate of the Collateral Agent or any Related Fund of the Collateral Agent) (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Collateral Agent or the Borrower, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender with a Replacement Lender shall otherwise be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03    No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04    Expenses; Taxes; Attorneys’ Fees. The Borrower agrees to pay, without duplication, (1) on the Effective Date and (2) after the Effective Date, within 30 days after receipt of an invoice that sets forth such costs and expenses in reasonable detail, (a) each Agent’s (in its capacity as such) (and, in the case of clauses (a)(ii), (a)(iii), (a)(iv), (a)(vii) and (a)(viii) below, each Lender’s) reasonable and documented out-of-pocket costs and expenses including, without limitation, reasonable and documented fees, costs, client charges and expenses of counsel for each Agent and each Lender (but limited in each case of this Section 12.04, (A) prior to the occurrence and continuance of an Event of Default, for the Agent and the Lenders taken as a whole, to (x) one primary counsel, (y) one regulatory counsel and (z) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrower, and (B) after the occurrence and continuance of an Event of Default, for the Agent and the Lenders taken as a whole, to (x) one primary counsel for the Agents (taken as a whole) and one primary counsel for the Lenders (taken as a whole), (y) one regulatory counsel and (z) one local counsel in each relevant jurisdiction or a single special counsel acting in multiple jurisdictions, in each case unless a conflict arises, in which case the reasonable and documented fees and out-of-pocket expenses of one conflicts counsel shall also be reimbursed by the Borrower and (C) for the Agent and the Lenders taken as a whole, to all other types of professionals or advisors other than counsel (such as financial advisors, investment bankers, accountants, etc.) to one firm of each such type of advisors to the Agents and the Lenders, taken as a whole), due diligence, periodic field audits, physical counts, searches and filings, monitoring of assets, appraisals of Collateral, reasonable title searches and reviewing environmental assessments, miscellaneous disbursements, travel, lodging and meals, arising from or relating to (but subject to any limitations set forth in Section 2.06(c)): (i) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (ii) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (iii) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (iv) any of the following: (x) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (y) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, or (z) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, except in each case under this clause (iv), to the extent any such out-of-pocket costs and expenses are caused by the bad faith, gross negligence, willful misconduct of, or breach of a funding obligation under Loan Document by, such Person claiming reimbursement, as determined by a final, non-appealable judgment of a court of competent jurisdiction (and if so found, any amounts paid to such Person under this clause (iv) shall be subject to the same return provisions set forth in the penultimate sentence of Error! Reference source not found.), (v) during the continuance of an Event of Default, the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (vi) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (vii) any attempt to collect the Obligations from any Loan Party after the occurrence and during the continuance of an Event of Default, or (viii) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing, (b) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (c) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present in relation to or arising out of the operations of any Facility of any Loan Party, (d) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien on any Facility or Collateral of any Loan Party or Subsidiary, (e) all broker fees incurred by it or, during the continuance of an Event of Default, any Agent or any Lender, that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (f) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document and, except as otherwise set forth in Section 10.08, an Event of Default has occurred and is continuing, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 12.04 shall survive the Termination Date.

Section 12.05    Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) other than Tax and Trust Funds at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07    Assignments and Participations.

(a)    This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and permitted assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender (except as permitted by Section 7.02(c)) and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)    Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to:

(i)    all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Collateral Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such consent of the Borrower not to be unreasonably withheld, delayed or conditioned), and

(ii)    all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the written consent of each Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (such consent of the Borrower not to be unreasonably withheld, delayed or conditioned);

provided, however, that (i) no written consent of the Collateral Agent or the Administrative Agent shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (ii) no written consent of the Borrower shall be required (x) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c)    Assignments shall be subject to the following additional conditions:

(i)     Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and

(ii)    The parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and

(iii)    No such assignment shall be made to (A) any Loan Party, any Permitted Holder or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(d)    Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, other than obligations which survive under Section 12.19 relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)    By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)    The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)    Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Borrower, the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent or the Borrower must be evidenced by such Person’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h)     A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i)     In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j)     Intentionally Omitted.

(k)     Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, participated in by such participant (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans in respect of the Commitments or Loans participated in by such participant or the fees payable in respect of the Commitments or Loan participated in by such participant under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document); and (iv) so long as no Event of Default has occurred and is continuing, the written consent of the Borrower is obtained (such consent of the Borrower not to be unreasonably withheld, delayed or conditioned); provided, however, that no written consent of the Borrower shall be required (x) in connection with any participation by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) if such participation is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Notwithstanding anything to the contrary in this Agreement, the Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent or as permitted in clause (ii) below, and (ii) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.10 unless the Borrower is notified of the participation sold to such participant at the time such participant directly requests the benefits of Section 2.10 and such participant agrees, for the benefit of the Loan Parties, to comply with Section 2.10 as though it were a Lender as of such time. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 12.05 as though it were a Lender, provided such participant agrees to be subject to Section 4.02 as though it were a Lender.

(l)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall, at no cost or expense to the Loan Parties, cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL (EXCEPT AS SPECIALLY PROVIDED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE APPLICABLE PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL (A) AFFECT THE RIGHT OF SUCH OTHER PARTY HERETO TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR

(B) PROHIBIT THE AGENTS TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION TO THE EXTENT NECESSARY TO ENFORCE ITS RIGHTS IN THE COLLATERAL (AND THE LOAN PARTIES SHALL BE PERMITTED TO RESPOND THERETO). EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)    Each Guarantor hereby irrevocably appoints the Borrower as its agent for service of process hereunder, and the Borrower hereby irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of the Borrower (on behalf of itself and each of the Guarantors and their respective Subsidiaries) service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to the Borrower, in care of the Process Agent at the address specified above for such Process Agent, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be a Loan Party or otherwise until the Termination Date, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10(b) shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party (subject to the limitations set forth in clause (a) above) in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11    WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12    Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing (which includes email) and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13    No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14    Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan

Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15    Indemnification; Limitation of Liability for Certain Damages.

(a)    In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel to all Indemnitees, taken as a whole, and solely in the case of a conflict of interest, one additional counsel to the affected Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel and one regulatory counsel in any relevant jurisdiction to all such Persons, taken as a whole)), incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any claim, litigation, investigation or proceeding relating to any of the following, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”): (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower’s use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided or (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents,; provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the bad faith, gross negligence or willful misconduct of, or breach of a funding obligation under any Loan Document by, such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)      The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account to the extent not paid by a Loan Party within 30 days following receipt in writing of a request for the payment and a reasonably detailed schedule of all amounts claimed. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. In the event that any Loan Party has made any payment to any Indemnitee entitled thereto under this Section 12.15 and it is determined by a final non-appealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to such payment, then such Indemnitee shall promptly return to such Loan Party the amount determined by such final non-appealable judgment of a court of competent jurisdiction. No indemnitee shall be entitled to collect expenses under this Section 12.15 to the extent the reimbursement of the same are specifically governed or limited by Section 12.04.

(c)    No party hereto shall assert, and each party hereby waives, any claim against the Indemnitees or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)     The indemnities and waivers set forth in this Section 12.15 shall survive the Termination Date.

(e)     This Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 12.16    Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter, the Unused Line Fee and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17    Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender (except in connection with a permitted transaction under Section 7.02(c)), and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate . It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19    Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any information supplied to it by the Loan Parties in connection with this Agreement or the other Loan Documents (and which at the time of delivery is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority purporting to have jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided, unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify the

Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or Lender by such Governmental Authority for disclosure of any non-public information prior to disclosure of such information); (v) in connection with any litigation to which any Agent or any Lender is a party that arises from or relates to being a party to this Agreement or any other Loan Document; (vi) as is reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vii) disclosure of information which (a) becomes publicly available other than as a result of a breach of this Section 12.19 or (b) becomes available to any Agent or any Lender on a non-confidential basis from a source other than a Loan Party not known by such Lender or such Agent to be subject to confidentiality obligations to the Parent or any of its Subsidiaries; or (viii) with the prior written consent of the Borrower.

Section 12.20    Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without consulting with such Agent or such Lender (to the extent permitted by law, rule or regulation). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the existence and amount of the Commitments and the Loans entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
AURORA DIAGNOSTICS, LLC
By:	/s/ Michael Grattendick
Name: Michael Grattendick
Title: Vice President and Controller
GUARANTORS:
AURORA DIAGNOSTICS HOLDINGS, LLC
AURORA DIAGNOSTICS FINANCING, INC.
AURORA GEORGIA, LLC
AURORA GREENSBORO LLC
AURORA LMC, LLC
AURORA MASSACHUSETTS, LLC
AURORA MICHIGAN, LLC
AURORA NEW HAMPSHIRE, LLC
BIOPSY DIAGNOSTICS, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
C R COLLECTIONS, LLC
DERMPATH NEW ENGLAND, LLC
GREENSBORO PATHOLOGY, LLC
HARDMAN PATHOLOGY ADX, LLC
LABORATORY OF DERMATOPATHOLOGY ADX, LLC
PATHOLOGY SOLUTIONS, LLC
SEACOAST PATHOLOGY, INC.
TEXAS PATHOLOGY, LLC
TWIN CITIES DERMATOPATHOLOGY, LLC
By:	/s/ Michael Grattendick
Name: Michael Grattendick
Title: Vice President and Controller
BERNHARDT LABORATORIES, INC.
MARK & KAMBOUR HOLDINGS, INC.
MARK & KAMBOUR, LLC
By:	/s/ Michael Grattendick
Name: Michael Grattendick
Title: Vice President and Treasurer
THE LMC REVOCABLE TRUST, B.T.
THE WPC REVOCABLE TRUST, B.T
By:	/s/ Michael Grattendick
Name: Michael Grattendick
Title: Trustee

MID-ATLANTIC PATHOLOGY SERVICES, INC.
By:	/s/ Michael Grattendick
Name: Michael Grattendick
Title: Treasurer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:
CERBERUS BUSINESS FINANCE, LLC
By:	/s/ Eric Miller
Name: Eric Miller
Title: Vice President

LENDERS:
CERBERUS ASRS HOLDINGS LLC
By:	/s/ Eric Miller
Name:	Eric Miller
Title:	Vice President
CERBERUS LEVERED LOAN OPPORTUNITIES FUND II, L.P.
By: Cerberus Levered Opportunities II GP, LLC
Its: General Partner
By:	/s/ Eric Miller
Name:	Eric Miller
Title:	Senior Managing Director
CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.
By: Cerberus NJ Credit Opportunities GP, LLC
Its: General Partner
By:	/s/ Eric Miller
Name:	Eric Miller
Title:	Senior Managing Director
CERBERUS ICQ LEVERED LOAN OPPORTUNITIES FUND, L.P.
By: Cerberus ICQ Levered Opportunities GP, LLC
Its: General Partner
By:	/s/ Eric Miller
Name:	Eric Miller
Title:	Senior Managing Director

Schedule 1.01(A)

Lenders	Revolving Credit Commitment	Effective Date Term Loan Commitment	Delayed Draw Term Loan Commitment	Total Commitment
Cerberus Levered Loan Opportunities Fund II, L.P.	$11,869,567.10	$65,282,619.00	$9,891,305.91	$87,043,492.01
Cerberus NJ Credit Opportunities Fund, L.P.	$2,158,624.65	$11,872,435.60	$1,798,853.88	$15,829,914.13
Cerberus ASRS Holdings LLC	$9,773,833.85	$53,756,086.19	$8,144,861.54	$71,674,781.58
Cerberus ICQ Levered Loan Opportunities Fund, L.P.	$6,197,974.40	34,088,859.21	$5,164,978.67	$45,451,812.28
Total	$30,000,000	$165,000,000	$25,000,000	$220,000,000

Schedule 1.01(B)

Specified Earnouts

BIOPSY DIAGNOSTICS, LLC

DERMPATH NEW ENGLAND, LLC

GLOBAL PATHOLOGY LABORATORY SERVICES, INC.

HALLMARK PATHOLOGY, P.C.

PINKUS DERMATOPATHOLOGY LABORATORY, P.C.

WESTERN PATHOLOGY CONSULTANTS, DRS. SWEENEY, HAYASHI, MANSON AND CHAUN, LTD.

1

Schedule 1.01(C)

Seller Notes

None.

Schedule 1.01(D)

Operational Efficiencies and other Synergies

Initiative	Amount for the LTM Period Ended 6/30/14
Reduction in force 3Q13	$156,000
Reduction in force 1Q14	1,913,000
Severance	664,000
Salary continuation - retiring CEO	152,000
Total	$2,885,000

Schedule 1.01(E)

Consolidated EBITDA

One Quarter Period Ended	Amount
June 30, 2014	$12,282,440
March 31, 2014	$9,307,879
December 31, 2013	$11,244,154
September 30, 2013	$12,835,618

Schedule 1.01(F)

Permitted Restricted Payment

Jim New Consulting Agreement payments of $12,500 per month through March 1, 2016.

Schedule 6.01(e)

Capitalization; Subsidiaries

I.    Subsidiaries of Parent:

Record Owner - Grantor	Current Legal Entity	Certificate No. (if any)	No. Shares	Percent Owned

Aurora Diagnostics Holdings, LLC	Aurora Diagnostics Financing, Inc.	1	100 Shares	100%

Aurora Diagnostics Holdings, LLC	Aurora Diagnostics, LLC	C-1	1000 Units	100%

Aurora Diagnostics, LLC	Aurora Georgia, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Hardman Pathology ADX, LLC	C-2	1000 Units	100%

Aurora Diagnostics, LLC	Aurora Greensboro LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Aurora LMC, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Aurora Massachusetts, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Aurora Michigan, LLC	C-1	1000 Units	100%

Aurora Diagnostics, LLC	Aurora New Hampshire, LLC	C-1	1000 Units	100%

Aurora Diagnostics, LLC	Biopsy Diagnostics, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Cunningham Pathology, L.L.C.	N/A	N/A	100%

Aurora Diagnostics, LLC	DERMPATH NEW ENGLAND, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Laboratory of Dermatopathology ADX, LLC	C-2	1000 Units	100%

Aurora Diagnostics, LLC	Mark & Kambour, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Pathology Solutions, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Texas Pathology, LLC	N/A	N/A	100%

Aurora Diagnostics, LLC	Twin Cities Dermatopathology, LLC	N/A	N/A	100%

Aurora Greensboro LLC	Greensboro Pathology, LLC	N/A	N/A	100%

Aurora LMC, LLC	The LMC Revocable Trust, B.T.	N/A	N/A	100%

Aurora LMC, LLC	The WPC Revocable Trust, B.T.	N/A	N/A	100%

Aurora New Hampshire, LLC	Seacoast Pathology, Inc.	4	300 Shares	100%

Cunningham Pathology, L.L.C.	C R Collections, LLC	N/A	N/A	100%

Aurora LMC, LLC	Hallmark Pathology, P.C.[1]	TBD	100 Shares	100%

The LMC Revocable Trust, B.T.	Laboratory Medicine Consultants, Ltd.	39	940 Shares	100%

Mark & Kambour Holdings, Inc.	Bernhardt Laboratories, Inc.	4	500 Shares	100%

Mark & Kambour, LLC	Mark & Kambour Holdings, Inc.	1	100 Shares	100%

Aurora LMC, LLC	Mid-Atlantic Pathology Services, Inc.4	4	1,000 Shares	100%

The WPC Revocable Trust, B.T.	WESTERN PATHOLOGY CONSULTANTS, DRS. SWEENEY, HAYASHI, MANSON AND CHAUN, LTD.	104	400 Shares	100%

1

[1]	Certificate will not be delivered on the Effective Date.

II.    Parent:

Member	Units*	Percentage Ownership
Summit Investors
Summit Ventures VI-A, L.P.	4,290,810	18.220%
SV VI-B Aurora Holdings, L.P.	1,789,329	7.598%
Summit VI Entrepreneurs Fund, L.P.	137,061	0.582%
Summit VI Advisors Fund, L.P.	89,255	0.379%
Summit Investors VI, L.P.	48,088	0.204%
Summit Partners Private Equity Fund VII-A, L.P.	3,939,915	16.730%
SPPE VII-B Aurora Holdings, L.P.	2,366,540	10.049%
KRG Investors
KRG Aurora Blocker, Inc	8,509,793	36.135%
Management Investors
James C. New	1,337,640	5.680%
Martin J. Stefanelli*	239,739*	1.018%
Fred Ferrara	24,492	0.104%
Michael Null	30,144	0.128%
Haverford Investors
Christopher Jahnle	373,503	1.586%
Kirk A. Rebane	373,503	1.586%

*All Units are Common Units, with the exception of Stefanelli’s Units, which were converted to Preferred Units on March 1, 2012.

2

III.    Rights of First Refusal and Warrants, Options, etc.

Those set forth or contemplated by:

•	The Parent’s Second Amended and Restated Limited Liability Company Agreement, as amended.
•	Options issued under the Parent’s Equity Incentive Plan
•	The Governing Documents of such Person

3

Schedule 6.01(f)

Litigation

None.

Schedule 6.01(i)

ERISA

None

Schedule 6.01(l)

Nature of Business

The Parent and its Subsidiaries own and operate, or manage and service, as the case may be, diagnostic services companies and laboratories for in-patient and out-patient services, and other activities reasonably related, complementary or ancillary to the foregoing.

Schedule 6.01(q)

Environmental Matters

None

Schedule 6.01(r)

Insurance

Insured	Insurer	Type of Policy	Policy #

All of the Loan Parties	Zurich American Insurance Co.	General Liability	CPO5953774-00

All of the Loan Parties	American Guarantee & Liability Insurance Co.	Excess/Umbrella Liability	AUC5953799-00

All of the Loan Parties	Zurich American Insurance Co.	Workers’ Compensation	WC5953776-00

All of the Loan Parties	Zurich American Insurance Co.	Commercial Auto	BAP5953792-00

Insured	Insurer	Type of Policy	Policy #

All of the Loan Parties	Zurich American Insurance Co.	Property	CPO5953774-00

Comments: Commercial property insurance, “All Risk” Special Form, including theft

Insured	Insurer	Type of Policy	Policy #

Aurora Diagnostics Holdings, LLC	Westchester Fire Insurance Company (ACE)	Management Liability Package (primary)	DON G25535613 004

Aurora Diagnostics Holdings, LLC	Starr Indemnity & Liability Company	Excess D&O/EPL	SISIXFL21148813

Aurora Diagnostics Holdings, LLC	Illinois National Insurance Co.	Excess D&O/EPL	01-694-59-87

Comments: $10,000,000 Combined Aggregate Limit for Management Liability and Company Reimbursement (D&O) and Employment Practices Liability; $3,000,000 Aggregate Limit for Fiduciary Liability; $1,000,000 Limit for Crime Coverage part.

Insured	Insurer	Type of Policy	Policy #

Aurora Diagnostics Holdings, LLC	Doctors Company Insurance Group	Medical Professional Liability	0346428

Comments: Shared limits of $1,000,000 per claim, $10,000,000 annual aggregate for the first named insured of Aurora Diagnostics, LLC. Coverage is also provided for the following entities as protected parties sharing in the first named insured’s limits of liability: Aurora Diagnostics Holdings, LLC, Aurora Florida, LLC, Freepath PL, Aurora Michigan, LLC, Hilbrich Dermatopathology Laboratory, PLLC, Kent Pathologists, PLLC & Kent Pathology Laboratory, LLC, Aurora New Hampshire, LLC, Seacoast Pathology, Inc., Aurora Georgia, LLC, William J. Hardman III, MD, PC, Aurora Twin Cities Dermatopathology, Seacoast Pathology PA, Aurora Greensboro, LLC, Mark & Kambour, LLC, Mark & Kambour, MDPA, Laboratory Medicine Consultants, Ltd, South Texas Dermatopathology Lab, PA, Pinkus Dermatopathology Lab, PA, Bernhardt Laboratories, Inc., Austin Pathology Associates, PA, Greensboro Pathology Services, PLLC, Greensboro Pathology, LLC, Aurora Diagnostics Financing, Inc., Dermpath New England, LLC, Western Pathology Consultants, Dr.’s Sweeney, Hayashi, Manson & Chun, Ltd. and Nevada Histology, Inc. Each physician listed on relative exhibits will have his/her own set of limits as listed. Auxiliary physician headers share coverage with the first named insured.

Insured	Insurer	Type of Policy	Policy #

Aurora Diagnostics Holdings, LLC	Medical Liability Mutual Ins. Co (MLMIC)	Medical Professional Liability	Various

Separate Limits of $1,300,000 each person, $3,900,000 total aggregate, apply to the following insured physicians: Luis E. Berrutti, MD, Lynn Silverstein, MD, Xuan Wang, MD, Hongbei Wang, MD & Linjun Xie, MD.

Insured	Insurer	Type of Policy	Policy #

Aurora Diagnostics Holdings, LLC	Capitol Specialty Ins. Corp.	Medical Professional Liability	MM20141987

Comments: Shared limits of $1,000,000 per claim, $6,000,000 annual aggregate for Aurora Diagnostics Holdings, LLC, Aurora Michigan, LLC dba Pathology Laboratory, PC, Aurora New York, LLC dba Laboratory of Dermatopathology, LLC dba Laboratory of Dermatopathology ADX, LLC, Covenant Healthcare Lab, LLC, Cunningham Pathology, LLC and Pathology Solutions, LLC.

Schedule 6.01(u)

Intellectual Property

I.    Registered Intellectual Property

Trademarks

Mark	App. No./ App. Date	Reg. No./ Reg. Date	Current Owner

NOVADX	85407281 25-AUG-2011		AURORA DIAGNOSTICS, LLC

NOVADX	85400958 18-AUG-2011		AURORA DIAGNOSTICS, LLC

HEMADX	85116638 26-AUG-2010	3950823 26-APR-2011	AURORA DIAGNOSTICS LLC

CAREDX	77958561 14-MAR-2010	3896426 28-DEC-2010	AURORA DIAGNOSTICS, LLC

GASTRODX	77936186 16-FEB-2010	4042735 18-OCT-2011	AURORA DIAGNOSTICS, LLC

TREATMENTDX	77866993 06-NOV-2009	3884151 30-NOV-2010	AURORA DIAGNOSTICS, LLC

DERMDX	77836084 28-SEP-2009	3787236 11-MAY-2010	AURORA DIAGNOSTICS, LLC

URODX	77836090 28-SEP-2009	3787237 11-MAY-2010	AURORA DIAGNOSTICS, LLC

WOMEN’SDX	77836093 28-SEP-2009	3787239 11-MAY-2010	AURORA DIAGNOSTICS, LLC

CONNECTDX THE INFORMATION GATEWAY	77381655 28-JAN-2008	3601123 07-APR-2009	AURORA DIAGNOSTICS, LLC

AURORA DIAGNOSTICS	78901968 06-JUN-2006	3446899 10-JUN-2008	AURORA DIAGNOSTICS, LLC

CUNNINGHAM PATHOLOGY ASSOCIATES P.A.	73243382 18-DEC-1979	1171727 29-SEP-1981	CUNNINGHAM PATHOLOGY, L.L.C.

1

G GLOBAL PATHOLOGY	76185101 20-DEC-2000	2667061 24-DEC-2002	MARK & KAMBOUR, LLC

Patents

None

Copyrights

Copyright	Registration No.	Registration Date	Current Owner

Tiger TCPC	TX0006919076	03-DEC-2007	Pathology Solutions LLC

II.    Material Intellectual Property Contracts

None.

2

Schedule 6.01(v)

Material Contracts

I.    Material Contracts

Ancillary Services Agreement, dated January 1, 2008, between CIGNA Health Corporation and Greensboro Pathology, LLC

II.    Affiliated Practice Agreements

Management Services Agreement, dated March 1, 2000, by and between Austin Pathology Associates and Texas Pathology I. L.P.

Services Agreement, dated February 2, 2007, by and among Aurora Michigan, LLC and Pathology Laboratory, P.C.

Services Agreement, dated as of October 8, 2010, by and between Biopsy Diagnostics, LLC and Biopsy Diagnostics Pathologists, LLC.

Services Agreement, dated April 30, 2007, by and between Cunningham Pathology, LLC and The Cunningham Group LLC.

Services Agreement, dated October 4, 2007, by and between Greensboro Pathology, LLC and Greensboro Pathology Services, PLLC.

Services Agreement, dated March 7, 2008, by and between Twin Cities Dermatopathology, LLC and Twin Cities Pathologists, PLLC.

Laboratory Services Letter Agreement, dated December 31, 2009, between Mark & Kambour, M.D., P.A. and Bernhardt Laboratories, Inc.

Amended and Restated Nominee Agreement, dated March 23, 2009, by and among Kim A. Mills, M.D., Aurora Michigan, LLC and Aurora Diagnostics, LLC.

Second Amended and Restated Nominee Agreement, by and among John Patrick, M.D., Donald Pulitzer, M.D., Aurora Greensboro, LLC and Aurora Diagnostics, LLC.

Non-Alienation Agreement, dated as of May 13, 2008, by and among Thomas M. Mark, M.D., Michael T. Kambour, M.D., and Ana L. Viciana, M.D., Mark & Kambour, LLC and Aurora Diagnostics, LLC

Nominee Agreement, dated March 7, 2008, by and between Aurora Diagnostics, LLC and Valda Kaye, M.D.

Nominee Agreement, dated as of December 31, 2010, by and among Robert Stern, M.D., Aurora LMC, LLC and Aurora Diagnostics, LLC.

Nominee Agreement, dated November 20, 2009, by and between Aurora LMC, LLC and Thomas L. Davis, M.D.

Amended and Restated Nominee Agreement, dated as of March_, 2012, by and between Weijian Zhu, M.D. and Aurora Diagnostics, LLC.

Nominee Agreement dated December 31, 2009, by and between Aurora LMC, LLC and David A. Mehregan, M.D.

Management Agreement, dated as of October 8, 2010, by and between Aurora Diagnostics, LLC and Biopsy Diagnostics Pathologists, LLC

Management Agreement, dated October 4, 2007, by and between Aurora Diagnostics, LLC and Greensboro Pathology Services, PLLC.

Amended and Restated Management Agreement, effective March 31, 2009, by and among Mark & Kambour, LLC, Aurora Diagnostics, LLC and Mark & Kambour, M.D., PA.

Management Agreement, dated December 10, 2007, by and among Aurora Diagnostics, LLC, Aurora LMC, LLC and Laboratory Medicine Consultants, Ltd.

Management Agreement, dated March 7, 2008, by and between Aurora Diagnostics, LLC and Twin Cities Pathologists, PLLC.

1

Management Agreement, dated November 20, 2009, by and between Aurora LMC, LLC and South Texas Dermatopathology Lab, P.A.

Management Agreement, dated December 31, 2009, by and between Aurora LMC, LLC and Pinkus Dermatopathology Laboratory, P.C.

Management Agreement, dated as of December 31, 2010, by and between Aurora Diagnostics, LLC and Western Pathology Consultants, Drs. Sweeney, Hayashi, Manson and Chaun,Ltd.

2

Schedule 7.02(a)

Existing Liens

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
AURORA DIAGNOSTICS, LLC
Secretary of State, Delaware	Aurora Diagnostics, LLC 3824 East US Highway 90 Lake City, FL 32025

Leasing Associates of

Barrington, Inc.

33 West Higgins Road Suite

1030

South Barrington, IL 60010

Assignment to

U.S. Bank, N.A.

777 East Wisconsin Avenue

Milwaukee, WI 53202

Assignment to

Siemens Financial Services,

Inc. 170 Wood Ave South

Iselin, NJ 08830

			2011 3434423 9/7/11 Assignment 2012 0257149 1/20/12 Assignment 2012 4963007 12/19/12	Lease of healthcare equipment
Secretary of State, Delaware	Aurora Diagnostics, LLC 3824 East US Highway 90 Lake City, FL 32025

Leasing Associates of
Barrington, Inc.

33 West
Higgins Road Suite

1030

South Barrington, IL 60010

Assignment to

U.S. Bank, N.A.

777 East Wisconsin Avenue
Milwaukee, WI 53202

Assignment to
Siemens
Financial Services,
Inc.

170 Wood Ave South
Iselin, NJ 08830

			2011 3434811 9/7/11 Assignment 2012 1518879 4/19/12 Assignment 2012 4963304 12/19/12	Lease of healthcare equipment
Secretary of State, Delaware	Aurora Diagnostics, LLC 1209 Orange Street Wilmington, DE 19801	Roche Diagnostics Corporation 9115 Hague Road Indianapolis, IN 46250	2013 2355627 6/19/13	Lease of healthcare equipment
BERNHARDT LABORATORIES, INC.
Department of State, Florida	Bernhardt Laboratories 5008 Mustang Road Jacksonville, FL 32216 (Entity name does not exactly match loan party’s)	Hologic Limited Partnership 250 Campus Drive Marlborough, MA 01752	200900996526 8/7/09 Amendment 201003250848 9/23/10	One imager and three review scopes Restate Collateral 2 imaging systems, 3 review scopes, one review station (Florida stamp tax is not required)
Department of State, Florida	Bernhardt Laboratories, P.A. 5008 Mustang Rd Jacksonville, FL 32216 (Entity name does not exactly match loan party’s)	Becton, Dickenson and Company 1 Becton Drive Franklin Lakes, NJ 07417	201105549796 10/25/11	BD Probectec system (documentary stamp tax paid)

1

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
GREENSBORO PATHOLOGY, LLC
Secretary of State, North Carolina	Greensboro Pathology, LLC 706 Green Valley Road Suite 104 Greensboro, NC 27408	Siemens Diagnostics Finance Co. LLC 1717 Deerfield Road Deerfield, IL 60015 Assignment to Siemens Financial Services, Inc. 170 Wood Ave South Iselin, NJ 08830	20090068359C 9/3/09 Amendment 20090069830J 9/10/09 Continuation 20140041957E 5/6/14	Equipment under Equipment Lease Agreement
Secretary of State, North Carolina	Greensboro Pathology, LLC 706 Green Valley Rd Suite 104 Greensboro, NC 27408	DiaSorin, Inc. 1951 Northwestern Ave. Stillwater, MN 55082	20100084330B 10/28/10	Lease of LIAISON diagnostic instrument
Secretary of State, North Carolina	Greensboro Pathology, LLC 706 Green Valley Rd. Greensboro, NC 27408	Toshiba Financial Services PO Box 35701 Billings, MT 59107-5701	20120001375B 1/5/12	Lease of equipment
LABORATORY MEDICINE CONSULTANTS, LTD.
Secretary of State, Nevada	Laboratory Medicine Consultants, Ltd. 3059 South Maryland Parkway Ste. 20 Las Vegas, NV 89109	Cardinal Health 200, Inc. 7000 Cardinal Place Qwest Building Dublin, OH 43017	2008003798-0 2/5/08 Continuation 2013000711-6 1/8/13	Lease of equipment
Secretary of State, Nevada	Laboratory Medicine Consultants Ltd 3059 S Maryland Pkwy Las Vegas, NV 89109- 5209	Beckman Coulter, Inc. 4300 North Harbor Blvd. Fullerton, CA 92834-3100	2009024264-6 10/6/09	TQ-Prep Workstation and Flow Cytometer
Secretary of State, Nevada	Laboratory Medicine Consultants Ltd 3059 S Maryland Pkwy Suite 100 Las Vegas, NV 89109	Beckman Coulter, Inc. 4300 North Harbor Blvd. Fullerton, CA 92834-3100	2010019831-5 8/6/10	Five Flow Cytometers

2

Jurisdiction	Debtor	Secured Party	Filing Info	Collateral
SEACOAST PATHOLOGY, INC.
Secretary of State, New Hampshire	Seacoast Pathology Professional Association 1 Hampton Road, Suite 208 Exeter, NH 03833 (Name is not exact)

Leasing Associates of
Barrington, Inc. 33
W. Higgins Road,
Suite 1030

South
Barrington, IL 60010

Assignment

U.S. Bank National
Association

400 City Center
Oshkosh, WI 54901

Assignment

Leasing Associates of
Barrington, Inc. 33
W. Higgins Road,
Suite 1030

South Barrington, IL 60010

			20050027536A 11/22/05 Assignment 20060005918B 3/15/06 Continuation 20100014013C 6/24/10 Assignment 101215001520 12/14/10	Lease of medical equipment
Secretary of State, New Hampshire	Seacoast Pathology Professional Association 1 Hampton Road Building B Suite 208 Exeter, NH 03833 (Name is not exact)	De Lage Landen Financial Services, Inc. 1111 Old Eagle School Road Wayne, PA 19087	20060001857M 1/24/06 Continuation 101229010031 12/28/10	One CBG Recycler

3

Schedule 7.02(b)

Existing Indebtedness

Obligations under that certain Settlement Agreement dated as of June 25, 2013, among the Borrower, Pathology Concepts, LLC, and the other persons party thereto, as in effect on the Effective Date.

Schedule 7.02(e)

Existing Investments

Investments in Subsidiaries of the Parent.

Schedule 7.02(k)

Limitations on Dividends and Other Payment Restrictions

None

Schedule 8.01

Cash Management Accounts

Cash Management Banks:

•	Bank of America
•	Wells Fargo
•	UBS

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of              , 20          (this “Agreement”), to the Financing Agreement referred to below is entered into by and among [NAME OF ADDITIONAL GUARANTOR], a                                         (the “Additional Guarantor”), the Borrower (as defined below), the Guarantors (as defined below), Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), as collateral agent for the Lenders (as defined below) (in such capacity, together with any successors and assigns, if any, the “Collateral Agent”), and Cerberus, as administrative agent for the Lenders (in such capacity, together with any successors and assigns, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

WHEREAS, Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), and the Agents have entered into that certain Financing Agreement, dated as of July 31, 2014 (such agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Financing Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower (each a “Loan” and collectively the “Loans”) in an aggregate principal amount set forth therein;

WHEREAS, pursuant to Article XI of the Financing Agreement, the Borrower’s obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional Guarantor is required to become a Guarantor by, among other things, executing and delivering this Agreement to the Agents and the Lenders; and

WHEREAS, the Additional Guarantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional Guarantor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    Definitions. Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2.    Joinder of Additional Guarantor.

(a)    Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional Guarantor hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement and each other Loan Document, are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as to the Additional Guarantor as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date as supplemented by the Schedules hereto), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Guarantor shall be a party to the Financing Agreement and shall be bound, as a Guarantor, by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Guarantors, including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement. The Additional Guarantor hereby agrees that from and after the effective date of this Agreement each reference to a “Guarantor” or a “Loan Party” and each reference to the “Guarantors” or the “Loan Parties” in the Financing Agreement and any other Loan Document shall include the Additional Guarantor. The Additional Guarantor acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b)    Attached hereto are updated copies of each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to or in connection with, and only with respect to or in connection with, the Additional Guarantor. The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such update.

SECTION 3.    Effectiveness. This Agreement shall become effective upon its execution by the Collateral Agent and receipt by the Collateral Agent of the following, in each case in form and substance satisfactory to the Collateral Agent:

(i)    original counterparts to this Agreement, duly executed by the Borrower, each Guarantor, the Additional Guarantor and the Collateral Agent, together with the Schedules referred to in Section 2(b) hereof;

(ii)    a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the “Security Agreement Supplement”), duly executed by the Additional Guarantor, and any instruments of assignment or other documents required to be delivered to the Collateral Agent pursuant to the terms thereof;

(iii)    if applicable, a Pledge Amendment to the Security Agreement to which the parent company of the Additional Guarantor is a party, in the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interests of the Additional Guarantor to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv)    (A) certificates, if any, representing all of the issued and outstanding Equity Interests of the Additional Guarantor and each Subsidiary thereof required to be pledged pursuant to the Security Agreement and (B) all original promissory notes of such Additional Guarantor, if any, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Collateral Agent may reasonably request;

(v)    to the extent required under Section 7.01(b) of the Financing Agreement (A) a Mortgage, in form and substance satisfactory to the Collateral Agent (the “Additional Mortgage”), duly executed by the Additional Guarantor, with respect to the real property owned by the Additional Guarantor, and (B) the other Real Property Deliverables as the Collateral Agent may reasonably require under the Financing Agreement;

(vi)    a supplement to the Intercompany Subordination Agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the Additional Guarantor;

(vii)    appropriate financing statements on, in the proper form and duly filed in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement Supplement and any Mortgage;

(viii)    if requested by the Collateral Agent, a written opinion of counsel to the Loan Parties as to such matters as the Collateral Agent may reasonably request; and

(ix)    subject to the Financing Agreement and the other Loan Documents, such other agreements, instruments or other documents reasonably requested by the Agents in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement Supplement or Additional Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4.    Notices, Etc. All notices and other communications provided for hereunder shall be made in the manner set forth in Section 12.01 of the Financing Agreement.

SECTION 5.    General Provisions. (a) [Reserved.]

(b)    Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c)    [Reserved.]

(d)    Each Borrower agrees to pay or reimburse the Agents and the Lenders for all of their out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel.

(e)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f)    Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 OF THE FINANCING AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT, THE LENDERS AND THE ISSUING LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY IN ANY OTHER JURISDICTION. THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE ADDITIONAL GUARANTOR OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(h)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i)    THE ADDITIONAL GUARANTOR AND EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(j)    This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

AURORA DIAGNOSTICS, LLC

By:
Name:
Title:

GUARANTORS:

AURORA DIAGNOSTICS HOLDINGS, LLC

By:
Name:
Title:

[OTHER GUARANTORS]

By:
Name:
Title:

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:
Name:
Title:

ADDITIONAL GUARANTOR:
[ ]
By:
Name:
Title:
Address:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of              , 20     between                  (“Assignor”) and                  (“Assignee”). Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, amended and restated, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1.     In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (expect as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Commitments and Loans as specified on Annex I.

2.     The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.     The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement, such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty or such other forms as are required by the terms of the Financing Agreement.

4.     Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Collateral Agent for recording by the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,000,1 (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.     As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations (other than those that expressly survive) under the Financing Agreement and the other Loan Documents.

6.     Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.     THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.     EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.     This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[1]	The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]
By:
Name:
Title:
Date:
NOTICE ADDRESS FOR ASSIGNOR
[INSERT ADDRESS]
Telephone No.:
Telecopy No.:
[ASSIGNEE]
By:
Name:
Title:
Date:
NOTICE ADDRESS FOR ASSIGNEE
[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

ACCEPTED AND CONSENTED TO this day of , 20
[CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent
By:
Name:
Title:][2]
[CERBERUS BUSINESS FINANCE, LLC, as Administrative Agent
By:
Name:
Title:][3]
[AURORA DIAGNOSTICS, LLC, as Borrower
By:
Name:
Title:][4]

[2]	To the extent required by the Financing Agreement
[3]	To the extent required by the Financing Agreement
[4]	To the extent required by the Financing Agreement

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Parent: Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Parent”)
2.

Name and Date of Financing Agreement: Financing Agreement, dated as of July 31, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Parent, Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

3.	Date of Assignment Agreement:

4.	Amount of Revolving Credit Commitment Assigned:

5.	Amount of Delayed Draw Term Loan Commitment Assigned:

6.	Amount of Revolving Loans Assigned:

7.	Amount of Term Loan Assigned:

8.	Purchase Price:

9.	Settlement Date:

10.	Wire Instructions and Notice Information:

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

ASSIGNMENT AND ACCEPTANCE

AGREEMENT

EXHIBIT C

FORM OF NOTICE OF BORROWING

AURORA DIAGNOSTICS, LLC

11025 RCA Center Drive

Palm Beach Gardens, Florida 33410

Date:                  , 20

Cerberus Business Finance, LLC, as Administrative Agent

under the below-referenced Financing Agreement

875 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

The undersigned, Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), refers to the Financing Agreement, dated as of July 31, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Parent”), the Borrower, each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), and hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Loan under the Financing Agreement (the “Proposed Loan”), and in that connection sets forth below the information relating to such Proposed Loan as required by Section 2.02 of the Financing Agreement. All capitalized terms used herein but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(i)	The aggregate principal amount of the Proposed Loan is $ .[1]
(ii)	The Proposed Loan is [a Revolving Loan][2][a Term Loan].[3]
(iii)	The Proposed Loan is a [Reference Rate Loan] [LIBOR Rate Loan, with an initial Interest Period of month[s]].[4]
(iv)	The borrowing date of the Proposed Loan is , 20 .[5]
(iv)	The proceeds of the Proposed Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions set forth on Annex I hereto.

[1]	Each LIBOR Rate Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $100,000.
[2]	Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in an integral multiple of $100,000.
[3]	The initial Term Loan is only available on the Effective Date. Each Term Loan made after the Effective Date shall be made in an amount of $2,500,000 and shall be in an integral multiple of $[ ].
[4]	Interest Period must be one, two or three months.
[5]	This date must be a Business Day, and, with respect to the initial Term Loan, must be the Effective Date.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

NOTICE OF BORROWING

The undersigned hereby certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Default or Event of Default has occurred or is continuing or will result from the making of the Proposed Loan to be made as of the date of the Proposed Loan, and (iii) the other conditions set forth in Section 5.02 of the Financing Agreement have been or will be satisfied as of the date of the Proposed Loan.

Very truly yours,
AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

ANNEX I

Payment Instructions

Name of Bank:

ABA No:

Account Name:

Attention:

Account No:

Ref:

EXHIBIT D

FORM OF LIBOR NOTICE

AURORA DIAGNOSTICS, LLC

11025 RCA Center Drive
Palm Beach Gardens, Florida 33410

Cerberus Business Finance, LLC, as Administrative Agent

under the below-referenced Financing Agreement

875 Third Avenue

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of July 31, 2014 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Parent”), Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Cerberus Business Finance, LLC, a Delaware limited liability company (“Cerberus”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrower’s request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $             1 of the outstanding principal amount of the [Term Loan][Revolving Loan] (the “Requested Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

[Such Requested LIBOR Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on             .]

[1]

Borrower (i) shall not have more than 7 LIBOR Rate Loans in effect at any given time, and (ii) may only exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Dated:

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT E

FORM OF AFFILIATED PRACTICE PLEDGE AGREEMENT

This PLEDGE AGREEMENT dated as of [DATE] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by [NAME OF PLEDGOR] (“the Pledgor”), and [NAME OF COMPANY] (“Company”)1 in favor of CERBERUS BUSINESS FINANCE, LLC (“Cerberus”), in its capacity as Collateral Agent pursuant to the Financing Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A.     Aurora Diagnostics, LLC, a Delaware limited liability company (“Aurora”), as Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), and certain subsidiaries of Holdings identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Collateral Agent, Cerberus, as administrative agent (the “Administrative Agent”), and the lenders from time to time party thereto (the “Lenders”) have entered into that certain Financing Agreement, dated as of July 31, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Financing Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Financing Agreement and any refinancing or replacement of the Financing Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Financing Agreement).

B.     This Agreement is given by the Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Obligations (as hereinafter defined).

C.     In consideration of the direct and indirect benefits to be derived by it from the transactions contemplated by the Financing Agreement and in order to induce the Pledgor to enter into this Agreement, Company is willing to enter into this Agreement and assume certain obligations hereunder.

D.     It is a condition to the obligations of the Lenders to make the Loans under the Financing Agreement that the Pledgor execute and deliver this Agreement.

E.     The parties acknowledge and agree that, notwithstanding any other provision of this Agreement, (i) the Pledgor shall in no way be personally liable (as a guarantor or under any other theory arising under the Financing Agreement or any other Loan Document) for the payment or performance of any of the obligations under the Financing Agreement or any other Loan Document, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.

[1]	Aurora entity(ies) party to the Nominee Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor, Company and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a)     Unless otherwise defined herein or in the Financing Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b)     Terms used but not otherwise defined herein that are defined in the Financing Agreement shall have the meanings given to them in the Financing Agreement. Section 1.2 of the Financing Agreement shall apply herein mutatis mutandis.

(c)     The following terms shall have the following meanings:

“Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Aurora” shall have the meaning assigned to such term in Recital A hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Company” shall have the meaning assigned to such term in the Preamble hereof.

“Distributions” shall mean, collectively, with respect to the Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to the Pledgor in respect of or in exchange for any or all of the Pledged Securities.

“Financing Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Issuer” shall mean [NAME OF ISSUER]

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Obligations” shall have the meaning assigned to such term in the Financing Agreement.

“Pledged Collateral” shall mean, collectively, the Pledged Securities and the Distributions.

“Pledged Securities” shall mean, collectively, (i) all issued and outstanding Equity Interests of the Issuer and all options, warrants, rights, agreements and additional Equity Interests of whatever class of the Issuer acquired by the Pledgor (including by issuance), together with all rights, privileges, authority and powers of the Pledgor relating to such Equity Interests in the Issuer or under any Governing Document of the Issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of the Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, and (ii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) upon any consolidation or merger of the Issuer.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Nominee Agreement” shall mean that certain Nominee Agreement dated as of [DATE] by and among the Pledgor and Company.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the

Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2     Interpretation . The rules of interpretation specified in the Financing Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.     Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, the Pledgor, in its capacity as Nominee, hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a first priority lien on and security interest in all of the right, title and interest of the Pledgor in, to and under the Pledged Collateral, wherever located, and whether now existing or hereafter arising or acquired from time to time.

SECTION 2.2.     Filings. (a) The Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including any financing or continuation statements or other documents without the signature of the Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral. The Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1.     Delivery of Certificated Pledged Collateral. The Pledgor represents and warrants that, to his or her actual knowledge, all certificates representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. The Pledgor hereby agrees that all certificates representing or evidencing Pledged Collateral acquired by the Pledgor after the date hereof shall promptly (but in any event within five business days after receipt thereof by the Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Pledged Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Subject to the provisions, terms and conditions of Sections 8.13, 8.14 and 8.15, the Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default with prior written notice to the Pledgor and Company, to endorse, assign or otherwise transfer to or to register in the name of its nominees or endorse for negotiation any or all of the Pledged Collateral, without any indication that such Pledged Collateral is subject to the security interest hereunder.

SECTION 3.2.     Financing Statements and Other Filings: Maintenance of Perfected Security Interest. The Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor will take any action reasonably requested to perfect or maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest (except to the extent that such a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction) subject to no Liens other than Permitted Liens (as such term is defined in the Financing Agreement provided that, for purposes of such definition, the Pledgor shall be treated as if it were a “Loan Party” under the Financing Agreement).

SECTION 3.3.     Supplements; Further Assurances. The Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor, shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the UCC

(or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, to the extent necessary, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, the Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, documents of title, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, with prior written notice to the Pledgor and Company, the Collateral Agent may institute and maintain, in its own name or in the name of the Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent an actual impairment of the security interest in or the perfection thereof in the Pledged Collateral. Company agrees that all of the foregoing shall be at the sole cost and expense of Company.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Pledgor represents, warrants and covenants as follows:

SECTION 4.1.     Name and Title.

(a)     The exact legal name of the Pledgor is [NAME OF PLEDGOR]. The principal residence of the Pledgor is [PLEDGOR’S ADDRESS]. The Pledgor shall give the Collateral Agent notice within ten Business Days of any change in his name or principal residence.

(b)     Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, and except for the rights granted to Company in the Nominee Agreement, the Pledgor owns and has rights in the Pledged Collateral, free and clear of any and all Liens of others except for Permitted Liens (as such term is defined in the Financing Agreement provided that, for purposes of such definition, the Pledgor shall be treated as if it were a “Loan Party” under the Financing Agreement).

(c)     The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgor need to be amended as a result of any of the changes described in clause (a) of this Section 4.1. If the Pledgor fails promptly to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in the Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if the Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by the Pledgor.

SECTION 4.2.     Defense of Claims; Transferability of Pledged Collateral. The Pledgor and Company agree that the Pledgor shall, at the sole cost and expense of Company, take any action reasonably requested of the Pledgor to defend title to the Pledged Collateral and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at the sole cost and expense of Company, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party. Except for the Nominee Agreement and except for the restrictions on transfer set forth in applicable law, the Issuer’s Governing Documents or in Sections 8.13, 8.14 and 8.15, to the actual knowledge of the Pledgor, there is no agreement, order, judgment or decree, and the Pledgor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise adversely impair or conflict with the Pledgor’s obligations or the rights of the Collateral Agent hereunder.

SECTION 4.3.     Other Financing Statements. The Pledgor has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement. The Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral.

SECTION 4.4.     Due Authorization and Issuance. To the actual knowledge of the Pledgor, all of the Pledged Securities existing on the date hereof have been, duly authorized, validly issued and, if applicable, are fully paid and non-assessable, to the extent applicable. To the actual knowledge of the Pledgor, there is no amount or other obligation owing by the Pledgor to Issuer in exchange for or in connection with the issuance of the Pledged Securities or the Pledgor’s status as a member of the Issuer.

SECTION 4.5.     Pledged Collateral. To the actual knowledge of the Pledgor, all information set forth herein, including the schedules hereto, relating to the Pledged Collateral is accurate and complete in all material respects.

ARTICLE V

CERTAIN PROVISIONS CONCERNING PLEDGED COLLATERAL

SECTION 5.1.     Voting Rights; Distributions; etc.

(a)     So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has provided five days prior written notice of its intent to seek remedies:

(i)     The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Financing Agreement or any other document evidencing the Obligations; provided, however, that the Pledgor shall not in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii)     The Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be promptly delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by the Pledgor, be received for the benefit of the Collateral Agent, be segregated from the other property or funds of the Pledgor and be promptly (but in any event within five Business Days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)     So long as no Event of Default shall have occurred and be continuing and the Collateral Agent has provided five days prior written notice to the Pledgor and Company of its intent to seek remedies, the Collateral Agent shall be deemed without further action or formality to have granted to the Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of the Pledgor and at the sole cost and expense of Company, from time to time execute and deliver (or cause to be executed and delivered) to the Pledgor all such instruments as the Pledgor may reasonably request in order to permit the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.1(a)(i) hereof and to receive the Distributions which he is authorized to receive and retain pursuant to Section 5.1(a)(ii) hereof.

(c)     Upon the occurrence and during the continuance of any Event of Default and with five days prior written notice to the Pledgor and Company of its intent to seek remedies, subject to the limitations set forth in applicable law and Sections 8.13, 8.14 and 8.15 herein:

(i)     All rights of the Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.1(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)     All rights of the Pledgor to receive Distributions which he would otherwise be authorized to receive and retain pursuant to Section 5.1(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.

(d)     Upon the cure or waiver by the Collateral Agent of an Event of Default, the rights described in paragraphs (c)(i) and (ii) of this Section 5.1 shall automatically revert to the Pledgor.

(e)     The Pledgor and Company agree that, the Pledgor shall, at the sole cost and expense of Company, from time to time execute and deliver to the Collateral Agent reasonably necessary instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which he may be entitled to exercise pursuant to Section 5.1(a)(i) hereof and to receive all Distributions which he may be entitled to receive under Section 5.1(a)(ii) hereof.

(f)     All Distributions which are received by the Pledgor contrary to the provisions of Section 5.1(a)(ii) hereof shall be received for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall promptly be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.2.     Defaults. etc. The Pledgor is not obligated to make any capital contributions under any agreement to which the Pledgor is a party relating to the Pledged Securities. No Pledged Collateral is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against the Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Governing Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities.

ARTICLE VI

TRANSFERS

SECTION 6.1.     Transfers of Pledged Collateral. The Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option or Lien with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Nominee Agreement or in connection with a transaction permitted by the Financing Agreement.

ARTICLE VII

REMEDIES

SECTION 7.1.     Remedies. Subject to the limitations set forth in applicable law and Sections 8.13, 8.14 and 8.15, upon the occurrence and during the continuance of any Event of Default and five days’ prior written notice to the Pledgor and the Company, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, and to the fullest extent permitted by applicable law, the following remedies:

(i)     Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to the Pledgor, prior to receipt by any such obligor of such instruction, the Pledgor shall segregate all amounts received pursuant thereto for the benefit of the Collateral Agent and shall promptly (but in no event later than five Business Days after receipt thereof) pay such amounts to the Collateral Agent;

(ii)     Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral and, to fullest extent permitted pursuant to applicable law, including the right to designate the owner of the Equity Interests of the Issuer; and

(iii)     Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 7.2 hereof, sell or assign the Pledged Collateral or any part thereof at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold or assigned at such sale, to use and apply any of the Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee or recipient at any such sale shall acquire the property sold or assigned absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold or assigned at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 7.2.     Notice of Sale. The Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days prior notice to the Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to the Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 7.3.     Waiver of Notice and Claims. The Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under law, and the Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VII in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Pledgor.

SECTION 7.4.     Certain Sales of Pledged Collateral.

(a)     The Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral to limit purchasers to those who meet the requirements of such Governmental Authority. The Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b)     The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral to limit purchasers to persons who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c)     The Pledgor further agrees that a breach of any of the covenants contained in this Section 7.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.4 shall, to the fullest extent permitted by applicable law, be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 7.5.     No Waiver, Cumulative Remedies.

(a)     No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b)     In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document on the occurrence and during the continuance of an Event of Default by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgor, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 7.6.     Limited Recourse. Notwithstanding any other provision of this Agreement (i) the Pledgor shall in no way be personally liable (as a guarantor or under any other theory arising under the Financing Agreement or any other Loan Document) for the payment or performance of any of the obligations under the Financing Agreement or any other Loan Document, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1.     Concerning Collateral Agent.

(a)     The Collateral Agent has been appointed as collateral agent pursuant to the Financing Agreement and the actions of the Collateral Agent hereunder are subject to the terms and provisions of the Financing Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Financing Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Financing Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b)     The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(c)     The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d)     If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions of this Agreement shall control.

SECTION 8.2.     Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Pledgor shall fail to perform any covenants contained in this Agreement (including the Pledgor’s covenants to (i) to the extent that the following would not qualify as Permitted Liens if the Pledgor was a “Subsidiary” under the Financing Agreement, pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (ii) discharge Liens or (iii) pay or perform any obligations of the Pledgor under any Pledged Collateral) or if any representation or warranty on the part of the Pledgor contained herein shall be breached in any material respect, the Collateral Agent may (but shall not be obligated to), with five Business Days’

prior notice to Company and the Pledgor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Pledgor fails to pay or perform as and when required hereby and which the Pledgor does not contest in accordance with the provisions of the Financing Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by Company in accordance with the provisions of Section 12.04 of the Financing Agreement. Neither the provisions of this Section 8.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 8.2 shall prevent any such failure to observe any covenant by Company contained in this Agreement nor any breach by Company of representation or warranty from constituting an Event of Default. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, during the continuance of an Event of Default, in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument consistent with the terms of the Financing Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem reasonably necessary to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 8.3.     Continuing Security Interest Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgor, its successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and permitted assigns. No other persons (including any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Financing Agreement. The Pledgor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of the Pledgor or otherwise.

SECTION 8.4.     Termination; Release. When all the Obligations have been paid in full (other than contingent indemnification obligations) and the Commitments of the Lenders to make any Loan under the Financing Agreement shall have expired or been sooner terminated, this Agreement shall automatically terminate and the Pledged Collateral shall be released from the Lien of this Agreement. This Agreement shall also terminate as to the Pledgor (without releasing the Pledged Collateral from the Lien of this Agreement) upon the sale of the Pledged Collateral pursuant to the terms of the Nominee Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Financing Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of Company, assign, transfer and deliver to the Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

SECTION 8.5.     Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Financing Agreement and unless in writing and signed by the Collateral Agent, Company and the Pledgor. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 8.6.     Notices. Unless otherwise provided herein or in the Financing Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Financing Agreement, as to the Pledgor or Company, addressed to him/her or it, as the case may be, at the address of the Borrower set forth in the Financing Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Financing Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.6.

SECTION 8.7.     Governing Law, Consent to Jurisdiction and Service of Processes; Waiver of Jury Trial.

(a)     Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)     Submission to Jurisdiction. The Pledgor and Company hereby irrevocably and unconditionally submit for himself and itself, as the case may be and as to the Pledged Collateral, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Pledgor or the Pledged Collateral in the courts of any jurisdiction.

(c)     Waiver of Venue. The Pledgor and Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable requirements of law, any objection which he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.7(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable requirements of law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in the Financing Agreement. Any notice to Pledgor shall be given to the Pledgor at the address specified in Section 4.1(a) (as the same may be updated from time to time in accordance herewith). Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable requirements of law.

(e)     WAIVER OF JURY TRIAL. THE PLEDGOR AND COMPANY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT SUCH PLEDGOR OR COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.8.     Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 8.9.     Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic Adobe PDF file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10.     Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 8.11.     No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder. The obligations of the Pledgor contained in this Section 8.11 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement.

SECTION 8.12.     Obligations Absolute. All obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)     any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(ii)     any lack of validity or enforceability of the Financing Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Financing Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)     any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(v)     any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Financing Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 8.5 hereof; or

(vi)     any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor.

SECTION 8.13.     Limited Liability. Notwithstanding any other provision of this Agreement, (i) the Pledgor shall in no way be personally liable (as a guarantor or under any other theory) for the payment or performance of any of the Obligations, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.

SECTION 8.14.     Nominee Agreement. The Collateral Agent acknowledges and agrees that it has received a copy of the Nominee Agreement and is aware that Company has the right to cause the Pledgor to transfer the Pledged Collateral to any physician or physicians designated by Company for a cash purchase price of $1.00. The Collateral Agent hereby consents to any such transfer in accordance with the terms of the Nominee Agreement and the Loan Documents subject to Collateral Agent’s rights under the Collateral Assignment of the Nominee Agreement (the “Assignment”) dated as of the date hereof among the Collateral Agent, Company and the Pledgor. Subject to the Collateral Agent’s rights under the Assignment, the Collateral Agent shall not take any action to impede or delay any proposed transfer pursuant to the Nominee Agreement and the Pledgor shall have no duty or responsibility of any kind (i) to obtain a pledge agreement with respect to the Pledged Collateral from any such transferee or transferees or (ii) under this Agreement from and after a sale of the Pledged Collateral under the Nominee Agreement. Upon any such transfer of Pledged Collateral in accordance with the Nominee Agreement, the Pledgor’s obligations hereunder shall automatically terminate.

SECTION 8.15.     Restrictions on Remedies and Transfers. The Collateral Agent acknowledges and agrees that the Issuer, as that term is herein defined, is [TYPE OF PROFESSIONAL ENTITY]. Consequently, notwithstanding any other provision of this Agreement, during the continuance of an Event of Default when the Collateral Agent seeks remedies in accordance with the terms herein, the Collateral Agent (a) may be limited in its ability to exercise any or all rights as a beneficial or legal owner of the Pledged Collateral and in its ability to sell the Pledged Collateral or otherwise exercise its rights as a secured party in accordance with the terms herein and (b) agrees it may transfer the Pledged Securities only to (i) any person entitled to hold the Pledged Securities under the laws of the State of [                    ] should the Issuer remain comprised of professional entities under the laws of such state, or (ii) any other transferee, if the Collateral Agent, in its sole discretion, decides to convert the Issuer into non-professional entities in accordance with applicable law. The parties acknowledge and agree that the Collateral Agent’s decision to convert the Issuer, as set forth in this Section 8.15, may require the Issuer to cease providing professional services in [STATE]. In the event of any transfer of beneficial or legal ownership of the Pledged Collateral pursuant to this Agreement, Company and the Collateral Agent shall cooperate with the Pledgor, at the sole cost and expense of Company, to make all filings and give all notices under any applicable legal requirements that are necessary as a result of such change in control of the Issuer. In the event that the Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default, unless the Issuer is converted into non-professional entities in accordance with the terms herein and the Nominee Agreement, the Collateral Agent covenants and warrants that the Collateral Agent will comply with the terms of the Nominee Agreement.

SECTION 8.16.     Limitation on Exercise of Rights and/or Control. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Pledgor, Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by them or their duly authorized officers as of the date first above written.

[NAME OF PLEDGOR], as the Pledgor

[NAME OF COMPANY]
By:
Name:
Title:

STATE OF	)
	)		ss
COUNTY OF	)
	On ,	,	before me,
	Date			Name and Title of Officer (e.g., “Jane Doe, Notary Public”)
personally appeared
Name(s) of Signer(s)

             personally known to me or              proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) executed the instrument,

WITNESS my hand and official seal

STATE OF	)
	)		ss
COUNTY OF	)
	On ,	,	before me,
	Date			Name and Title of Officer (e.g., “Jane Doe, Notary Public”)
personally appeared
Name(s) of Signer(s)

             personally known to me or              proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) executed the instrument,

WITNESS my hand and official seal

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent

By:
Name:
Title:

EXHIBIT F

FORM OF COLLATERAL ASSIGNMENT OF NOMINEE AGREEMENT

THIS COLLATERAL ASSIGNMENT OF NOMINEE AGREEMENT (this "Assignment") is made and entered into as of [DATE] (the "Effective Date"), by [NAME OF AURORA ENTITY] (the "Assignor") and [NAME OF THE NOMINEE] (the "Nominee") to CERBERUS BUSINESS FINANCE, LLC ("Cerberus") as collateral agent (in such capacity, together with its successors and assigns, the "Collateral Agent") for certain lenders from time to time party to the Financing Agreement referred to below (the "Lenders").  All terms used but not otherwise defined herein shall have the meanings provided in the Financing Agreement (as defined below).

WITNESSETH:

WHEREAS, Assignor is party to that certain Financing Agreement dated as of July 31, 2014 by and between Aurora Diagnostics, LLC, a Delaware limited liability company ("Aurora"), as Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company ("Holdings"), as a Guarantor, certain other Guarantors party thereto from time to time, the Collateral Agent, Cerberus, as administrative agent for the Lenders (the "Administrative Agent"; together with the Collateral Agent each an "Agent" and collectively, the "Agents") and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the "Financing Agreement") pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Agents and Lenders, a continuing first priority security interest in certain of its real and personal property; and

WHEREAS, the Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor's right, title and interest in and to the Nominee Agreement dated as of [DATE], between the Assignor and the Nominee (as amended, modified, supplemented, extended, renewed or replaced from time to time, (the "Nominee Agreement"), pursuant to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Nominee hereby agree with the Collateral Agent, as follows:

1.        Grant of Security Interest.  To secure the payment, performance and observance of the Obligations, the Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of the Assignor in and to the Nominee Agreement. Notwithstanding anything to the contrary in the Nominee Agreement, the parties hereto agree that the Nominee is permitted to pledge the Interests (as such term is defined in the Nominee Agreement) to the Collateral Agent and that the Collateral Agent will physically hold the unit certificates, if any, representing the Interests at all times during the term of this Agreement.

2.        Upon the occurrence and during the continuance of an Event of Default and following prior written notice to the Assignor, the Collateral Agent shall be entitled to exercise all rights of the Assignor under the Nominee Agreement, including the right to designate an Aurora Designee (as defined in the Nominee Agreement).  In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [                 ] (as such Uniform Commercial Code may be amended hereafter, the ("UCC") or any other applicable Uniform Commercial Code, and the Collateral Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and the resort to any remedy provided to the Collateral Agent hereunder, in the Loan Documents or as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Agents shall not prevent the concurrent employment of any other appropriate remedy.  Subject to the limitations under applicable law, the Assignor and the Nominee agree that they will facilitate in all reasonable ways the enforcement of such rights.

3.        In accordance with the terms of the Financing Agreement, the Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys' fees and expenses and court costs.

4.        Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.

5.        The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Nominee Agreement. Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Loan Documents of any Indemnitee or its affiliates or  (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder, under any other respective Loan Document, if the Borrower or such other Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

6.        The Assignor hereby warrants and represents to the Collateral Agent that: (i) the Assignor has not pledged, assigned or otherwise encumbered or disposed of the Nominee Agreement or the Assignor's rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Financing Agreement or with the Collateral Agent's prior express written consent, (ii) the Nominee Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to the Assignor's knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Nominee Agreement that could reasonably be expected to have a Material Adverse Effect.

7.        The Assignor covenants that it will provide notice to the Collateral Agent of its exercise of any right to designate an Aurora Designee under the Nominee Agreement and that it will cause any such Aurora Designee to execute an agreement substantially in the form hereof promptly (and in any event within 30 days) upon any such designation.

8.        THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.        Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and the Collateral Agent's lien on and security interest in the Nominee Agreement shall be automatically released with no further action required by the parties hereto.

10.       Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine.  The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.

11.       In the event that the Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default with prior notice to the Assignor of its intent to seek remedies, the Collateral Agent covenants and warrants that the Collateral Agent will comply in all respects with the terms of the Nominee Agreement and will not sell or transfer pledged Interests except to (i) any person entitled to hold the Pledged Shares (as used herein, as such term is defined in the Security Agreement) under the laws of the State of [                 ]should the issuers remain professional entities under the laws of such state, or (ii) any other transferee, if the Collateral Agent, in its sole discretion (but in accordance with the terms of the Nominee Agreement), decides to convert the issuers into non-professional entities in accordance with applicable law.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Assignor, the Nominee and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]
By:
Name:
Title:
[NOMINEE]

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent
By:
Name:
Title:

EXHIBIT G

FORM OF COLLATERAL ASSIGNMENT OF PURCHASE AGREEMENT

THIS COLLATERAL ASSIGNMENT OF PURCHASE AGREEMENT (this "Assignment") is made and entered into as of [DATE] (the "Effective Date"), by AURORA DIAGNOSTICS, LLC, a Delaware limited liability company ("Parent"), [NAME OF THE SUBSIDIARY OF THE PARENT] ("Aurora" and, together with Parent, the "Assignors") and [NAME OF SELLER], ("Seller"), to CERBERUS BUSINESS FINANCE, LLC ("Cerberus") as collateral agent (in such capacity, together with its successors and assigns, the "Collateral Agent") for certain lenders from time to time party to the Financing Agreement referred to below (the "Lenders").  All terms used but not otherwise defined herein shall have the meanings provided in the Financing Agreement (as defined below).

WITNESSETH:

WHEREAS, Assignor is party to that certain Financing Agreement dated as of July 31, 2014 by and between Parent, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company ("Holdings"), as a Guarantor, certain other Guarantors party thereto from time to time, the Collateral Agent, Cerberus, as administrative agent for the Lenders (the "Administrative Agent"; together with the Collateral Agent each an "Agent" and collectively, the "Agents") and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the "Financing Agreement") pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Agents and Lenders, a continuing first priority security interest in certain of its real and personal property; and

WHEREAS, the Assignors have agreed to collaterally assign to the Collateral Agent, all of Assignors' right, title and interest in and to the Purchase Agreement dated as of [DATE], between the Assignors and Seller (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Purchase Agreement"), pursuant to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignors and Seller hereby agree with the Collateral Agent, as follows:

1.        Grant of Security Interest.  To secure the payment, performance and observance of the Obligations, the Assignors do hereby collaterally assign to the Collateral Agent, all right, title and interest of the Assignors in and to the Purchase Agreement.

2.        Upon the occurrence and during the continuance of an Event of Default and following prior written notice to the Assignors, the Collateral Agent shall be entitled to exercise all rights of the Assignors under the Purchase Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [_____________] (as such Uniform Commercial Code may be amended hereafter, the "UCC") or any other applicable Uniform Commercial Code, and the Collateral Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and the resort to any remedy provided hereunder, in the Loan Documents or as provided to such agent by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, the Assignors and Seller agree that they will facilitate in all reasonable ways the enforcement of such rights.

3.        In accordance with the terms of the Financing Agreement, the Assignors hereby agree to pay all reasonable costs and out-of-pocket expenses incurred by the Agents in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys' fees and expenses and court costs.

4.        The Assignors shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.

5.        The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Purchase Agreement. Each Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Loan Documents of any Indemnitee or its affiliates or  (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder, under any other respective Loan Document, if the Borrower or such other Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

6.        The Assignors hereby warrant and represent to the Collateral Agent that: (i) the Assignors have not pledged, assigned or otherwise encumbered or disposed of the Purchase Agreement or the Assignors' rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Financing Agreements or with the Collateral Agent's prior express written consent; (ii) the Purchase Agreement constitutes the valid, binding and enforceable obligation of the Assignors, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to the Assignors' knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Purchase Agreement that could reasonably be expected to have a Material Adverse Effect.

7.        In the event that the Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default, the Collateral Agent covenants and warrants that the Collateral Agent will comply with the terms of the Purchase Agreement and applicable law.

8.        THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.        Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and the Collateral Agent's lien on and security interest in the Purchase Agreement shall be automatically released with no further action required by the parties hereto.

10.       Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.

[remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the Assignors, Seller and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

ASSIGNORS
AURORA DIAGNOSTICS, LLC

Name:
Title:
[NAME OF THE SUBSIDIARY OF AURORA]

Name:
Title:
SELLER

Name:
Title:
COLLATERAL AGENT
CERBERUS BUSINESS FINANCE, LLC

Name:
Title:

EXHIBIT H

FORM OF COLLATERAL ASSIGNMENT OF SERVICES AGREEMENT

THIS COLLATERAL ASSIGNMENT OF SERVICES AGREEMENT (this "Assignment") is made and entered into as of [DATE] (the "Effective Date"), by [NAME OF AURORA ENTITY] ("Assignor"), [NAME OF THE DOCTOR PRACTICE] (the "Practice") to CERBERUS BUSINESS FINANCE, LLC ("Cerberus") as collateral agent (in such capacity, together with its successors and assigns, the "Collateral Agent") for certain lenders from time to time party to the Financing Agreement referred to below (the "Lenders").  All terms used but not otherwise defined herein shall have the meanings provided in the Financing Agreement (as defined below).

WITNESSETH:

WHEREAS, Assignor is party to that certain Financing Agreement dated as of July 31, 2014 by and between Aurora Diagnostics, LLC, a Delaware limited liability company ("Aurora"), as Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company ("Holdings"), as a Guarantor, certain other Guarantors party thereto from time to time, the Collateral Agent, Cerberus, as administrative agent for the Lenders (the "Administrative Agent"; together with the Collateral Agent each an "Agent" and collectively, the "Agents") and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the "Financing Agreement") pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Agents and Lenders, a continuing first priority security interest in certain of its real and personal property; and

WHEREAS, Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor's right, title and interest in and to the Services Agreement dated as of [DATE], between Assignor and the Practice (as amended, modified, supplemented, extended, renewed or replaced from time to time, the "Services Agreement"), pursuant to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and the Practice hereby agree with the Collateral Agent, as follows:

1.        Grant of Security Interest. To secure the payment, performance and observance of the Obligations, Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of Assignor in and to the Services Agreement.

2.         Upon the occurrence and during the continuance of an Event of Default and following prior written notice to Assignor, the Collateral Agent shall be entitled to exercise all rights of Assignor under the Services Agreement.  In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [_____________] (as such Uniform Commercial Code may be amended hereafter, the "UCC") or any other applicable Uniform Commercial Code, and the Collateral Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and resort to any remedy provided to the Collateral Agent hereunder, in the Loan Documents, or  as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, Assignor and the Practice agree that they will facilitate in all reasonable ways the enforcement of such rights.

3.         In accordance with the terms of the Financing Agreement, Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys' fees and expenses and court costs.

4.         Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.

5.         The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Services Agreement. Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Loan Documents of any Indemnitee or its affiliates or  (y)

result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder, under any other respective Loan Document, if the Borrower or such other Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

6.         Assignor hereby warrants and represents to the Collateral Agent that: (i) Assignor has not pledged, assigned or otherwise encumbered or disposed of the Services Agreement or Assignor's rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Financing Agreement or with the Collateral Agent's prior express written consent; (ii) the Services Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to Assignor's knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Services Agreement that could reasonably be expected to have a Material Adverse Effect.

7.         In the event that the Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default, the Collateral Agent covenants and warrants that the Collateral Agent will comply with the terms of the Services Agreement and applicable law.

8.         THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.         Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and the Collateral Agent's lien on and security interest in the Services Agreement shall be automatically released with no further action required by the parties hereto.

10.         Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine.  The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Assignor, the Practice and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]
By:
Name:
Title:
[NAME OF DOCTOR PRACTICE]
By:
Name:
Title:
CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent
By:
Name:
Title:

EXHIBIT I

FORM OF COLLATERAL ASSIGNMENT OF MANAGEMENT AGREEMENT

THIS COLLATERAL ASSIGNMENT OF MANAGEMENT AGREEMENT (this “Assignment”) is made and entered into as of [DATE] (the “Effective Date”), by [NAME OF AURORA ENTITY] (the “Assignor”), [NAME OF THE PRACTICE] (the “Practice”), to CERBERUS BUSINESS FINANCE, LLC ("Cerberus") as collateral agent (in such capacity, together with its successors and assigns, the "Collateral Agent") for certain lenders from time to time party to the Financing Agreement referred to below (the "Lenders").  All terms used but not otherwise defined herein shall have the meanings provided in the Financing Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Assignor is party to that certain Financing Agreement dated as of July 31, 2014 by and between Aurora Diagnostics, LLC, a Delaware limited liability company ("Aurora"), as Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company ("Holdings"), as a Guarantor, certain other Guarantors party thereto from time to time, the Collateral Agent, Cerberus, as administrative agent for the Lenders (the "Administrative Agent"; together with the Collateral Agent each an "Agent" and collectively, the "Agents") and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the "Financing Agreement") pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Agents and Lenders, a continuing first priority security interest in certain of its real and personal property; and

WHEREAS, the Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor’s right, title and interest in and to the Management Agreement dated as of [DATE], between the Assignor and the Practice (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Management Agreement”), pursuant to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Practice hereby agree with the Collateral Agent, as follows:

1.        Grant of Security Interest. To secure the payment, performance and observance of the Obligations, the Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of the Assignor in and to the Management Agreement.

2.        Upon the occurrence and during the continuance of an Event of Default and following prior written notice to the Assignor, the Collateral Agent shall be entitled to exercise all rights of the Assignor under the Management Agreement.  In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, the Collateral Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [_________] (as such Uniform Commercial Code may be amended hereafter, the “UCC”) or any other applicable Uniform Commercial Code, and the Collateral Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and resort to any remedy provided to the Collateral Agent hereunder, in the Loan  Documents or as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, the Assignor and the Practice agree that they will facilitate in all reasonable ways the enforcement of such rights.

3.        In accordance with the terms of the Financing Agreement, the Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

4.        The Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.

5.        The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Management Agreement. The Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Loan Documents of any Indemnitee or its affiliates or

(y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, under any other Loan Document, if the Borrower or other Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.

6.        The Assignor hereby warrants and represents to the Collateral Agent that: (i) the Assignor has not pledged, assigned or otherwise encumbered or disposed of the Management Agreement or the Assignor’s rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Financing Agreement or with the Collateral Agent's prior express written consent; (ii) the Management Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to the Assignor’s knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Management Agreement that could reasonably be expected to have a Material Adverse Effect.

7.        In the event that the Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default, the Collateral Agent covenants and warrants that the Collateral Agent will comply with the terms of the Management Agreement and applicable law.

8.        THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.        Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and the Collateral Agent's lien on and security interest in the Management Agreement shall be automatically released with no further action required by the parties hereto.

10.      Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.

[remainder of this page intentionally left blank—signature pages follow]

2

IN WITNESS WHEREOF, the Assignor, the Practice and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]

By:
Name:
Title:

[NAME OF PRACTICE]

By:
Name:
Title:

CERBERUS BUSINESS FINANCE, LLC, as Collateral Agent.

By:
Name:
Title:

[Signature Page to the Assignment of Management Agreement]

3

Exhibit J

Seller Note Parameters

Business terms:

•

Any payments will be made in installments no sooner than 6 months following closing of the Permitted Acquisition and no more than 60 months following closing of the Permitted Acquisition; provided that with respect to any note having a multi-year term (as determined by reference to the anniversary date of the closing of such acquisition and not by calendar or fiscal years), such note payments shall be paid in two or more installments (and not as a “bullet” payment at the end of such multi-year term).

•	May be subject to set-off rights in favor of the maker of the note substantially consistent with those set forth in the Hallmark Pathology, P.C. contingent note and related purchase agreement.
•	May be subject to dispute resolution mechanics substantially consistent with those set forth in the Hallmark Pathology, P.C. contingent note and related purchase agreement.

Subordination terms: Those set forth on Exhibit L to the Financing Agreement

Exhibit K

Earn-Out Parameters

Business terms:

•	Earnouts on new acquisitions, if any, will not constitute more than 50% of the Purchase Price
•

Any Earnout payments will be made in installments no sooner than 6 months following closing of the Permitted Acquisition and no more than 60 months following closing of the Permitted Acquisition; provided that with respect to any Earnout having a multi-year term (as determined by reference to the anniversary date of the closing of such acquisition and not by calendar or fiscal years), such Earnout shall be paid in two or more installments (and not as a “bullet” payment at the end of such multi-year term).

•	May be evidenced in the form of contingent promissory notes
•	May be subject to set-off rights in favor of the maker of the note substantially consistent with those set forth in the Hallmark Pathology, P.C. contingent note and related purchase agreement.
•	May be subject to dispute resolution mechanics substantially consistent with those set forth in the Hallmark Pathology, P.C. contingent note and related purchase agreement.

Subordination terms:  Those set forth on Exhibit L to the Financing Agreement

Exhibit L

Subordination Terms

Section [•]        Subordination.

(a)        Subordinated Indebtedness Subordinate to Senior Obligations.  [Maker] and [the Holder] hereby agree that all obligations owing to [the Holder] pursuant to this [Contingent Note] (the “Subordinated Indebtedness”) are and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full, in cash, of all Obligations (as defined in the Credit Agreement referred to below) (whether created directly or acquired by assignment or otherwise) now or hereafter existing under the Financing Agreement, dated as of July 31, 2014, made by and among [Maker,] Aurora Diagnostics Holdings, LLC, certain subsidiaries and affiliates of [Maker], the lenders party thereto from time to time (the “Lenders”), Cerberus Business Finance, LLC, as Administrative Agent (in such capacity, together with any successors or assigns in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, together with any successors or assigns in such capacity, the “Collateral Agent”; and together with the Administrative Agent, each, an “Agent” and collectively, the “Agents”), and the other persons from time to time party thereto (such Financing Agreement, as it may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any Bankruptcy Event (as defined below), whether or not such interest accrues after the filing of such petition or is an allowed claim in any such proceeding), fees, expenses, indemnities, cash management obligation, hedging obligations or other obligations owing by [Maker] or any other Loan Party (as defined in the Credit Agreement) from time to time owing to the “secured parties”, Agents or the Lenders (collectively, the “Senior Parties”) (such obligations, collectively, the “Senior Obligations”).  Terms used herein which are defined by reference to the Credit Agreement shall have the meanings associated with correlative similar terms in any refinancing or replacement of the Credit Agreement from time to time (e.g., “Obligations” might instead mean “Secured Obligations” or “Loan Parties” might mean “Credit Parties”, etc.).

(b)        Events of Subordination.

(i)        In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of [Maker] or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any federal or state bankruptcy or similar law or upon a general assignment for the benefit of creditors or any other related marshalling of the assets and liabilities of [Maker] or otherwise (any such occurrence a “Bankruptcy Event”), the Senior Obligations shall first be Paid in Full (as  defined below) before [the Holder] shall be entitled to receive any payment of all or any of the Subordinated Indebtedness, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Indebtedness in any such Bankruptcy Event shall be paid or delivered directly to the Agents for the account or the Lenders or other parties entitled thereto until the Senior Obligations shall have been Paid in Full.

The term “Paid in Full” shall mean the payment in full, in cash, of all amounts outstanding under the Senior Obligations (except for any contingent indemnification obligations for which no claim has been made), whether due and payable at such time, and the complete termination of any revolving commitments, letter of credit commitments and other commitments to make extensions of credit pursuant to, or in respect of, any Senior Obligations (other than any termination or repayment as a result of the refinancing, replacement, extension or amendment of the Senior Obligations).

(ii)       If any event of default under the Credit Agreement shall have occurred and be continuing, no payment shall be made by or on behalf of [Maker] for or on account of any Subordinated Indebtedness, and [the Holder] shall not take or receive from [Maker], directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Indebtedness.

(c)        In Furtherance of Subordination.

(i)        At [the Company’s] expense, [the Holder] shall take such action (including such actions as may be requested by any Agent) as may be necessary or appropriate to effectuate, as between the any Agent and the Lenders, on the one hand, and [the Holder], on the other hand, the subordination as provided in this Section [•].

(ii)       All payments or distributions upon or with respect to the Subordinated Indebtedness that are received by [the Holder] contrary to the provisions of this Section [•] shall be received in trust for the benefit of the Senior Parties, shall be segregated from other funds and property held by [the Holder] and shall be forthwith paid over to any Agent for the account of the Senior Parties in the same form as so received (with any necessary indorsement).  [Maker] shall promptly notify [the Holder] in writing if any such event of default under the Credit Agreement has been cured and, thereafter, the provisions of this Section [•](c)(ii) shall not apply unless another event of default thereafter occurs under the Credit Agreement.

(iii)      Any Agent is hereby authorized to demand specific performance of the provisions of this Section [•] at any time when [the Holder] shall have failed to comply with any of the provisions of this Section [•] applicable to it.  [The Holder] hereby irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(iv)      The provisions of this Section [•] shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by any Senior Holder upon a Bankruptcy Event or otherwise, all as though such payment had not been made.

(d)        Rights of Subrogation.  No payment or distribution to any Senior Holder pursuant to the provisions of this Section [•] shall entitle [the Holder] to exercise any right of subrogation in respect thereof until the Senior Obligations shall have been Paid in Full.

(e)        Waiver of Acceptance.  [The Holder] and [Maker] each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Obligations and any requirement that any Senior Holder protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against [Maker] or any other person or entity or any collateral.

(f)        No Waiver; Remedies.  No failure on the part of any Senior Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(g)        Continuing Agreement; Assignments Under the Credit Agreement.  The provisions of this Section [•] constitute a continuing agreement and shall (i) remain in full force and effect until the Senior Obligations are Paid in Full, (ii) be binding upon [the Holder], [Maker] and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Senior Holders and their respective successors, transferees and assigns.

2